As filed with the Securities and Exchange Commission on October 6, 2004

Commission File No. 333-118781

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PAINCARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	06-1110906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1030 North Orange Avenue, Suite 105

Orlando, Florida 32801

407-367-0944

(Address and telephone number of Registrant’s principal executive offices)

Randy Lubinsky

Chief Executive Officer

PainCare Holdings, Inc.

1030 North Orange Avenue, Suite 105

Orlando, Florida 32801

407-367-0944

(Name, address and telephone number of agent for service)

Copies to:
Brian Brodrick, Esq. Phillips Nizer LLP 666 Fifth Avenue New York, New York 10103 (212) 841-0700	Glenn Pollner, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2004

12,000,000 Shares

Common Stock

We are offering 12,000,000 shares of our common stock. Our common stock is traded on the American Stock Exchange under the symbol “PRZ.” The last reported sale price of our common stock on the American Stock Exchange on October 4, 2004 was $2.32 per share.

Investing in our common stock involves risks.

See “ Risk Factors” beginning on page 6.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to PainCare	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase up to an additional 1,800,000 shares of our common stock to cover over-allotments, if any. This option may be exercised on or before the 30th day after the date of this prospectus.

Delivery of the shares will be made on or about                     , 2004.

Sole Book Runner
First Albany Capital	WR Hambrecht + Co

The date of this prospectus is                     , 2004.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus or that the information contained in the documents incorporated by reference into this prospectus is correct as of any time other than the respective dates of such documents. In this prospectus, “PainCare,” “Company,” “we,” “our” and “us” refer to PainCare Holdings, Inc. and its consolidated subsidiaries unless the context suggests otherwise.

This prospectus contains trade names and service marks of other companies, which are the property of their respective owners.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information that may be important to you. You should read this entire prospectus carefully, including the documents incorporated by reference in this prospectus, especially the discussion under “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock.

PainCare Holdings, Inc.

PainCare Holdings, Inc. is a health care services company focused on the treatment of pain. Our subsidiaries offer pain management, minimally invasive spine surgery at outpatient surgery centers and ancillary services, including orthopedic rehabilitation, electrodiagnostic medicine and diagnostic imaging services. Our physicians are trained in specialties such as interventional pain management, orthopedics or physiatry, and utilize the latest medical technologies, clinical practices and equipment to offer cost-effective pain relief.

Our growth strategy is to acquire or enter into management agreements with profitable, well-established physician practices and expand the range of services they offer. For owned practices, we survey the acquired practice and determine whether to expand the scope of services provided by the practice, including hiring additional specialists such as physicians certified in pain management, neurosurgery, orthopedics or physiatry. Depending on the requirements of the particular managed practice, we may recommend that the practice hire additional specialists. For limited management practices, we may provide the expertise to enable the practice to furnish in-house physical therapy or electrodiagnostic services. With these additional resources, the physician practice itself is able to offer a broader range of services to its patient base. By providing these additional services within the practice, we believe each practice can improve clinical outcomes, shorten treatment time and improve the profitability of the practice.

In contrast to historical physician practice management business models that contemplated the implementation of common information technology systems, such as shared billing and collection, clinical data and electronic health record systems, we deploy only those resources necessary to support the growth of additional services. Changes to information technology systems are kept to a minimum, and changes to billing and collection procedures are also minimized. As a result, we strive to achieve minimal disruption in the practice’s operations while at the same time facilitating the growth of the practice from within.

According to a joint monograph published by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and the National Pharmaceutical Council, each year an estimated 25 million Americans experience acute pain due to injury or surgery and another 50 million suffer chronic pain. As the “baby boom” population ages, the number of people who will require treatment for pain from back disorders, degenerative joint diseases, rheumatologic conditions, visceral diseases and cancer is expected to rise. Inadequate control of pain interferes with the pain sufferer’s ability to carry out activities of daily living, such as work, and may result in psychological impairment as well. According to the same source, the annual cost to Americans of pain suffering is estimated at $100 billion each year.

The medical community’s awareness of the need for pain management has been increasing in recent years. In 1996, the American Pain Society proposed that pain was the fifth vital sign, in addition to pulse, blood pressure, body temperature and respiration, and the Veterans Health Administration has adopted pain as the fifth vital sign in their national pain management strategy. In 2001, JCAHO published standards that incorporated pain management into the standards for accredited health care providers. The JCAHO standards stress patients’ rights to appropriate assessment and management of pain, and require the treatment of pain along with the underlying disease or disorder. As a result, we believe that pain management is growing in significance as a medical specialty, which we believe will result in an increased demand for pain treatment.

We have relationships with 33 physician practices. Through our subsidiaries, we operate three types of practice arrangements:

•	We employ licensed physicians in seven practices which we own;

•	We have acquired the non-medical assets and we provide general management services to seven physician practices in states which prohibit the corporate practice of medicine; and

•	We provide limited management services to 19 physician practices in areas such as in-house physical therapy and electrodiagnostic services.

We have acquired and operate three outpatient surgery centers.

Business Strategy

Our objective is to become the leading provider of specialty pain care services in North America. To grow our practices, we intend to:

•	Focus on Pain Treatment. All of our operations to date have been specifically focused in the area of pain treatment. We intend to continue to focus on the treatment of pain through acquisition, management, and the provision of services to practices that serve the pain treatment market.

•	Deploy additional services to grow physician practices. We intend to enhance the capacity of our practices for organic growth by increasing the range of services offered by our practices. By deploying additional physicians and equipment, we can perform in-house those necessary procedures and services that would ordinarily be referred to other providers, which we believe can result in higher quality care and increased revenues to our practices.

•	Acquire profitable, well-established physician practices. We utilize a highly disciplined approach to evaluating acquisitions of additional practices. We have an extensive, multi-point due diligence evaluation process that we perform prior to acquisition, including such criteria as clinical quality, physician reputation, profitability and procedure and revenue growth rates. We intend to only acquire practices that we believe to be well-established with the capacity for future profitability and organic growth.

•	Utilize advanced medical technologies. Many of our physicians are thought leaders in their respective fields, and employ the latest clinical techniques and medical technologies for the treatment of pain. We intend to support the use of new technology in pain treatment through the deployment of additional specialized physicians who are familiar with these techniques and technologies and by providing the latest, state-of-the-art equipment. For example, we deploy MedX rehabilitation equipment to orthopedic rehabilitation facilities, which has demonstrated the ability to improve patient outcomes.

•	Develop additional services to enhance practice profitability. As the needs of our practices warrant we will develop additional programs to support their organic growth. For example, we may deploy imaging modalities such as mobile MRI equipment, or additional services such as in-office pharmaceutical dispensing, in order to provide a complete pain treatment program.

Our Executive Offices

Our principal executive offices are located at 37 North Orange Avenue, Suite 500, Orlando, Florida 32801, and our telephone number is (407) 926-6615. We will be moving our executive offices to 1030 North Orange Avenue, Suite 105, Orlando, Florida 32801, as of September 30, 2004. Our website is located at www.paincareholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus. Our website address is included as an inactive textual reference only.

The Offering

Common stock we are offering	12,000,000 shares

Common stock outstanding after this offering	44,039,234 shares

Use of proceeds	We intend to use the proceeds from this offering to make acquisitions, to repay capital lease obligations and for general corporate purposes. See “Use of Proceeds.”

American Stock Exchange Symbol	PRZ

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of September 20, 2004, and excludes:

•	7,461,756 shares of common stock issuable upon conversion of our convertible debentures and notes, which does not include shares that would be issuable if we elect to pay interest on the debentures and notes in shares of common stock or 631,091 additional shares that would be issuable, as a result of this offering, pursuant to the anti-dilution provisions of the debentures and notes;

•	8,498,500 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.65 per share;

•	3,602,816 shares of common stock issuable upon the exercise of outstanding stock warrants at a weighted average exercise price of $2.90 per share, which does not include shares that would be issuable, as a result of this offering, pursuant to the anti-dilution provision of these warrants;

•	1,501,500 shares of common stock reserved for future grants under our stock option plans;

•	up to 11,081,384 shares that would be issuable pursuant to the earnout provisions of various business acquisitions that we have made if the applicable performance goals are met; and

•	up to 1,800,000 shares of common stock that the underwriters may purchase from us if they exercise their over-allotment option.

Unless we state otherwise, information in this prospectus assumes the underwriters will not exercise their over-allotment option and no other person will exercise any other outstanding options or warrants or will convert any convertible securities.

Risk Factors

You should consider the risk factors before investing in our common stock and the impact from various events which could adversely affect our business. See “Risk Factors.”

Summary Consolidated Financial Data

(in thousands, except per share data)

You should read this summary consolidated financial data in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The consolidated statements of operations data set forth below for each of the years ended December 31, 2003 and 2002 are derived from, and are qualified by reference to, the consolidated audited financial statements and notes thereto included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes. The consolidated statements of operations data set forth below for the six months ended June 30, 2004 and 2003, and the consolidated balance sheet data as of June 30, 2004 are derived from our consolidated financial statements which are unaudited but which in the opinion of management have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary (consisting of normal recurring adjustments) for a fair presentation of the results for such periods. Interim results may not be indicative of results of the remainder of the year. Because we have acquired 11 practices since December 31, 2002, and because our growth strategy involves acquiring additional physician practices, our historical results for any period are not necessarily comparable to prior periods or indicative of results to be expected for any future period.

	Year Ended December 31,		Six months Ended June 30,
	2003	2002	2004	2003
			(Unaudited)
Consolidated Statement of Operations Data:
Total revenues	$14,981	$7,498	$15,977	$6,273
Cost of sales	4,587	2,698	3,060	1,833

Gross profit	10,394	4,800	12,917	4,439
General and administrative expense	7,544	3,469	7,563	2,931
Amortization expense	61	–	137	–
Depreciation expense	463	207	366	141

Operating income	2,326	1,124	4,851	1,367
Interest expense	(488)	(359)	(713)	(248)
Other income	45	174	53	13

Income before income taxes	1,883	939	4,191	1,132
Provision for income taxes	670	234	1,467	246

Net income	$1,213	$705	$2,724	$886

Basic earnings per share	$0.06	$0.07	$0.10	$0.05

Basic weighted average shares outstanding	20,773	10,591	28,348	18,841

Diluted earnings per share	$0.05	$0.06	$0.07	$0.04

Diluted weighted average shares outstanding	23,967	12,584	38,651	24,892

	As of June 30, 2004
	Actual	As Adjusted[1]
	(Unaudited)
Consolidated Balance Sheet Data:
Cash	$4,038	$27,939
Working capital	7,882	31,783
Total long-term debt and obligations under capital leases, including current portion	27,660	24,660
Total stockholders’ equity	35,567	64,604

[1]

As adjusted to give effect to the issuance and sale of 12,000,000 shares of common stock at an assumed offering price of $2.42 per share and the receipt of the estimated net proceeds of $26,900,916 from this offering, after deducting the underwriters’ discount and estimated offering expenses payable by us, and the application of a portion of the proceeds to repay capital lease obligations as described in “Use of Proceeds.”

Other Data

We present two categories of revenue in our consolidated statement of operations: patient services and management fees. Patient services revenue consists of consolidated revenue from our seven owned practices. Management fees revenue consists of all practice revenue from our seven consolidated managed practices, and management fees and other revenues from limited management agreements where we provide limited management services and equipment under a management agreement.

We have set forth below our revenues, expenses and operating income classified by the type of service we perform as well as the expenses allocated to our corporate offices.

	Year ended December 31,
	2003					2002
	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total
Revenues	$6,117	$3,431	$5,433	–	$14,981	$2,614	$3,409	$1,475	–	$7,498
Gross profit	3,718	1,958	4,718	–	10,394	1,474	1,850	1,475	–	4,800
General and Administrative Expenses	2,168	748	1,404	3,224	7,544	1,187	708	–	1,574	3,469
Depreciation	18	18	44	384	463	9	27	–	171	207
Amortization	–	–	–	62	62	–	–	–	–	–

Operating Income (loss)	$1,533	$1,192	$3,270	$(3,666)	$2,326	$278	$1,116	$1,475	$(1,745)	$1,124

	Six Months ended June 30,
	2004					2003
	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total
Revenues	$8,251	$2,522	$5,204	–	$15,977	$2,754	$1,755	$1,764	–	$6,273
Gross profit	6,128	2,186	4,604	–	12,917	1,710	972	1,758	–	4,439
General and Administrative Expenses	2,522	1,117	1,064	2,860	7,563	972	275	305	1,379	2,931
Depreciation	84	8	42	233	366	4	9	–	128	141
Amortization	–	–	–	137	137	–	–	–	–	–

Operating Income (loss)	$3,521	$1,061	$3,498	$(3,229)	$4,851	$733	$688	$1,453	$(1,506)	$1,367

Pain management revenue, expense and income are attributable to five owned and five managed practices that primarily offer physician services for pain management and physiatry. Surgery revenue, expense and income are attributable to two owned physician practices that primarily offer surgical physician services, including minimally invasive spine surgery. Ancillary services revenue, expense and income are attributable to two managed practices that primarily offer orthopedic rehabilitation and to services we provide to 19 practices under limited management agreements, including orthopedic rehabilitation, electrodiagnostic medicine and real estate services.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this prospectus, before you decide to buy any shares. The occurrence of any of the following risks could cause our business, results of operations and financial condition to materially suffer and the market price of our common stock to decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

Our limited operating history makes evaluating our future performance difficult and the challenge of operating our company without significant experience may cause our business operations and financial position to be adversely affected.

Because we have recently established our current business, you have a limited basis upon which to evaluate our ability to develop and market our services. Our business strategy is at an early stage and there is no assurance that it will be commercially viable as our business grows. Our ability to commercialize our services and generate operating profits and positive operating cash flow will depend, among other things, upon:

•	the ability of our owned practices, managed practices and limited management practices to attract and retain an adequate number of patients;

•	the ability of those practices to enter new markets and compete successfully in them;

•	our ability to manage operating expenses for those practices;

•	our ability to raise additional capital to fund our capital expenditure plans;

•	our ability to attract and retain qualified personnel; and

•	our ability to identify attractive physician practices to acquire.

Our management is challenged by the regulatory and compliance issues associated with our operations. The diversion of the attention of management, which has little experience in operating a public company, and any difficulties encountered in the process of operating a public company, could lead to possible unanticipated liabilities and costs, and further cause the disruption of our business activities. This uncertainty may adversely affect our ability to successfully or profitably manage our business.

We have recently been profitable but no assurance can be given that such profitability will continue.

For the years ended December 31, 2003 and 2002 we realized net income of $1,212,906 and $705,034 respectively. We expect to increase our spending significantly as we continue to expand our service offerings and commercialization activities. As a result, we will need to generate significant revenues in order to continue to grow our business and remain profitable.

Our growth strategy may not prove viable and expected growth and value may not be realized.

Our strategy is to rapidly grow by acquiring, establishing and managing a network of pain management, minimally invasive spine surgery and orthopedic rehabilitation centers. Identifying appropriate physician groups and proposing, negotiating and implementing economically attractive affiliations with them can be a lengthy, complex and costly process. There can be no assurance that we will be successful in identifying and establishing relationships with orthopedic surgery and pain management groups. If we are successful in implementing our strategy of rapid growth, such growth may impair our ability to efficiently provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. Our future financial results could be materially adversely affected if we are unable to manage growth effectively.

There can be no assurance that physicians, medical providers or the medical community in general will accept our business strategy and adopt the strategy offered by us. The extent to which, and rate at which, these services achieve market acceptance and penetration will depend on many variables including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of these services, the advantage of these services over existing technology, and third-party reimbursement practices. There can be no assurance that the medical community and third-party payors will accept our technology. Similar risks will confront any other services developed by us in the future. Failure of our services to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

The success of our growth strategy depends on the successful identification, completion and integration of acquisitions.

We have acquired or entered into general management agreements with 14 physician practices and one ambulatory surgery center company since 2000 and we intend to pursue additional acquisitions and management relationships. Our future success will depend on our ability to identify and complete acquisitions and integrate the acquired businesses with our existing operations. Our growth strategy will result in significant additional demands on our infrastructure, and will place a significant strain on our management, administrative, operational, financial and technical resources, and increase demands on our systems and controls. Our growth strategy involves numerous risks, including, but not limited to:

•	the possibility that we are not able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms;

•	possible decreases in capital resources or dilution to existing stockholders;

•	difficulties and expenses incurred in connection with an acquisition;

•	the difficulties of operating an acquired business;

•	the diversion of management’s attention from other business concerns;

•	a limited ability to predict future operating results of acquired practices; and

•	the potential loss of key physicians employees and patients of an acquired practice.

In the event that the operations of an acquired practice do not meet expectations, we may be required to restructure the acquired practice or write-off the value of some or all of the assets of the acquired practice. We cannot assure you that any acquisition will be successfully integrated into our operations or will have the intended financial or strategic results.

In addition, acquisitions entail an inherent risk that we could become subject to contingent or other liabilities in connection with the acquisitions, including liabilities arising from events or conduct pre-dating our acquisition and that were not known to us at the time of acquisition. Although we conduct due diligence in connection with each of our acquisitions, this does not mean that we will necessarily identify all potential problems or issues in connection with any given acquisition, some of which could be significant.

Our failure to successfully identify and complete future acquisitions or to integrate and successfully manage completed acquisitions could have a material adverse effect on our business, financial condition and results of operations.

If we do not have sufficient additional capital to finance our growth strategy, our development may be limited.

We will need to raise additional capital in order to acquire, integrate, develop, operate and expand our affiliated physician practices. We may finance future acquisition and development projects through debt or equity financings and may use shares of our capital stock for all or a portion of the consideration to be paid in acquisitions. To the extent that we undertake these financings or use capital stock as consideration, our stockholders may, in the future, experience significant ownership dilution. To the extent we incur indebtedness, we may have significant interest expense and may be subject to covenants in the related debt agreements that affect the conduct of our business. We have convertible notes and debentures outstanding that have anti-dilution rights and limitations on incurring additional indebtedness that could limit our ability to obtain financing on favorable terms, or at all. To the extent we need to issue additional shares of common stock, our stockholders may need to authorize additional shares.

We can give you no assurances that we will be able to obtain financing necessary for our acquisition and development strategy or that, if available, the financing will be on terms acceptable to us. If we do not have sufficient capital resources, our growth could be limited and our operations impaired.

A significant portion of our assets consists of goodwill and other intangible assets and any impairment, reduction, or elimination, of these intangible assets could hurt our results of operations.

As of June 30, 2004, we had an intangible asset, net goodwill, of approximately $37.9 million, which constituted 57% of our total assets. The net goodwill reflects the amount we pay for our acquired practices in excess of their book value. Our net goodwill will increase in the future as a result of our acquisitions as we pay contingent purchase price for the acquisitions according to the terms of the respective purchase agreements. In addition, we expect to incur additional goodwill in connection with future acquisitions. As prescribed by generally accepted accounting principles, we do not amortize goodwill; rather it is carried on our balance sheet until it is impaired. At least annually we test net goodwill for impairment. Any determination of impairment could require a significant reduction, or the elimination, of goodwill, which could hurt our results of operations. Also, the effect of a prolonged downturn in our business will be exacerbated by the impairment, and resulting write-down, of goodwill related to a reduction in the value of our acquired practices.

Our cash flow and financial condition may be adversely affected by the assumption of credit risks.

Our owned, managed, and limited management practices bill their patients’ insurance carriers for services provided by the practices. By undertaking the responsibility for patient billing and collection activities, the practices assume the credit risk presented by the patient base, as well as the risk of payment delays attendant to reimbursement through governmental programs or third-party payors. If our practices are unsuccessful in collecting a substantial amount of such fees it will have a material adverse affect on our financial condition because our compensation from these practices is dependent on the practices’ collections.

Our liabilities exceed our tangible assets. If we are forced to repay our debentures and notes in cash, we may not have enough cash to fund our operations.

As of June 30, 2004, our total liabilities exceeded our tangible assets by $2,331,537. Our 7.5% convertible debentures and our secured convertible term notes contain certain provisions and restrictions, which if violated, could result in the full principal amount, $19,863,600 as of June 30, 2004, together with interest and other amounts, becoming immediately due and payable in cash on such securities. If such an event occurred and if a holder of such securities demanded repayment, we might not have the cash resources to repay such indebtedness. The debentures have a term of three years, with interest payable quarterly. Subject to certain conditions, the quarterly interest payments on the debentures may be paid, at our option, in cash or additional shares of our common stock. Our secured convertible term notes are repayable in monthly installments of principal over the three year life of the notes. Subject to certain conditions, the monthly principal and interest payments on the notes may be paid, at our option, in cash or additional shares of common stock. If we made the payments on the debentures and notes in cash rather than additional shares of common stock, it would reduce the amount of cash available to fund operations.

We rely on the services of our physicians. We may not be able to attract and retain qualified physicians we need to support our business.

Our operations are substantially dependent on the services of our practices’ physicians. With respect to our owned practices, we have employment agreements with our physicians that generally have terms of five years, but may be terminated by either party in certain circumstances. Our management agreements with our managed practices generally have a 40 year term, while our agreements with limited management practices have a 5 year term with options for two additional five year renewal terms which are exercisable at our election. These agreements may be earlier terminated under certain circumstances. Although we will endeavor to maintain and renew such contracts, in the event a significant number of physicians terminate their relationships with us, our business could be adversely affected. While our employment and management agreements contain covenants not to compete with us for a period of generally two years after termination of employment, these provisions may not be enforceable.

We compete with many types of health care providers and government institutions for the services of qualified physicians. If we are unable to attract and retain physicians, our revenues will decrease and our business will suffer.

If certain key employees were to leave, we may be unable to operate our business profitably, complete existing projects or undertake certain new projects.

Our key employees and consultants include Merrill Reuter, M.D., Peter Rothbart, M.D., Randy Lubinsky, Mark Szporka, and Ron Riewold. We have entered into employment agreements with Randy Lubinsky (Chief Executive Officer and Director), Ron Riewold (President and Director), Mark Szporka (Chief Financial Officer and Director), and Dr. Merrill Reuter (President of one of our subsidiaries and Chairman of the Board). We also have a consulting agreement with Peter Rothbart, M.D. Should the services of Dr. Reuter, Dr. Rothbart, Randy Lubinsky, Ron Riewold, or Mark Szporka or other key personnel become unavailable to us for any reason, our business could be adversely affected. There is no assurance that we will be able to retain these key individuals and/or attract new employees of the caliber needed to achieve our objectives. We do not maintain any key employee life insurance policies.

Changes associated with reimbursement by third-party payors for our services may adversely affect our operating results and financial condition.

Approximately 60% of our revenues are directly dependent on the acceptance of the services provided by our owned practices, managed practices and limited management practices as covered benefits under third-party payor programs, including PPOs, HMOs and other managed care entities. The health care industry is undergoing significant changes, with third-party payors taking measures to reduce reimbursement rates or, in some cases, denying reimbursement for previously acceptable treatment modalities. There is no assurance that third-party payors will continue to pay for the services provided by our owned practices under their payor programs or by the managed practices. Failure of third-party payors to adequately cover minimally invasive surgery or other services will have a materially adverse affect on us.

Professional liability claims could adversely impact our business.

Our owned and managed practices are involved in the delivery of health care services to the public and are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in damage awards to the claimants in excess of the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. There can be no assurance that our owned and managed practices will not be subject to such claims, that any claim will be successfully defended or, if our practices are found liable, that the claim will not exceed the limits of our insurance. Liabilities in excess of our insurance could have a material adverse effect on us.

Our business is subject to substantial competition which could have a material impact on our business and financial condition.

The health care industry in general, and the markets for orthopedic, rehabilitation and minimally invasive surgery services in particular, are highly competitive. The practices we own or manage compete with other physicians and rehabilitation clinics who may be better established or have greater recognition in a particular community than the physicians in these practices. These practices also compete against hospitals and large health care companies, such as HealthSouth, Inc. and U.S. Physical Therapy, Inc., with respect to orthopedic and rehabilitation services, and Symbion and AmSurg Corp, with respect to outpatient surgery centers. These hospitals and companies have established operating histories and greater financial resources than us. In addition, we expect competition to increase, particularly in the market for rehabilitation services, as consolidation of the physical therapy industry continues through the acquisition by hospitals and large health care companies of physician-owned and other privately owned physical therapy practices. We will also compete with our competitors in connection with acquisition opportunities.

Failure to obtain managed care contracts and legislative changes could adversely affect our business.

There can be no assurance that our owned or managed practices will be able to obtain managed care contracts. These practices’ future inability to obtain managed care contracts in their markets could have a material adverse effect on our business, financial condition or results of operation. In addition, federal and state legislative proposals have been introduced that could substantially increase the number of Medicare and Medicaid recipients enrolled in HMOs and other managed care plans. We derive, through these practices, a substantial portion of our revenue from Medicare and Medicaid. In the event such proposals are adopted, there can be no assurance that these practices will be able to obtain contracts from HMOs and other managed care plans serving Medicare and Medicaid enrollees. Failure to obtain such contracts could have a material adverse effect on the business, financial condition and results of operations. Even if our practices are able to enter into managed care contracts, the terms of such agreements may not be favorable to us.

Risks Related to our Industry

The health care industry is highly regulated and our failure to comply with laws and regulations applicable to us or the owned practices, and the failure of the managed practices and the limited management practices to comply with laws and regulations applicable to them, could have an adverse effect on our financial condition and results of operations.

Our owned practices, the managed practices and the limited management practices are subject to stringent federal, state and local government health care laws and regulations. If we or they fail to comply with applicable laws, or if a determination is made that in the past we or the managed practices or the limited management practices have failed to comply with these laws, we may be subject to civil or criminal penalties, including the loss of our license or our physicians’ licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored and third-party health care programs. In addition, laws and regulations are constantly changing and may impose additional requirements. These changes could have the effect of impeding our ability to continue to do business or reduce our opportunities to continue to grow.

Periodic revisions to laws and regulations may reduce the revenues generated by the owned practices, managed practices and the limited management practices.

A significant amount of the revenues generated by our owned practices, the managed practices and the limited management practices is derived from governmental payors. These governmental payors have taken and may continue to take steps designed to reduce the cost of medical care. Private payors often follow the lead of governmental payors, and private payors have been taking steps to reduce the cost to them of medical care. A change in the makeup of the patient mix that results in a decrease in patients covered by private insurance or a shift by private payors to other payment structures could also adversely affect our business, financial condition and results of operations. If reductions in reimbursement occur, the revenues generated by the owned practices, the managed practices and the limited management practices could shrink. This shrinkage would cause a reduction in our revenues. Accordingly, our business could be adversely affected by reductions in or limitations on reimbursement amounts for medical services rendered, payor mix changes or shifts by payors to different payment structures.

Because government-sponsored payors generally pay providers based on a fee schedule, and the trend is for private payors to do the same, we may not be able to prevent a decrease in our revenues by increasing the amounts the owned practices charge for services. The same applies to the limited management practices and the managed practices. They cannot increase their charges in an attempt to counteract reductions in reimbursement for services. There can be no assurance that any reduced operating margins could be recouped through cost reductions, increased volume, and introduction of additional procedures or otherwise. We believe that trends in cost containment in the health care industry will continue to result in reductions from historical levels of per-patient revenue.

Federal and state healthcare reform may have an adverse effect on our financial condition and results of operations.

Federal and state governments have continued to focus significant attention on health care reform. A broad range of health care reform measures have been introduced in Congress and in state legislatures. It is not clear at this time what proposals, if any, will be adopted, or, if adopted, what effect, if any, such proposals would have on our business. Currently proposed federal and state legislation could have an adverse effect on our business.

Our affiliated physicians may not appropriately record or document services they provide.

Our affiliated physicians are responsible for assigning reimbursement codes and maintaining sufficient supporting documentation for the services they provide. The owned practices, managed practices and limited management practices use this information to seek reimbursement for their services from third-party payors. If these physicians do not appropriately code or document their services, our financial condition and results of operations could be adversely affected.

Unfavorable changes or conditions could occur in the geographic areas where our operations are concentrated.

A majority of our revenue in 2003 was generated by our operations in five states. In particular, Florida accounted for approximately 46% of our revenue in 2003. Adverse changes or conditions affecting these particular markets, such as health care reforms, changes in laws and regulations, reduced Medicaid reimbursements and government investigations, may have a material adverse effect on our financial condition and results of operations.

Regulatory authorities could assert that the owned practices, the managed practices or the limited management practices fail to comply with the federal Stark Law. If such a claim were successfully asserted, this would result in the inability of these practices to bill for services rendered, which would have an adverse effect on our financial condition and results of operations. In addition, we could be required to restructure or terminate our arrangements with these practices. This result, or our inability to successfully restructure the arrangements to comply with the Stark Law, could jeopardize our business.

Section 1877 of Title 18 of the Social Security Act, commonly referred to as the “Stark Law”, prohibits a physician from making a referral to an entity for the furnishing of Medicare-covered “designated health services” if the physician (or an immediate family member of the physician) has a “financial relationship” with that entity. “Designated health services” include clinical laboratory services; physical and occupational therapy services; radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services (including the professional component of such diagnostic testing, but excluding procedures where the imaging modality is used to guide a needle, probe or catheter accurately); radiation therapy services and supplies; durable medical equipment and supplies; home health services; inpatient and outpatient hospital services; and others. A “financial relationship” is defined as an ownership or investment interest in or a compensation arrangement with an entity that provides designated health services. Sanctions for prohibited referrals include denial of Medicare payment and civil monetary penalties of up to $15,000 for each service ordered. Designated health services furnished pursuant to a referral that is prohibited by the Stark Law are not covered by Medicare and payments improperly collected must be promptly refunded.

The physicians in our owned practices have a financial relationship with the owned practices (they receive compensation for services rendered) and may refer patients to the owned practices for physical and occupational therapy services (and perhaps other designated health services) covered by Medicare. Therefore, an exception would have to apply to allow the physicians in our owned practices to refer patients to the owned practices for the provision by the owned practices of Medicare-covered designated health services.

There are several exceptions to the prohibition on referrals for designated health services which have the effect of allowing a physician that has a financial relationship with an entity to make referrals to that entity for the provision of Medicare-covered designated health services. The exception on which we rely with respect to the owned practices is the exception for employees, as all of the physicians employed in our owned practices are W-2 employees of the respective owned practices. Therefore, we believe that the physicians employed by our owned practices can refer patients to the owned practices for the provision of designated health services covered by Medicare. Nevertheless, should the owned practices fail to adhere to the conditions of the employment exception, or if a regulator determines that the employees or the employment relationship do not meet the criteria of the employment exception, the owned practices would be liable for violating the Stark Law, which could have a material adverse effect on us. We believe that our relationships with the managed practices and the limited management practices, respectively, do not trigger the Stark Law. Nevertheless, if a regulator were somehow to determine that these relationships are subject to the Stark Law, and that the relationships do not meet the conditions of any exception to the Stark Law, such failure would have a material adverse effect on us.

The referral of Medicare patients by physicians employed by or under contract with the managed practices and the limited management practices, respectively, to their respective practices, however, does trigger the Stark Law. We believe, nevertheless, that the in-office ancillary exception to the Stark Law has the effect of permitting these physician members of the respective managed practices and limited management practices to refer patients to their respective group practice for the provision by the respective group practice of Medicare-covered designated health services. If the managed practices or limited management practices were found not to comply with the terms of the in-office ancillary exception, they cannot properly bill Medicare for the designated health services provided by them. In such an event, our business could be materially adversely affected because the revenues we generate from these practices is dependent, at least in part, on the revenues or profits generated by those practices.

Regulatory authorities could assert that our owned practices, the managed practices or the limited management practices, or the contractual arrangements between us and the managed practices or the limited management practices, fail to comply with state laws analogous to the Stark Law. In such event, we could be subject to civil penalties and could be required to restructure or terminate the contractual arrangements.

At least some of the states in which we do business also have prohibitions on physician self-referrals that are similar to the Stark Law. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. As indicated elsewhere, we enter into management agreements with the managed practices and the limited management practices. Under those agreements, we provide management and other items and services to the practices in exchange for compensation. Although we believe that the practices comply with these laws, and although we attempt to structure our relationships with these practices in a manner that we believe keeps us from violating these laws, (or in a manner that we believe does not trigger the law) state regulatory authorities or other parties could assert that the practices violate these laws and/or that our agreements with the practices violate these laws. Any such conclusion could adversely affect our financial results and operations.

Regulatory authorities or other persons could assert that our relationships with our owned practices, the managed practices or the limited management practices fail to comply with the anti-kickback law. If such a claim were successfully asserted, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. If we were subject to penalties or are unable to successfully restructure the relationships to comply with the Anti-Kickback Statute it would have an adverse effect on our financial condition and results of operations.

The anti-kickback provisions of the Social Security Act prohibit anyone from knowingly and willfully (a) soliciting or receiving any remuneration in return for referrals for items and services reimbursable under most federal health care programs; or (b) offering or paying any remuneration to induce a person to make referrals for items and services reimbursable under most federal health care programs, which we refer to as the “Anti-Kickback Statute” or “Anti-Kickback Law”. The prohibited remuneration may be paid directly or indirectly, overtly or covertly, in cash or in kind.

Violation of the Anti-Kickback Statute is a felony, and criminal conviction results in a fine of not more than $25,000, imprisonment for not more than five years, or both. Further, the Secretary of the Department of Health and Human Services has the authority to exclude violators from all federal health care programs and/or impose civil monetary penalties of $50,000 for each violation and assess damages of not more than three times the total amount of remuneration offered, paid, solicited or received.

As the result of a congressional mandate, the Office of the Inspector General of DHHS (“OIG”) promulgated a regulation specifying certain payment practices which the OIG determined to be at minimal risk for abuse. The OIG named these payment practices “Safe Harbors.” If a payment arrangement fits within a Safe Harbor, it will be deemed not to violate the Anti-Kickback Statute. Merely because a payment arrangement does not comply with all of the elements of any Safe Harbor, however, does not mean that the parties to the payment arrangement are violating the Anti-Kickback Statute.

We receive fees under our agreements with the managed practices and the limited management practices for management and administrative services and equipment and supplies. We do not believe we are in a position to make or influence referrals of patients or services reimbursed under Medicare, Medicaid or other governmental programs. Because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by federal courts, however, it is possible that the government could take the position that we, as a result of our ownership of the owned practices, and as a result of our relationships with the limited management practices and the managed practices, will be subject, directly and indirectly, to the Anti-Kickback Statute.

With respect to the managed practices and the limited management practices, we contract with the managed practices to provide general management services and limited management services, respectively. In return for those services, we receive compensation. The OIG has concluded that, depending on the facts of each particular arrangement, management arrangements may be subject to the Anti-Kickback Statute. In particular, an advisory opinion published by the OIG in 1998 (98-4) concluded that in a proposed management services arrangement where a management company was required to negotiate managed care contracts on behalf of the practice, the proposed arrangement could constitute prohibited remuneration where the management company would be reimbursed for its costs and paid a percentage of net practice revenues.

Our management agreements with the managed practices and the limited management practices differ from the management agreement analyzed in Advisory Opinion 98-4. Significantly, we believe we are not in a position to generate referrals for the managed practices or the limited management practices. In fact, our management agreements do not require us to negotiate managed care contracts on behalf of the managed practices or the limited management practices, or to provide marketing, advertising, public relation services or practice expansion services to those practices. Because we do not undertake to generate referrals for the managed practices or the limited management practices, and the services provided to these practices differ in scope from those provided under Advisory Opinion 98-4, we believe that our management agreements with the managed practices and limited management practices do not violate the Anti-Kickback Statute. Nevertheless, although we believe we have structured our management agreements in such a manner as not to violate the Anti-Kickback Statute, we cannot guarantee that a regulator would not conclude that the compensation to us under the management agreements constitutes prohibited remuneration. In such an event, our operations would be materially adversely affected.

The relationship between the physicians employed by the owned practices and the owned practices is subject to the Anti-Kickback Statute as well because the employed physicians refer Medicare patients to the owned practices and the employed physicians receive compensation from the owned practices for services rendered on behalf of the owned practices. Nevertheless, we have tried to structure our arrangements with our physician employees to meet the employment Safe Harbor. Therefore, it is our position that the owned practices’ arrangements with their respective employed physicians do not violate the Anti-Kickback Statute. Nevertheless, if the relationship between the owned practices and their physician employees is determined not to be a bona fide employment relationship, this could have a material adverse effect on us.

Our agreements with the limited management practices may also raise different Anti-Kickback concerns, but we believe that our arrangements are sufficiently different from those deemed suspect by the OIG so as not to violate the law. In April of 2003, the OIG issued a Special Advisory Bulletin where the OIG addressed contractual arrangements where a health care provider in one line of business (“Owner”) expands into a related health care business by contracting with an existing provider of a related item or service (“Manager”) to provide the new item or service to the Owner’s existing patient population. In those arrangements, the Manager not only manages the new line of business, but may also supply it with inventory, employees, space, billing and other services. In other words, the Owner contracts out substantially the entire operation of the related line of business to the Manager, receiving in return the profits of the business as remuneration for its federal program referrals to the Manager.

According to the OIG, contractual joint ventures have the following characteristics: (i) the establishment of a new line of business; (ii) a captive referral base; (iii) the Owner lacks business risk; (iv) the Manager is a would be competitor of the Owner’s new line of business; (v) the scope of services provided by the Manager is extremely broad, with the manager providing: day to day management; billing; equipment; personnel; office space; training; health care items, supplies and services; (vi) the practical effect of the arrangement is to enable the Owner to bill insurers and patients for business otherwise provided by the Manager; (vii) the parties agree to a non-compete clause barring the Owner from providing items or services to any patient other than those coming from the Owner and/or barring the Manager from providing services in its own right to the Owner’s patients.

We have attempted to draft our agreements with the limited management practices in a manner that takes into account the concerns in the Special Advisory Bulletin. Specifically, under our arrangements, the limited management practice takes business risk. It is financially responsible for the following costs: the space required to provide the services; employment costs of the personnel providing the services and intake personnel; and billing and collections. We do not reimburse the limited management practice for any of these costs. We, provide solely equipment, supplies and our management expertise. In return for these items and services, we receive a percentage of the limited management practice’s collections from the services being managed by us. Consequently, we believe that the limited management practice is not being compensated for its referrals.

Although we believe that our arrangements with the limited management practices do not run afoul of the Anti-Kickback Statute for the reasons specified above, we cannot guarantee that our arrangements will be free from scrutiny by the OIG or that the OIG would not conclude that these arrangements violate the Anti-Kickback Statute. In the event the OIG were to conclude that these arrangements violate the Anti-Kickback Statute, this would have a material adverse effect on us.

State regulatory authorities or other parties may assert that we are engaged in the corporate practice of medicine. If such a claim were successfully asserted, we could be subject to civil, and perhaps criminal, penalties and could be required to restructure or terminate the applicable contractual arrangements. This result, or our inability to successfully restructure our relationships to comply with these statutes, could jeopardize our business and results of operations.

Many states in which we do business have corporate practice of medicine laws which prohibit us from exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into management agreements with managed practices and limited management practices. Under those agreements, we provide management and other items and services to the practices in exchange for a service fee. We structure our relationships with the practices in a manner that we believe keeps us from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the practices or their physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws.

Regulatory authorities or others may assert that our agreements with limited management practices or managed practices, or our owned practices, violate state fee splitting laws. If such a claim were successfully asserted, we could be subject to civil and perhaps criminal penalties, and could be required to restructure or terminate the applicable contractual arrangements. This result, or our inability to successfully restructure our relationships to comply with these statutes, could jeopardize our business and results of operations.

The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians). These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The relationship between us on the one hand, and the managed practices and limited management practices, on the other hand, may raise issues in some states with fee splitting prohibitions. Although we have attempted to structure our contracts with the managed practices and the limited management practices in a manner that keeps us from violating prohibitions on fee splitting, state regulatory authorities or other parties may assert that we are engaged in practices that constitute fee-splitting, which would have a material adverse effect on us.

Our use and disclosure of patient information is subject to privacy regulations.

Numerous state, federal and international laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 and related rules, or HIPAA. In the provision of services to our patients, we may collect, use, maintain and transmit patient information in ways that may or will be subject to many of these laws and regulations. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform; Security Standards, or Security Rule. The respective compliance dates for these rules for most entities were and are October 16, 2002, April 16, 2003 and April 21, 2005. HIPAA applies to covered entities, which include most health care providers that will contract for the use of our services. HIPAA requires covered entities to bind contractors to comply with certain burdensome HIPAA requirements. Other federal and state laws restricting the use and protecting the privacy of patient information also apply to us, either directly or indirectly.

The HIPAA Transactions Rule establishes format and data content standards for eight of the most common health care transactions. When we perform billing and collection services for our owned practices or managed practices we may be engaging in one or more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires covered entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA requirements that will be imposed on us and our failure to comply may result in liability and adversely affect our business.

Federal and state consumer protection laws are being applied increasingly by the Federal Trade Commission, or FTC, and state attorneys general, to regulate the collection, use and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access.

Numerous other federal and state laws protect the confidentiality of private information. These laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expense, adverse publicity and liability. Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information and, if applicable, these laws could create liability for us or increase our cost of doing business.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle health care related data, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information we could be subject to criminal or civil sanctions.

Risks Related to Our Common Stock

Management could spend or invest the net proceeds of this offering in ways with which our stockholders may not agree.

Management will have broad discretion in the application of the net proceeds of this offering. Our management can spend or invest the net proceeds form this offering in ways with which you may not agree. The investment of these proceeds may not yield a favorable return.

Because we use our common stock as consideration for our acquisitions, your interest in our company will be significantly diluted. In addition, if the investors in our recent financings convert their debentures and notes or exercise their warrants, or if we elect to pay principal and/or interest on the debentures and notes with shares of our common stock or anti-dilution rights in these securities are triggered, you will experience significant dilution.

We have used, and we expect in the future to use, our common stock as consideration for our acquisitions. In addition, a significant amount of our acquisitions’ purchase price is contingent upon future performance. We expect to issue a significant amount of our common stock to pay contingent purchase prices for previous acquisitions. In addition, because the value of the stock we issue as payment of contingent consideration is not fixed, to the extent our stock price decreases your interest in our company will be even more diluted by the payment of contingent consideration.

To the extent that our outstanding debentures and notes are converted or the warrants that were issued with such securities are exercised, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing stockholders will be substantially diluted. In addition, if we complete a financing at a price per share that is less than the conversion price of our debentures and notes, the conversion price of our debentures and notes and the exercise price of the warrants issued with such securities will be reduced to the financing price. We cannot predict whether or how many additional shares of our common stock will become issuable as a result of these provisions. Hence, such amounts could be substantial. Additionally, we may elect to make payments of principal of and interest on the debentures and the notes in shares of our common stock, which could result in increased downward pressure on our stock price and further dilution to our existing stockholders.

Revised corporate governance requirements of the American Stock Exchange will require our management to expend additional time and resources. In addition, we may not be able to attract and retain qualified board of director candidates as required by the revised American Stock Exchange corporate governance rules.

We must comply with the revised corporate governance requirements of the American Stock Exchange before July 31, 2005, at the latest. These requirements will obligate us to implement additional corporate governance practices. These new rules and regulations will increase our legal and financial compliance costs, and make some activities more difficult, time-consuming and costly.

In addition, the new requirements will necessitate changes in our board of directors and board committees. For example, in order to comply with the requirements that all members of the audit and compensation committees be independent, the Chairman of our audit committee, our Chief Financial Officer Mark Szporka, and the Chairman of our compensation committee, our Chief Executive Officer Randy Lubinsky, will have to be replaced by independent directors. Also, the new American Stock Exchange rules require that our board of directors be comprised of at least 50% independent directors. Currently, only three out of eight of our directors are independent. If all nominees to the board are elected at our annual meeting of stockholders to be held on November 12, 2004, five out of ten of our directors will be independent. See “Management”.

Future sales of our common stock in the public market, including sales by our stockholders with significant holdings, may depress our stock price.

Most of our outstanding shares of common stock are freely tradable. In 2004, we filed registration statements registering the resale of 47,115,760 shares, which includes shares issuable upon conversion of convertible notes and debentures, upon exercise of options and warrants and shares that are issuable pursuant to the earnout provisions of various business acquisitions. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur, including sales or perceived sales by our directors, officers or principal stockholders. These factors also could make it more difficult to raise funds through future offerings of common stock.

After this offering, 43,970,211 shares of common stock will be outstanding (45,770,211 shares if the underwriters’ over-allotment option is exercised in full). The shares sold in this offering will be freely tradable without restrictions under the Securities Act, except for any shares purchased by our affiliates (as defined in Rule 144 under the Securities Act). Our officers and directors and certain stockholders holding (or having the right to acquire) in the aggregate approximately 12,662,887 shares have agreed that, for a period of 120 days from the date of this prospectus (and certain stockholders holding or having the right to acquire in the aggregate 10,024,255 shares have agreed for a period of 30 days following the date of this prospectus), they will not, subject to certain exceptions, without the prior written consent of First Albany, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. First Albany in its sole discretion may release any of the securities subject to those lock-up agreements at any time without notice. Upon expiration of those lock-up periods, 22,687,142 shares may be sold by such stockholders without limitation pursuant to the resale registration statements referred to above or pursuant to Rule 144(k) under the Securities Act. See “Underwriting”.

There is a limited market for our common stock and the market price of our common stock has been volatile.

There is a limited market for our common stock. There can be no assurance that an active trading market for the common stock will be developed or maintained. Historically, the market prices for securities of companies like us have been highly volatile. In fact, since January 1, 2002, our common stock price has ranged from a low $0.12 to a high of $4.00 (as determined on a reverse-split basis). The market price of the shares could continue to be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares, announcements of potential business acquisitions, and changes in general market conditions.

We do not expect to pay dividends.

Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors is not expected to declare dividends or make any other distributions in the foreseeable future, but instead intends to retain earnings, if any, for use in business operations. In addition, the securities purchase agreement for our convertible notes contains restrictions in the payment of dividends. Accordingly, investors should not rely on the payment of dividends in considering an investment in our Company.

Control by management will limit the ability of other stockholders to have any influence on the operation of our business.

After this offering, officers and directors of PainCare and its subsidiaries hold shares of common stock representing approximately 18.7% of the outstanding shares entitled to vote on matters presented to our stockholders. Our management will therefore exercise significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may delay or prevent a change of control of us, even if such change of control would benefit our other stockholders.

Provisions of Florida law and our charter documents may hinder a change of control and therefore depress the price of our common stock.

Our articles of incorporation, our bylaws and Florida law contain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our board of directors. These provisions may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions may also entrench our management by making it more difficult for a potential acquirer to replace or remove our management or board of directors. See “Description of Capital Stock.”

FORWARD-LOOKING STATEMENTS

This prospectus contains and may incorporate by reference “forward-looking” statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “intend,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks:

•	the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins;

•	the inability to attract new patients by our owned practices, the managed practices and the limited management practices;

•	increased competition, which could lead to negative pressure on our pricing and the need for increased marketing;

•	the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors;

•	the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices;

•	that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and

•	to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in this prospectus under the section “Risk Factors.” The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on such statements.

Unless otherwise required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. However, we acknowledge our obligation to disclose material developments related to previously disclosed information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

We estimate our net proceeds from the sale of shares of common stock by us in the offering, assuming a public offering price of $2.42 per share, will be approximately $26,900,916, after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use approximately $3.0 million of the net proceeds for the repayment of capital lease obligations, which are payable in installments during 2004 and through 2009 and have interest rates ranging from 5.0% to 9.9%. Although we do not have any specific plans for the allocation of the remaining net proceeds of the offering, we intend to use net proceeds to make acquisitions and for general corporate purposes. As part of our ongoing acquisition program, we are continuing to evaluate a number of potential physician practice acquisitions, which are at various stages of the due diligence and negotiation process but we have no present understandings, commitments or agreements to acquire any of these practices.

Pending those uses, we intend to invest the net proceeds in short-term, investment-grade, and interest-bearing financial instruments.

PRICE RANGE OF COMMON STOCK

Our common stock traded on the Over-the-Counter Bulletin Board under the symbol HELP from September 29, 1997 to March 18, 2002. On June 16, 2003 our common stock commenced trading on the American Stock Exchange and our symbol was changed to PRZ.

The table below sets forth, for the periods indicated, the reported high and low sale prices of our common stock on the Over-the-Counter Bulletin Board and American Stock Exchange.

	Common Stock(1)
	High	Low
Fiscal Year Ended December 31, 2002

First Quarter	$1.20	$0.52
Second Quarter	$1.20	$0.12
Third Quarter	$1.74	$0.12
Fourth Quarter	$1.01	$0.40

Fiscal Year Ended December 31, 2003

First Quarter	$2.05	$0.78
Second Quarter	$3.25	$1.60
Third Quarter	$2.97	$1.85
Fourth Quarter	$4.00	$2.18

Fiscal Year Ended December 31, 2004

First Quarter	$3.60	$2.48
Second Quarter	$3.44	$2.25
Third Quarter	$3.45	$1.95

(1)	Gives retroactive effective to a 22.19 to 1 reverse stock split that occurred on March 18, 2002.

The last sale price of our common stock on October 4, 2004 as reported on the AMEX was $2.32 per share. As of October 4, 2004, there were approximately 1,500 stockholders of record of our common stock.

DIVIDEND POLICY

Since our reincorporation in 2002, we have not declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems relevant. In addition, the securities purchase agreement for our convertible notes contains restrictions on the payment of dividends.

CAPITALIZATION

The following table shows our cash and capitalization as of June 30, 2004:

•	on an actual basis; and

•	on an adjusted basis to give effect to the sale by us of 12,000,000 shares of common stock at an assumed public offering price of $2.42 per share after deducting the underwriting discount and commissions and our estimated offering expenses and the application of a portion of the proceeds to repay capital lease obligations as described under “Use of Proceeds.”

This table should be read in conjunction with our consolidated financial statements and notes to those statements contained elsewhere or incorporated by reference in this prospectus.

	June 30, 2004
	Actual	As Adjusted
	(in thousands)
Cash	$4,038	$27,939

Current portion of long-term debt and capital lease obligations	$7,360	$6,815

Long-term debt (excluding current portion):
Notes payable	471	471
Convertible debentures	17,374	17,374
Capital lease obligations	2,455	–

Total debt	27,660	24,660

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 10,000,000 shares authorized, none issued and outstanding, actual and as adjusted	–	–

Common stock, $.0001 par value per share, 75,000,000 shares authorized, 31,087,027 shares issued and outstanding, actual; 43,087,027 shares issued and outstanding, as adjusted	3	4

Additional paid in capital	31,081	60,117
Retained earnings	4,493	4,493
Other comprehensive income	(10)	(10)

Total stockholders’ equity	35,567	64,604

Total capitalization	$63,227	$89,264

The above table excludes the following shares at June 30, 2004:

•	7,461,756 shares of common stock issuable upon conversion of our convertible debentures and notes, which does not include shares that would be issuable if we elect to pay interest on the debentures and notes in shares of common stock or 631,091 additional shares that would be issuable, as a result of this offering, pursuant to the anti-dilution provisions of the debentures and notes;

•	8,498,500 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.65 per share;

•	3,602,816 shares of common stock issuable upon the exercise of outstanding stock warrants at a weighted average exercise price of $2.90 per share, which does not include shares that would be issuable, as a result of this offering, pursuant to the anti-dilution provisions of these warrants;

•	1,501,500 shares of common stock reserved for future grants under our stock option plans; and

•	up to 1,800,000 shares that would be issuable pursuant to the earnout provisions of various business acquisitions that we have made if the applicable performance goals are met.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read this selected consolidated financial data in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The consolidated statements of operations data set forth below for each of the years ended December 31, 2003 and 2002, and the balance sheet data of December 31, 2003 and 2002 are derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes. The consolidated statements of operations data set forth below for the six months ended June 30, 2004 and 2003, and the consolidated balance sheet data as of June 30, 2004 are derived from our consolidated financial statements which are unaudited but which in the opinion of management have been prepared on the same basis as the consolidated audited financial statements and include all adjustments necessary (consisting of normal recurring adjustments) for a fair presentation of the results for such periods. Interim results may not be indicative of results of the remainder of the year. Because we have acquired 11 practices since December 31, 2002, and because our growth strategy involves acquiring additional physician practices, our historical results for any period are not necessarily comparable to prior periods or indicative of results to be expected for any future period.

	Year Ended December 31,		Six months Ended June 30,
	2003	2002	2004	2003
	(in thousands, except per share data)
			(unaudited)
Consolidated Statement of Operations Data:
Revenues:
Patient Services	$8,048	$4,523	$7,495	$3,759
Management Fees	6,933	2,975	8,482	2,514

Total Revenues	14,981	7,498	15,977	6,273
Cost of sales	4,587	2,698	3,060	1,833

Gross profit	10,394	4,800	12,917	4,439
General and administrative	7,544	3,469	7,563	2,931
Amortization expense	61	–	137	–
Depreciation expense	463	207	366	141

Operating income	2,326	1,124	4,851	1,367
Interest expense	(488)	(359)	(713)	(248)
Other income	45	174	53	13

Income before income taxes	1,883	939	4,191	1,132
Provision for income taxes	670	234	1,467	246

Net income	$1,213	$705	$2,724	$886

Basic earnings per share	$0.06	$0.07	$0.10	$0.05

Basic weighted average shares outstanding	20,773	10,591	28,349	18,841

Diluted earnings per share	$0.05	$0.06	$0.07	$0.04

Diluted weighted average shares outstanding	23,967	12,584	38,651	24,892

	As of December 31,		As of June 30, 2004
	2003	2002
	(in thousands)
			(unaudited)
Consolidated Balance Sheet Data:
Cash	$7,924	$2,079	$4,038
Working capital	8,321	3,875	7,882
Total long-term debt and obligations under capital leases, including current portion	18,624	5,584	27,660
Total stockholders’ equity	23,474	7,554	35,567

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate and that apply to an investment in our common stock, please read “Risk Factors.” Our actual results may differ materially from those estimated or projected in any of these forward-looking statements.

We are a health care services company focused on the treatment of pain. We have relationships with 33 physician practices which vary from state to state depending upon regulations governing the corporate practice of medicine and the type of service we provide. Our growth strategy is to acquire or enter into management agreements with profitable, established physician practices and expand the range of services they offer. Because we have acquired 11 practices since December 31, 2002, and because our growth strategy involves acquiring additional physician practices, our historical results for any period are not necessarily comparable to prior periods or indicative of results to be expected from any future period. We began our current business in 2000 and were acquired by HelpMate Robotics, Inc. in a merger in June 2002. Before the merger, PainCare operated three pain management practices and HelpMate had sold its previous business. You should read the notes to our consolidated financial statements if you would like more information on our history.

We provide our services through physician practices with which we have one of three types of relationships:

•	Owned practices. These practices are owned by us through one of our wholly owned subsidiaries. We own the property and the physicians are our employees.

•	Managed practices. In states where the corporate practice of medicine is not permitted, we are not permitted to own a physicians practice. In these states, we own the non-medical assets of the practice and manage physicians practices pursuant to a management agreement.

•	Limited management service and equipment contracts. We provide limited management services and equipment pursuant to specific contractual engagements in such areas as in-house physical therapy, electrodiagnostic services and in-office surgery.

We currently have two owned practices primarily providing surgery services, five owned practices primarily providing pain management services, five managed practices primarily providing pain management services, two managed practices providing ancillary services, and 19 limited management services and equipment contracts.

We have a number of acquisitions since we began our current business in 2000. The following table presents the changes in the number of practices we owned and managed at December 31, 2003, 2002 and 2001 and June 30, 2004.

	At December 31,			At June 30, 2004
	2003	2002	2001
Owned physician practices	6	3	2	7

Managed physician practices	3	0	0	7

Limited management service and equipment contracts	8	3	1	19

We manage seven practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow us to manage the practice. The Financial Accounting Standards Board

Emerging Issues Task Force No. 97-2 states that consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. The management services agreement between PainCare and the physician satisfies each of the EITF issues. We recognize all of the revenue and expenses of these managed practices in our consolidated financials in accordance with EITF No. 97-2. The consolidated revenue from those managed practices is included in the revenue line “Management Fees” in our consolidated statement of operations.

Financial Overview

Revenue and Operating Income

We present two categories of revenue in our statement of operations: patient services and management fees. Patient services revenue consists of consolidated revenue from our seven owned practices. Management fees revenue consists of all practice revenue from our seven consolidated managed practices, and management fees and other revenues from limited management agreements where we provide limited management services and equipment under a management agreement. Our cost of revenue is primarily physicians’ salaries and medical supplies.

We have set forth below our revenues, expenses and operating income classified by the type of service we perform as well as the expenses allocated to our corporate offices.

	Year ended December 31,
	2003 (in thousands)					2002 (in thousands)
	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total
Revenues	$6,117	$3,431	$5,433	–	$14,981	$2,614	$3,409	$1,475	–	$7,498
Gross Profit	3,718	1,958	4,718	–	10,394	1,474	1,850	1,475	–	4,800
General and Administrative Expenses	2,168	748	1,404	3,224	7,544	1,187	708	–	1,574	3,469
Depreciation	18	18	44	384	463	9	27	–	171	207
Amortization	–	–	–	62	62	–	–	–	–	–

Operating Income	$1,533	$1,192	$3,271	$(3,669)	$2,326	$278	$1,116	$1,475	$(1,745)	$1,124

	Six Months ended June 30,
	2004 (in thousands)					2003 (in thousands)
	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total	Pain Mgmt	Surgeries	Ancillary Services	Corporate	Total
Revenues	$8,251	$2,522	$5,204	–	$15,977	$2,753,642	$1,755	$1,764	–	$6,273
Gross Profit	6,128	2,185	4,604	–	12,917	1,709,672	972	1,758	–	4,439
General and Administrative Expenses	2,522	1,117	1,064	2,860	7,563	972,247	275	305	1,379	2,931
Depreciation	84	8	42	233	366	4,240	9	–	128	141

Amortization	–	–	–	137	137	–	–	–	–	–
Operating Income	$3,521	$1,060,986	$3,498	$(3,229)	$4,851	$733,183	$688	$1,452	$(1,506)	$1,367

Pain management revenue, expense and income are attributable to five owned and five managed practices that primarily offer physician services for pain management and physiatry. Surgery revenue, expense and income are attributable to two owned physician practices that primarily offer surgical physician services, including minimally invasive spine surgery. Ancillary services revenue, expense and income are attributable to two managed practices that primarily offer orthopedic rehabilitation and to services, we provide to 19 practices under limited management agreements, including orthopedic rehabilitation, electrodiagnostic medicine and real estate services.

Expenses

Our expenses consist primarily of medical supplies, training and which include salaries, rent, office supplies and travel. Expenses for our service and equipment contracts consist primarily of training and equipment leases. Amortization expense consists of contract rights amortization. Depreciation expense consists of medical equipment, leasehold improvements and office equipment.

Significant Accounting Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to bad debts, intangible assets, income taxes, financing operations, contractual obligations, restructuring costs, retirement benefits, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements. However, certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management; as a result they are subject to an inherent degree of uncertainty. In applying those policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Management believes the following critical accounting estimates are the most significant judgments and estimates used in the preparation of its consolidated financial statements.

Our significant accounting estimates include:

Revenue Recognition.  Our consolidated practice revenue is recognized at the time the service is performed at the estimated net realizable amounts from patients, third-party payors and others for services rendered. Revenue from limited management fees is recognized as the services are performed under the terms of the contract. We assume the net realizable amount for a particular practice based on historical collections of the particular practice. We are a provider under the Medicare program and various other third-party payor arrangements which provide for payments to us at amounts different from its established rates. Provisions for estimated third-party payor settlements, if necessary, are provided in the period the related services are rendered.

Intangible Assets.  Intangible assets determined to have definite lives are amortized over their useful lives. In accordance with SFAS No. 142, if conditions exist that indicate that the carrying value may not be recoverable, we review those intangible assets with definite lives to ensure they are appropriately valued. As prescribed by generally accepted accounting principles, we do not amortize goodwill; rather it is carried on our balance sheet until it is impaired. At least annually we test net goodwill for impairment. Any determination of impairment could require a significant reduction, or the elimination, of goodwill.

Results of Operations

Six months ended June 30, 2004 and 2003

Revenues increased to $15,976,797 for the six months ended June 30, 2004 from $6,272,607 for the comparable 2003 period, representing an increase of 155%. This increase is primarily due to the acquisitions of

Medical Rehabilitation Specialists II, Inc. (MRS), Associated Physicians Group (APG), Spine and Pain Center (SPC), Health Care Center of Tampa, Inc. (HCCT), Bone and Joint Surgical Clinic (BJSC), Kenneth M. Alo, M.D., P.A. (ALO), Denver Pain Management (DPM), Georgia Pain Physicians, P.C. (GPP), Georgia Surgical Centers, Inc. (GSC), Dynamic Rehabilitation Centers, Inc., Rick Taylor, D.O., P.A., revenues associated with the purchase of three electrodiagnostic limited management agreements, the growth of existing practices and the entering into of additional orthopedic rehabilitation limited management agreements.

Gross profit increased to $12,916,800 for the six months ended June 30, 2004 from $4,439,247 for the comparable 2003 period, representing an increase of 191%. This increase is also attributed to the six acquisitions closed during fiscal year 2003, the four acquisitions closed during the second quarter of 2004, new electrodiagnostic limited management agreements, and gross profit associated with the growth of existing practices.

Operating expenses increased by $4,993,809 to $8,065,751 for the six months ended June 30, 2004 from $3,071,942 in the comparable 2003 period, representing an increase of 163%. The increase is primarily due to an additional $3,242,625 in operating costs related to the ten acquisitions closed during 2003 and the second quarter of 2004, approximately $330,000 of incremental overhead expense associated with the orthopedic rehabilitation division and an approximate increase of $750,000 for staff and overhead expense associated with the increase in corporate infrastructure and the addition of an acquisition integration team at the holding company level. Depreciation and amortization expense increased to $502,967, from $140,784 during the period as a result of the depreciation of additional capital equipment received through our acquisitions. Amortization expense increased as a result of the amortization of contract rights associated with our contract purchase agreement with MedX 96’, Inc. and the purchase of the three electrodiagnostic limited management agreements.

Interest expense increased by $465,634 as a result of interest associated with capital raised through convertible debentures, which commenced in December 2003, February 2004 and March 2004.

The provision for income taxes increased to $1,466,740 for the six months ended June 30, 2004 compared with $246,427 for the six months ended June 30, 2003. The effective income tax rate increased to 35% from 29% due to the full utilization of prior period tax loss carryforwards.

As a result of the above changes, net income was $2,723,946 for the six months ended June 30, 2004 compared with net income of $886,289 in the comparable 2003 period.

Subsequent Event

On April 29, 2004, we acquired 100% ownership in Denver Pain Management, P.C. with a combination of 50% in the form of acquisition consideration payable and 50% in the form of our common stock. The initial consideration was $3,750,000 plus assumption of certain liabilities. The merger agreement provides for additional consideration of up to $13,750,000 payable in the form of an earn-out if specified targets are met. Goodwill associated with this transaction was $4,139,282 which included direct costs associated with the purchase.

On August 27, 2004 we executed an addendum to the original merger agreement and plan of reorganization. The addendum reduced the initial consideration to $100,000 in cash and $600,000 in common stock and increased the amount of consideration subject to the earn-out. As a result of the addendum, common stock and additional paid-in capital were reduced on our balance sheet by $1,275,000. Further, goodwill was reduced by $3,781,083 and other net liabilities were reduced by $2,506,083. This addendum will have no impact on our previously reported results of operations.

    Years ended December 31, 2003 and 2002

Total revenues increased to $14,980,867 for fiscal 2003, from $7,497,942 in fiscal 2002, representing an increase of 99.8%. This increase is primarily due to: a full year of revenues of Pain and Rehabilitation Network, our wholly-owned subsidiary acquired in December 2002, as compared to one month in 2002; the inclusion of eight months of revenues from Associated Physicians Group and Medical Rehabilitation Specialists which were acquired in 2003; and the revenues associated with the entering into of additional orthopedic rehabilitation limited management agreements.

Gross profit increased to $10,394,135 for fiscal 2003, from $4,799,492 in fiscal 2002, representing an increase of 116.6%. This increase is also attributed to the profits of the Pain and Rehabilitation Network, Medical Rehabilitation Specialists and Associated Physicians Group, as well as the opening of new rehabilitation centers.

Operating expenses increased by $4,393,104 to $8,068,568 for fiscal 2003, from $3,675,464 for fiscal 2002, representing an increase of approximately 119.5%. The increase is primarily due to: $1,207,293 million in general and administrative costs incurred with the three acquired practices of Pain and Rehabilitation Network, Medical Rehabilitation Specialists and Associated Physicians Group; $766,253 in general and administrative costs attributed to the opening of the new rehabilitation centers; an increase of approximately $650,000 for the cost of additional personnel and related costs of developing an acquisition integration team at the holding company level, $335,000 in incremental legal, accounting and investor relations costs associated with being a publicly traded company; and $256,241 in incremental depreciation.

Net interest expense increased to $487,786 in fiscal 2003 from $358,546 in fiscal 2002, representing an increase of 36%. This increase is a result of an increase of MedX equipment leases.

Other income decreased to $45,425 in fiscal 2003, from $173,992 in fiscal 2002. This differential is attributed to the forgiveness during 2002 of accrued liabilities for rent at Rothbart Pain Management Centers.

The provision for income taxes increased to $670,300 in fiscal 2003 from $234,440 in fiscal 2002. The effective tax rate increased to 35.6% in fiscal 2003 from 25.0% due to the full utilization of prior period tax loss carryforwards.

As a result of the above changes, net income was $1,212,906 in fiscal 2003, compared with net income of $705,034 in fiscal 2002, which represented an increase of 72.0%.

Liquidity And Capital Resources

Cash amounted to $4,038,249 at June 30, 2004, compared to $2,443,530 as of June 30, 2003. The net cash used in operations was $149,238 for the six months ended June 30, 2004, compared to operations using $1,550,637 for the comparable period in 2003. This use of cash from operations in the 2004 period is primarily due to the additional operating costs related to the ten acquisitions completed during fiscal year 2003 and the second quarter of 2004, and the staff and overhead expense associated with the increase in incorporate infrastructure and acquisition integration.

Cash used in investing activities was $8,455,571 for the six months ended June 30, 2004 compared with a use of $119,268 in the comparable 2003 period. This increase is due to the four acquisitions completed during the second quarter of 2004, and the purchase of three electrodiagnostic limited management agreements.

Cash provided from financing activities was $4,719,291 for the six months ended June 30, 2004 compared with $2,034,751 from financing activities in the comparable 2003 period. The financing activity for the six months ended June 30, 2004 is the result of the proceeds of convertible debentures sold to Laurus Master Fund, Ltd.

Our cash and cash equivalents equaled $7,923,767 at December 31, 2003, compared to $2,078,684 at December 31, 2002. The net cash used by our operations was $310,963 for fiscal 2003, compared to net cash used in fiscal 2002 of $1,169,508.

Cash used in investing activities was $7,357,171 during fiscal 2003 compared with $509,905 in fiscal 2002. This increased use in fiscal 2003 is primarily due to cash paid as consideration in the acquisitions of Medical Rehabilitation Specialists, Associated Physicians Group, Spine and Pain Center and Health Care Center of Tampa.

Cash provided from financing activities was $13,513,217 in fiscal 2003, compared with $3,413,442 during fiscal 2002. The increased financing activity in 2003 was the result of the proceeds of a private placement of common stock, proceeds from the issuance of convertible debentures, an increase in capital leases relating to MedX equipment and an increase in notes payable.

Management believes our current cash position, together with the proceeds from this offering, will be sufficient to provide us with capital sufficient to fund working capital needs for the next twelve months. We have significant indebtedness, as described under “Description of Indebtedness.” We are obligated to make $735,000 principal payments under this indebtedness in 2004, $3,835,000 in 2005 and $13,880,167 in 2006. We may not have adequate funds from operations to pay the debt when it comes due. It will be necessary, in order to expand our business, consummate acquisitions and refinance indebtedness, to raise additional capital. No assurance can be given at this time that such funds will be available, or if available will be sufficient in the near term or that future funds will be sufficient to meet growth. In the event of such developments, attaining financing under such conditions may not be possible, or even if such funds are available, the terms on which such capital may be available but may not be commercially feasible or advantageous.

Recent Accounting Pronouncements

In June 2001, the FASB approved SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires companies to cease amortizing goodwill and other intangible assets with indefinite lives after December 31, 2001. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. At December 31, 2003, we performed an assessment of whether there is an indication that goodwill was impaired. Based on the assessment, there was no impairment of goodwill as of December 31, 2003.

In April 2002, the FASB issued SFAS No. 145, rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishments of debt to be aggregated and if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 is now used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale- leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. This statement is not applicable to us.

In June 2002, the FASB issued SFAS No. 146. Accounting for Cost associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3. “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit, an activity including Certain Costs Incurred in a Restructuring.” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF issue 94-3 a liability for an exit cost, as defined, was recognized at the date of equity’s’ commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2003 with earlier application encouraged. We do not expect adoption of SFAS No. 146 to have a material impact, if any, on our financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147, “Acquisition of Certain Financial Institutions.” SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value or liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and other Intangible Assets.” In addition, this statement amends SFAS No. 144. “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include certain financial institution-related intangible assets. SFAS No. 147 is not applicable to us.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” an amendment of SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosures requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. SFAS No. 148 will not have any impact on our financial statements as our management has not changed to the fair value method.

BUSINESS

Overview

PainCare Holdings, Inc. is a health care services company focused on the treatment of pain. Our subsidiaries offer pain management, minimally invasive spine surgery at out-patient surgery centers and ancillary services, including orthopedic rehabilitation, electrodiagnostic medicine and diagnostic imaging services. Our physicians are trained in specialties such as interventional pain management, orthopedics or physiatry, and utilize the latest medical technologies, clinical practices and equipment to offer cost-effective pain relief.

Our growth strategy is to acquire or enter into management agreements with profitable, well-established physician practices and expand the range of services they offer. For owned practices, we survey the acquired practice and determine whether to expand the scope of services provided by the practice, including hiring additional specialists such as physicians certified in pain management, neurosurgery, orthopedics or physiatry. Depending on the requirements of the particular managed practice, we may recommend that the practice hire additional specialists. For limited management practices, we may provide the expertise to enable the practice to itself furnish in-house physical therapy or electrodiagnostic services. With these additional resources, the physician practice itself is able to offer a broader range of services to its patient base. By providing these additional services within the practice, we believe each practice can improve clinical outcomes, shorten treatment time and improve the profitability of the practice. Changes to existing administrative or clinical systems are kept to a minimum and made only to support additional procedure volume. As a result, we strive to achieve minimal disruption in the practice’s operations while at the same time facilitating the growth of the practice from within.

We have relationships with 33 physician practices, which vary from state to state depending on regulations governing the corporate ownership of physician practices and the types of services we provide. Through our subsidiaries, we operate three types of practice arrangements:

•	We employ licensed physicians in seven practices which we own;

•	We have acquired the non-medical assets and we provide general management services to seven practices in states which prohibit the corporate practice of medicine; and

•	We provide limited management services to 19 practices in areas such as in-house physical therapy and electrodiagnostic services.

We have acquired and operate three outpatient surgery centers.

Industry Background

Acute and Chronic Pain

According to a joint monograph published by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and the National Pharmaceutical Council, each year an estimated 25 million Americans experience acute pain due to injury or surgery and another 50 million suffer chronic pain. As the “baby boom” population ages, the number of people who will require treatment for pain from back disorders, degenerative joint diseases, rheumatologic conditions, visceral diseases and cancer is expected to rise. Inadequate control of pain interferes with the pain sufferer’s ability to carry out activities of daily living, and may result in psychological impairment as well. According to the same source, the annual cost to Americans of pain suffering is estimated at $100 billion each year.

Depending on the nature of the underlying disorder, the type of pain, severity and frequency of occurrence can vary widely. Common types of acute pain are associated with illnesses, surgical procedures, injuries, burns, or obstetrical pain related to labor and delivery. Common types of chronic pain include back pain, often localized in the lower back or neck regions, arthritis pain and headache or migraine. Chronic pain is also associated with degenerative diseases such as cancer.

Clinical awareness of the need for pain management has been increasing in recent years. In 1996, the American Pain Society proposed that pain was the fifth vital sign, in addition to pulse, blood pressure, body temperature and respiration, and the Veterans Health Administration has adopted pain as the fifth vital sign in their national pain management strategy. In 2001, JCAHO published standards that incorporated pain management into the standards for accredited health care providers. The JCAHO standards stress patients’ rights to appropriate assessment and management of pain, and require the treatment of pain along with the underlying disease or disorder. As a result, we believe that pain management is growing in significance as a medical specialty, which will result in an increased demand for pain treatment.

Clinical Approaches to Pain Treatment

The standard of care for treatment of chronic or acute pain may vary greatly depending on the underlying cause of the patient’s pain. A patient who is suffering from pain generally receives a clinical assessment, including a review of the patient’s medical history, to attempt to determine the cause of the patient’s pain.

Diagnosis.  To assist in determining the pain’s origin, the physician may employ one or more imaging modalities, such as x-ray, computed tomography or CT scan, or magnetic resonance imagery or MRI. In addition, the physician may order an electrodiagnostic medical consultation, which can be helpful to establish an accurate diagnosis of a clinical problem that suggests neuromuscular disorder. Electrodiagnosis involves the placement of electrodes in proximity to the patient’s nervous system, and the application of electrical pulses that stimulate nerve function. By identifying those nerves that are generating the pain response, the physician can more accurately determine the cause of the patient’s pain and determine the appropriate treatment.

Pain Management.  Pain management has emerged as a separate specialty in medicine. Methods used to treat chronic or acute pain are continually evolving. Some of the more common approaches to the treatment of pain include the following:

•	Analgesics. Pharmaceutical treatments for pain include nonopioid analgesics, including nonsteriodial anti-inflammatory drugs, or NSAIDS, such as aspirin and acetaminophen, opioid analgesics, such as morphine, and other drugs that have analgesic properties that are useful in treating pain, such as certain antiepileptic and antidepressant drugs;

•	Diagnostic Injection. Injection of anesthetics and anti-inflammatory agents directly into the area surrounding the pain generating nerve can relieve pain symptoms and often allow the nerve area to heal and repair itself. These injections, often referred to as “epidural or facet blocks,” allow the pain specialist to identify the specific anatomic structure that is generating the pain response;

•	Implantable Pumps. Implantable pain pumps are devices inserted in the patient’s body that deliver a constant dose of anaesthetic to a particular region of the body. The pain specialist can alter the level of anaesthetic delivered depending on patient need. Implantable pumps are often used to treat cancer pain or severe back pain;

•	Neuromodulation Devices. Neuromodulation devices such as implantable stimulators or pumps are used to treat chronic pain by altering nervous system activity either electrically or pharmacologically; and

•	Radio Frequency Nerve Ablation. RF Nerve Ablation is a procedure used to temporarily deactivate minor nerves around the spine by heating surrounding tissue with a special probe to deactivate the pain generating nerve fibers.

Orthopedic Rehabilitation.  One of the most frequent causes of chronic pain is injury or disease affecting the spine. Orthopedic rehabilitation is often the first approach to the treatment of back pain, and is frequently used following surgical treatment to post-operatively restore the patient’s muscle function. Depending on the underlying cause of the patient’s back pain and its severity, the physician may recommend orthopedic rehabilitation, which may include:

•	Hot and cold packs;

•	Electric stimulation or electrotherapy;

•	Massage;

•	Exercise;

•	Ultrasound therapy; and

•	Physical therapy sessions, utilizing specialized orthopedic rehabilitation equipment.

Inpatient Spine Surgery.  If the patient does not respond to orthopedic rehabilitation, or if the extent of the disease or injury is too great, the physician may elect surgical treatment for back pain. Traditional surgical treatments for back pain include surgeries such as:

•	Spinal Fusion, which involves fusing one or more vertebrae together using screws, rods or grafts;

•	Anterior discectomy, which involves removal of a spinal disc;

•	Anterior corpectomy, which involves removing a portion of the entire vertebra or disc; and

•	Laminectomy, where a portion of the entire vertebra is removed to repair a disc, access the spinal cord or relieve degeneration of the spine.

These techniques are typically performed in an inpatient hospital setting, and involve exposing a large area of the patient’s spine. Following the operation, a long recovery period with extensive rehabilitation is typically required.

Minimally Invasive Surgery.  In contrast to traditional open surgery approaches, minimally invasive surgery techniques have been developed that require only a small incision and the use of endoscopic instruments to perform the operation. Some of the minimally invasive surgical treatments for back pain include:

•	Discogram, a diagnostic procedure that involves injecting a dye into the disc of the spine, and using an x-ray to determine whether the disc has been damaged;

•	Intra-Discal Electro-Thermal Annuloplasty or IDET, which is used to treat patients with pain due to disc herniations in the lower back. Using an x-ray for guidance, a small thermal catheter is inserted into the herniated disc and gradually heated, raising the temperature inside the disc. The heat contracts and thickens the protein of the disc wall as well as deactivating many of the nerve endings responsible for the pain in the damaged disc;

•	Percutaneous Discectomy, which employs a mechanical or laser-based probe inserted into a herniated spinal disc, which removes material from the disc to relieve pressure and associated pain;

•	Nucleoplasty, for the treatment of pain from mildly herniated discs causing pressure on adjacent nerve roots. Using an x-ray for guidance, a needle and specialized device are inserted into the herniated disc applying heat to remove the excess tissue and seal the disc; and

•	Kyphoplasty, which is used to treat vertebral compression fractures associated with osteoporosis. Again using an x-ray for guidance, the bone is drilled and a balloon is inserted and inflated in the fracture area. The space created by the balloon is filled with orthopedic cement, binding the fracture and relieving pain.

We believe that there are many advantages to minimally invasive surgery over traditional open surgery, including shorter time involved, reduced cost and faster patient recovery and return to normal activities.

Growth of Existing Practices

To grow revenue, we assist our owned and managed practices with the addition of selected specialty physicians and treatment services. This permits the practice to offer in-house additional services that would previously be referred out to other providers. As a result, we believe that the treating physician is better able to monitor the patient, and respond to any specific treatment needs more rapidly and effectively than if the patient were using an outside provider. We believe that this approach results in the opportunity for improved clinical outcomes, shortened treatment times and increased revenue to the physician practice.

In our experience, physicians operating high-growth, busy practices often have limited time and resources to evaluate the potential impact of the deployment of additional services and equipment. Even if the physician has obvious demand for additional services, it can be time-consuming and costly to locate, qualify, negotiate with and incorporate into the existing practice additional specialists. Further, the time and resources required to physically expand the practice, through purchase or lease of additional real estate, design and construction of new facilities, and the acquisition and deployment of capital-intensive equipment are often significant barriers to growth for the practicing physician. Our approach is to relieve the physician of the administrative burdens associated with expanding the practice, which we believe allows the physician to focus more effectively on patient care, while creating opportunities for the physician’s practice to support organic growth.

Additional Physician Services

Depending on the size, growth profile and type of physician practice, we may deploy additional specialists certified in pain management, neurosurgery, orthopedics or physiatry. For example, with regard to an existing orthopedic surgery practice, we may add an additional spine surgeon to handle additional patients, and deploy an interventional pain management specialist to perform pain management procedures. Our objective is to offer complementary services to the physicians existing patient bases based on current trends.

We currently own and operate three outpatient surgery centers which are located within physician offices. By providing these centers within the physician office, we are able to charge a technical fee for procedures performed on our premises, in addition to the professional fee charged by the physician. As needed, we will construct outpatient surgery centers or individual procedure rooms within our practice offices to enable outpatient procedures to be performed. We believe that such facilities are well suited to pain management and minimally invasive surgical procedures, and represent a lower-cost alternative to inpatient or dedicated surgery center facilities.

Ancillary Services

Orthopedic Rehabilitation Services.  We have a program for the deployment of orthopedic rehabilitation services to the physician practice that facilitates advanced strength testing and restoration of function within the physician office environment. As needed, we will establish an in-house, fully staffed and provisioned rehabilitation clinic, with additional physiatrists, physical therapists or technicians as practice requirements dictate. We provide all supplies and equipment necessary for the operation of the clinic including state-of-the-art MedX equipment. MedX equipment has been clinically and academically demonstrated to be efficacious in rehabilitating patients. We believe that by providing orthopedic rehabilitation services in-house, the physician is better able to monitor the patient’s progress toward recovery, which contributes to improved clinical outcomes.

Electrodiagnostic Services.  We also have a program for the deployment of an electrodiagnostic medicine program as a direct extension of the neurologic portion of the physical examination. We provide electrodiagnostic equipment, supplies, and technicians to perform procedures, and arrange for physician over-read and review of results. We believe that by performing these procedures in-house, we have the potential to enhance accuracy and time to diagnosis.

Diagnostic Imagery.  We currently are deploying mobile magnetic resonance imagery, or MRI, technology to selected practices. We believe that providing diagnostic imagery technology to pain management practices will be more convenient for patients and allow physicians to better diagnose and treat acute and chronic pain.

Real Estate Services.  To support the growth of our physician practices, we provide real estate services to practices which require additional office space or a specialty installation such as a fluoroscopy suite or in-office procedure room. Our services include:

•	Locating additional office space within the practice’s local area;

•	Negotiation of purchase or lease terms;

•	Analysis of building codes, architectural requirements and design services; and

•	Construction management services.

We believe that by outsourcing these real estate functions to us, the physician can devote more time to the clinical aspects of the practice, enhancing the quality of care delivered and the profitability of the practice.

Our Operations

We have acquired and operate seven physician practices which are wholly-owned subsidiaries of ours and we have acquired the non-medical assets and provide management services to seven physician practices in states which prohibit the corporate practice of medicine. We have acquired and operate a company that owns three outpatient surgery centers.

Each practice is focused on treatment of acute or chronic pain. Services provided in our practices include pain management, minimally invasive spine surgery, orthopedic rehabilitation, electrodiagnostic medicine and diagnostic imagery, with each practice offering a differing mix of specific services while remaining focused on pain treatment. The following table is a list of our owned and consolidated managed practices and our outpatient surgery centers, the original specialty of these practices and the services that we have added to them after we acquired or entered into management agreements with them. Owned practices are indicated with an (O) and managed practices are indicated with an (M).

Practice Name	Location	Date of Transaction	Initial Specialty	Added Service(s)

Rothbart Pain Management Clinic, Inc. (O)	Toronto, Canada	December 1, 2000	Pain Management	Additional Physicians

Advanced Orthopaedics of S. Florida, Inc. (O)	Lake Worth, FL	January 1, 2001	Orthopedic Surgery	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Additional Physicians

Pain and Rehabilitation Network, Inc. (O)	Orange Park, FL	December 12, 2002	Pain Management	Orthopedic Rehabilitation, Additional Physicians

Medical Rehabilitation Specialists II, Inc. (O)	Tallahassee, FL	May 16, 2003	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Additional Building Space

Associated Physician Group (M)	O’Fallon, IL	August 6, 2003	Orthopedic Rehabilitation	Additional Physicians

Spine & Pain Center, P.C. (M)	Bismarck, ND	December 23, 2003	Pain Management	Orthopedic Rehabilitation

Practice Name	Location	Date of Transaction	Initial Specialty	Added Service(s)

Health Care Center of Tampa, Inc. (O)	Lakeland, FL	December 30, 2003	Pain Management	Orthopedic Rehabilitation

Bone & Joint Surgical Clinic, Inc. (O)	Houma, LA	December 31, 2003	Orthopedic Surgery	Orthopedic Rehabilitation, Additional Building Space

Kenneth M. Alo, M.D., P.A. (M)	Houston, TX	December 31, 2003	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Additional Building Space

Denver Pain Management, P.C. (M)	Denver, CO	April 29, 2004	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine

Georgia Pain Physicians, P.C. (M)	Atlanta, GA	May 25, 2004	Pain Management	Orthopedic Rehabilitation

Georgia Surgery Centers, Inc. (O)	Atlanta, GA	May 25, 2004	Three Ambulatory Surgical Centers

Benjamin Zolper, M.D., Inc. (O)	Bangor, ME	May 1, 2004	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine

Dynamic Rehabilitation Centers (M)	Detroit, MI	June 1, 2004	Orthopedic Rehabilitation

Rick Taylor, D.O., P.A. (M)	Palestine, TX	June 7, 2004	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Diagnostic Imaging, Additional Physicians

In addition to our 14 owned and managed practices, we provide limited management services and equipment to 19 other practices throughout the country, including orthopedic rehabilitation and electrodiagnostic services and equipment.

Operations Management

When we acquire or enter into a management agreement with a practice, we focus on integrating the practice with our operations. We have a six-member team that is charged with facilitating a smooth transition after closing. Our integration team, in coordination with our consultants, legal counsel and independent accountants, works with the existing practice administrators and staff to perform such functions as:

•	Applying for provider numbers from Medicare and other health care payors to ensure continuity of reimbursement;

•	Performing a complete post-transaction audit of the practice accounting records; and

•	Developing detailed budgets for operating performance with physicians, which are based on historical operating performance.

Once initial integration is complete, our integration team works with the physician and practice administrators to develop a plan for the implementation of additional physician services and ancillary services. For example, our integration and real estate personnel may devise a plan for the addition of an interventional pain management specialist to the practice, and develop and implement a detailed plan for the addition of a fluoroscopy suite to support minimally invasive surgical treatments that require x-ray guidance.

Following the integration and deployment of additional services, our integration team assists PainCare’s management in monitoring the practice and ensuring that performance targets are met. If the practice’s growth needs warrant, the integration team may be deployed to provide additional services or assist the practice in achieving its growth targets.

In contrast to historical physician practice management business models that required the implementation of common information technology systems, such as shared billing and collection, clinical data and electronic health record systems, we deploy only those resources necessary to support the growth of additional services. Changes to information technology systems are kept to a minimum, and changes to billing and collection procedures are also minimized, subject to our legal, oversight and reporting requirements.

Our Strategy

Our objective is to become the leading specialty provider of pain care services in North America. To grow our practices, we intend to:

•	Focus on Pain Treatment. All of our operations to date have been specifically focused in the area of pain treatment. We intend to continue to focus on the treatment of pain through acquisition, management, and the provision of services to practices that serve the pain treatment market.

•	Deploy additional services to grow physician practices. We intend to enhance the capacity of our practices for organic growth by increasing the range of services offered by our practices. By deploying additional physicians and equipment, we believe we can perform in-house those necessary procedures and services that would ordinarily be referred out to other providers, which we believe can result in higher quality care and increased revenues to our practices.

•	Acquire profitable, well-established physician practices. We utilize a highly disciplined approach to evaluating acquisitions of additional practices. We have a extensive, multi-point due diligence evaluation process that we perform prior to an acquisition, including such criteria as clinical quality, physician reputation, profitability and procedure and revenue growth rates. We intend to only acquire practices that we believe to be well-established with the capacity for future profitability and organic growth.

•	Utilize advanced medical technologies. Many of our physicians are leaders in their respective fields, and employ the latest clinical techniques and medical technologies for the treatment of pain. We intend to support the use of new technology in pain treatment through the recruitment of additional specialized physicians who are familiar with these techniques and technologies and provide the latest, state-of-the-art equipment. For example, we deploy MedX rehabilitation equipment to orthopedic rehabilitation facilities, which has demonstrated the ability to improve patient outcomes.

•	Develop additional services to enhance practice profitability. As the needs of our practices warrant we will develop additional programs to support their organic growth. For example, we may install imaging modalities such as mobile MRI equipment, or additional services such as in-office pharmaceutical dispensing, in order to provide a complete pain treatment offering.

Business Development and Acquisitions

As part of our growth strategy, we intend to continue our acquisition program in which we seek to acquire practices that have the capacity for growth through the addition of specialized physicians and ancillary services.

We have a dedicated three-person business development team headed by our President. The team identifies candidates for acquisition, management, and our ancillary services programs. We seek to acquire or manage practices that meet our criteria, including reputation and quality of physicians, specialty mix, opportunities for growth and level of competition in the local market.

Our team utilizes their extensive industry contacts, as well as referrals from our current physicians and other sources, to identify, contact and develop potential acquisition candidates. The business development team attends industry conferences, physician trade shows and medical education seminars, and maintains active relationships in the physician community. Another key source of business development opportunities are references from PainCare’s practicing physicians, many of whom are leaders in the areas of pain management and minimally invasive spine surgery.

We carefully evaluate each of our acquisition opportunities through an extensive due diligence process to determine which practices have the greatest potential for growth and profitability improvement under our operating structure. The acquisition team seeks to identify specific opportunities to enhance a practice’s productivity post-acquisition. For example, the due diligence team may determine that an existing pain center could benefit from the addition of an orthopedic rehabilitation facility. Our team may also identify opportunities to recruit additional physicians to increase the practice’s revenues and profitability.

In addition to evaluating the growth and profitability potential of a practice, we utilize the services of an independent outside consulting firm experienced with physician practice operations. Our consultants perform an extensive review of the practice’s operations, including, but not limited to, the following:

•	Physician background checks;

•	Verification of physician licensing;

•	Ability of physicians to participate in the Medicare program;

•	Interviews with all practice employees and staff;

•	Review of key financial indicators for practice operations;

•	Analysis of billed charges;

•	Analysis of revenue, revenue growth and payor mix;

•	Review of accounts receivable, aging of receivables and collection efforts;

•	Review of operating costs such as staffing costs, overhead and leases;

•	Analysis of referral patterns; and

•	Comparison of practice operating metrics to objective standards published by the Medical Group Management Association.

In addition to our consultants, we also employ legal counsel and outside special healthcare counsel to assist us in evaluating acquisition candidates. We also utilize the services of an independent accounting firm to assist us in review of the candidate with respect to financial and accounting matters. Finally, physicians and key practice employees are interviewed by members of PainCare management to determine operational compatibility and shared vision for success.

Competition

The health care industry in general, and the markets for orthopedic, rehabilitation and minimally invasive surgery services in particular, are highly competitive. Our owned, managed and limited management practices compete with other physicians and rehabilitation clinics who may be better established or have greater recognition in a particular community than the physicians in our practices. Our practices also compete against hospitals and large health care companies, such as HealthSouth, Inc. and U.S. Physical Therapy, Inc., with respect to orthopedic and rehabilitation services, and Symbion and AmSurg Corp, with respect to out-patient surgery centers. These hospitals and companies have established operating histories and greater financial resources than us. In addition, we expect competition to increase, particularly in the market for rehabilitation services, as consolidation of the therapy industry continues through the acquisition by hospitals and large health care companies of physician-owned and other privately owned therapy practices. We will also compete with our competitors in connection with acquisition opportunities.

Relationships with Physician Practices

We provide our services through physician practices with which we have one of three types of relationship:

•	Owned practices, which are wholly owned subsidiaries of PainCare Holdings, Inc.;

•	Managed practices, in states that prohibit the corporate practice of medicine; and

•	Limited management practices, which are medical practices where we provide certain management services and equipment pursuant to specific contractual engagements.

In a typical owned practice, we acquire all of the assets of a physician practice from the owner physicians. We establish a wholly-owned subsidiary to own and operate this practice. We enter into employment agreements with the selling physicians, usually for a five year term, which provide for base compensation and incentive compensation based upon increases in operating earnings. These contracts are subject to earlier termination in certain circumstances. The physicians are subject to confidentiality and non-competition provisions that typically run for two years following the termination of the physician’s employment agreement.

In a typical managed practice, we acquire all of the non-medical assets of a physician practice from the owner physicians and then enter into a management agreement with the physicians to manage the practice for a fee. The management agreement is usually for a 40-year term and is generally only subject to termination by the physician if we breach the agreement and fail to cure the breach upon at least 30 days’ written notice from the physicians.

In a typical limited management practice, we agree to provide a physician practice with orthopedic rehabilitation or electrodiagnostic services and equipment under a management agreement that is usually for an initial term of five years with two five year renewal options on our part. We provide the equipment, supplies and our management expertise, and the practice provides the space, personnel, billing and collection services. We receive a percentage of the practice’s collections from the service being managed by us.

Regulatory Environment

General

Our practices are subject to substantial federal, state and local government health care laws and regulations. In addition, laws and regulations are constantly changing and may impose additional requirements. These changes could have the effect of impeding our ability to continue to do business or reduce our opportunities to continue to grow.

Every state imposes licensing requirements on individual physicians and health care facilities. In addition, federal and state laws regulate HMOs and other managed care organizations. Many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, including surgery centers, or offering certain services.

Many states in which we do business have corporate practice of medicine laws which prohibit us from owning practices or exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. In those states, we enter into management agreements with managed practices and limited management practices. Under those agreements, we provide management and other items and services to the practices in exchange for a service fee. We structure our relationships with the practices in a manner that we believe keeps us from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the practices or their physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws.

The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians). These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The relationship between us on the one hand, and the managed practices and limited management practices, on the other hand, may raise issues in some states with fee splitting prohibitions. Although we have attempted to structure our contracts with the managed practices and the limited management practices in a manner that keeps us from violating prohibitions on fee splitting, state regulatory authorities or other parties may assert that we are engaged in practices that constitute fee-splitting. This would have a material adverse effect on us.

Medicare and Medicaid Participation

A substantial portion of our revenues are expected to continue to be received through third-party reimbursement programs, including state and federal programs, primarily Medicare as well as Medicaid, and private health insurance programs. Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older or who are disabled. Medicaid is a health insurance program jointly funded by state and federal governments that provides medical assistance to qualifying low income persons.

To participate in the Medicare program and receive Medicare payment, the owned practices, managed practices and limited management practices must comply with regulations promulgated by the Department of Health and Human Services. The requirements for certification under Medicare and Medicaid are subject to change and, in order to remain qualified for these programs, the practices may have to make changes from time to time in equipment, personnel or services. Although we believe these practices will continue to participate in these reimbursement programs, we cannot assure you that these practices will continue to qualify for participation.

Medicare Fraud and Abuse

The anti-kickback provisions of the Social Security Act (the “Anti-Kickback Statute”) prohibit anyone from knowingly and willfully (a) soliciting or receiving any remuneration in return for referrals for items and services reimbursable under most federal health care programs; or (b) offering or paying any remuneration to induce a person to make referrals for items and services reimbursable under most federal health care programs. The prohibited remuneration may be paid directly or indirectly, overtly or covertly, in cash or in kind.

Violation of the Anti-Kickback Statute is a felony, and criminal conviction results in a fine of not more than $25,000, imprisonment for not more than five years, or both. Further, the Secretary of the Department of Health and Human Services has the authority to exclude violators from all federal health care programs and/or impose civil monetary penalties of $50,000 for each violation and assess damages of not more than three times the total amount of remuneration offered, paid, solicited or received.

As the result of a congressional mandate, the Office of the Inspector General (OIG) of the Department of Health & Human Services promulgated a regulation specifying certain payment practices which the OIG determined to be at minimal risk for abuse. The OIG named these payment practices “safe harbors.” If a payment arrangement fits within a safe harbor, it will be deemed not to violate the Anti-Kickback Statute. Merely because a payment arrangement does not comply with all of the elements of any Safe Harbor, however, does not mean that the parties to the payment arrangement are violating the Anti-Kickback Statute.

We receive fees under our agreements with the managed practices and the limited management practices for management and administrative services and equipment and supplies. We do not believe we are in a position to make or influence referrals of patients or services reimbursed under Medicare, Medicaid or other governmental programs. Because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by federal courts, however, it is possible that the government could take the position that we, as a result of our ownership of the owned practices, and as a result of our relationships with the limited management practices and the managed practices, will be subject, directly and indirectly, to the Anti-Kickback Statute.

With respect to the managed practices and the limited management practices, we provide general management services and limited management services, respectively. In return for those services, we receive compensation. The OIG has concluded that, depending on the facts of each particular arrangement, management arrangements may be subject to the Anti-Kickback Statute. In particular, an advisory opinion published by the OIG in 1998 (98-4) concluded that in a proposed management services arrangement where a management company was required to negotiate managed care contracts on behalf of the practice, the proposed arrangement could constitute prohibited remuneration where the management company would be reimbursed its costs and paid a percentage of net practice revenues.

Our management agreements with the managed practices and the limited management practices differ from the management agreement analyzed in Advisory Opinion 98-4. Significantly, we believe we are not in a position to generate referrals for the managed practices or the limited management practices. In fact, our management agreements do not require us to negotiate managed care contracts on behalf of the managed practices or the limited management practices, or to provide marketing, advertising, public relation services or practice expansion services to those practices. Because we do not undertake to generate referrals for the managed practices or the limited management practices, and the services provided to these practices differ in scope from those provided under Advisory Opinion 98-4, we believe that our management agreements with the managed practices and limited management practices do not violate the Anti-Kickback Statute. Nevertheless, although we believe we have structured our management agreements in such a manner as not to violate the Anti-Kickback Statute, we cannot guarantee that a regulator would not conclude that the compensation to us under the management agreements constitutes prohibited remuneration. In such event, our operations would be materially adversely affected.

The relationship between the physicians employed by the owned practices and the owned practices is subject to the Anti-Kickback Statute as well because the employed physicians refer Medicare patients to the owned practices and the employed physicians receive compensation from the owned practices for services rendered on behalf of the owned practices. Nevertheless, we have tried to structure our arrangements with our physician employees to meet the employment Safe Harbor. Therefore, it is our position that the owned practices’ arrangements with their respective employed physicians do not violate the Anti-Kickback Statute. Nevertheless, if the relationship between the owned practices and their physician employees is determined not to be a bona fide employment relationship, this could have a material adverse effect on us.

Our agreements with the limited management practices may also raise different Anti-Kickback concerns, but we believe that our arrangements are sufficiently different from those deemed suspect by the OIG so as not to violate the law. In April of 2003, the OIG issued a Special Advisory Bulletin which addressed contractual arrangements where a health care provider in one line of business (“Owner”) expands into a related health care business by contracting with an existing provider of a related item or service (“Manager”) to provide the new item or service to the Owner’s existing patient population. In those arrangements, the Manager not only manages the new line of business, but may also supply it with inventory, employees, space, billing and other services. In other words, the Owner contracts out substantially the entire operation of the related line of business to the Manager, receiving in return the profits of the business as remuneration for its federal program referrals to the Manager.

According to the OIG, contractual joint ventures have the following characteristics: (i) the establishment of a new line of business; (ii) a captive referral base; (iii) the Owner lacks business risk; (iv) the Manager is a would be competitor of the Owner’s new line of business; (v) the scope of services provided by the Manager is extremely broad, with the manager providing: day to day management; billing; equipment; personnel; office space; training; health care items, supplies and services; (vi) the practical effect of the arrangement is to enable the Owner to bill insurers and patients for business otherwise provided by the Manager; (vii) the parties agree to a non-compete clause barring the Owner from providing items or services to any patient other than those coming from Owner and/or barring the Manager from providing services in its own right to the Owner’s patients.

We have attempted to draft our agreements with the limited management practices in a manner that takes into account the concerns in the Special Advisory Bulletin. Specifically, under our arrangements, the limited management practice takes business risk. It is financially responsible for the following costs: the space required to provide the services; employment costs of the personnel providing the services and intake personnel; and billing and collections. We do not reimburse the limited management practice for any of these costs. We provide solely equipment, supplies and our management expertise. In return for these items and services, we receive a percentage of the limited management practice’s collections from the services being managed by us. Consequently, we believe that the limited management practice is not being compensated for its referrals.

Although we believe that our arrangements with the limited management practices do not violate the Anti-Kickback Statute for the reasons specified above, we cannot guarantee that our arrangements will be free from scrutiny by the OIG or that the OIG would not conclude that these arrangements violate the Anti-Kickback Statute. In the event the OIG were to conclude that these arrangements violate the Anti-Kickback Statute, this would have a material adverse effect on us.

Federal Anti-Referral Laws

Section 1877 of Title 18 of the Social Security Act, commonly referred to as the “Stark Law”, prohibits a physician from making a referral to an entity for the furnishing of Medicare-covered “designated health services” if the physician (or an immediate family member of the physician) has a “financial relationship” with that entity. “Designated health services” include clinical laboratory services; physical and occupational therapy services; radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services (including the professional component such diagnostic testing, but excluding procedures where the imaging modality is used to guide a needle, probe or catheter accurately); radiation therapy services and supplies; durable medical equipment and supplies; home health services; inpatient and outpatient hospital services; and certain other services. A “financial relationship” is defined as an ownership or investment interest in or a compensation arrangement with an entity that provides designated health services. Sanctions for prohibited referrals include denial of Medicare payment, and civil money penalties of up to $15,000 for each service ordered. Designated health services furnished pursuant to a referral that is prohibited by the Stark Law are not covered by Medicare and payments improperly collected must be promptly refunded.

The physicians in our owned practices have a financial relationship with the owned practices (they receive compensation for services rendered) and may refer patients to the owned practices for physical and occupational therapy services (and perhaps other designated health services) covered by Medicare. Therefore, an exception would have to apply to allow the physicians in our owned practices to refer patients to the owned practices for the provision by the owned practices of Medicare-covered designated health services.

There are several exceptions to the prohibition on referrals for designated health services which have the effect of allowing a physician that has a financial relationship with an entity to make referrals to that entity for the provision of Medicare-covered designated health services. The exception on which we rely with respect to the owned practices is the exception for employees, as all of the physicians employed in our owned practices are employees of the respective owned practices. Therefore, we believe that the physicians employed by our owned practices can refer patients to the owned practices for the provision of designated health services covered by Medicare. Nevertheless, should the owned practices fail to adhere to the conditions of the employment exception, or if a regulator determines that the employees or the employment relationship do not meet the criteria of the employment exception, the owned practices would be liable for violating the Stark Law, and that could have a material adverse effect on us. We believe that our relationships with the managed practices and the limited management practices, respectively, do not trigger the Stark Law. Nevertheless, if a regulator were somehow to determine that these relationships are subject to the Stark Law, and that the relationships do not meet the conditions of any exception to the Stark Law, such failure would have a material adverse effect on us.

The referral of Medicare patients by physicians employed by or under contract with the managed practices and the limited management practices, respectively, to their respective practices, however, does trigger the Stark Law. We believe, nevertheless, that the in-office ancillary exception to the Stark Law has the effect of permitting these physician members of the respective managed practices and limited management practices to refer patients to their respective group practice for the provision by the respective group practice of Medicare-covered designated health services. If the managed practices or limited management practices fail to abide by the terms of the in-office ancillary exception, they cannot properly bill Medicare for the designated health services provided by them. In such an event, our business could be materially adversely affected because the revenues we generate from these practices is dependent, at least in part, on the revenues or profits generated by those practices.

State Anti-Referral Laws

At least some of the states in which we do business also have prohibitions on physician self-referrals that are similar to the Stark Law. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. As indicated elsewhere, we enter into management agreements with the managed practices and the limited management practices. Under those agreements, we provide management and equipment and services to the practices in exchange for compensation. Although we believe that the practices comply with these laws, and although we attempt to structure our relationships with these practices in a manner that we believe keeps us from violating these laws, (or in a manner that we believe does not trigger the law) state regulatory authorities or other parties could assert that the practices violate these laws and/or that our agreements with the practices violate these laws. Any such conclusion could adversely affect our financial results and operations.

A substantial portion of our business operations, including our corporate offices, are located in Florida. Florida’s prohibition on self-referrals, Fla. Stat. §456.053 (“Self-Referral Act”), prohibits health care providers from referring patients, regardless of payment source (not just Medicare and Medicaid beneficiaries), for the provision of certain designated health services (“Florida Designated Health Services”) to an entity in which the health care provider is an investor or has an investment interest. Under the Self-Referral Act, Florida Designated Health Services are defined as clinical laboratory, physical therapy, and comprehensive rehabilitative, diagnostic-imaging and radiation therapy services. We currently operate facilities, and plan to purchase additional practices that provide some or all of these Florida Designated Health Services. All health care products and services not considered Florida Designated Health Services are classified as “other health services.” The Self-Referral Act also prohibits the referral by a physician of a patient for “other health services” to an entity in which that physician is an investor, unless (i) the physician’s investment interest is in the registered securities of a publicly traded corporation whose shares are traded on a national exchange or over-the-counter market and which has net equity at the end of its most recent fiscal quarter in excess of $50,000,000; or (ii) the physician’s investment interest is in an entity whereby (a) no more than 50% of the value of the investment interests in the entity may be held by investors who are in a position to make referrals to the entity; (b) the terms under which an investment interest is offered must be the same for referring investors and non-referring investors; (c) the terms under which an investment interest is offered may not be related to the investor’s volume of referrals to the entity; and (d) the investor must not be required to make referrals or be in the position to make referrals to the entity as a condition for becoming or remaining an investor.

Entities that meet either exception must also (i) not lend to or guarantee a loan to an investor who is in a position to make referrals if the investor uses any part of that loan to obtain the investment interest, and (ii) distribute profits and losses to investors in a manner that is directly proportional to their capital investment.

The Self-Referral Act excludes from the definition of “referral” certain services provided by specific health care providers, such as referrals by a cardiologist for cardiac catheterization services. There are, however, no assurances that the definition of what constitutes a referral will remain in place.

The definition of referral also excludes services by a health care provider who is a sole provider or member of a group practice that are provided solely for the referring health care provider’s or group practice’s own patients. Physician investors cannot refer to us for Florida Designated Health Services based upon this exception under the Self-Referral Act because they do not provide Florida Designated Health Services solely for the referring physician’s or his or her group practices own patients. So long as physician investors do not refer to us for Florida Designated Health Services, we believe we will be in compliance with the Self-Referral Act. Although we will have mechanisms in place to monitor referrals from physician investors, it is the responsibility of the physician investors to comply with the Self-Referral Act and there can be no assurances that physician investors will comply with such law. Violations thereof could adversely affect us, as well as result in regulatory action against PainCare.

The Self-Referral Act also imposes certain disclosure obligations on us and physician investors who are referring physicians. Under the Self-Referral Act, a physician may not refer a patient to an entity in which he or she is an investor, even for services that are not Florida Designated Health Services, unless, before doing so, the patient is given a written statement disclosing, among other things, the physician’s investment interest in the entity to which the referral is made. Other obligations are imposed on PainCare as a result of the Self-Referral Act. It is the responsibility of any referring physician investor to comply with such statutes, regulations and professional standards. However, this law may discourage certain physician investors from making referrals to us or encourage patients to choose alternative health care providers. In addition, the violation thereof could adversely affect us, as well as result in regulatory action against us.

Violations of the Florida self-referral laws may result in substantial civil penalties and administrative sanctions for individuals or entities as well as the suspension or revocation of a physician’s license to practice medicine in Florida. Such sanctions, if applied to us or any of our physician investors, would result in significant loss of reimbursement and could have a material adverse effect on us.

Florida also has a criminal prohibition regarding the offering, soliciting, or receiving of remuneration, directly or indirectly, in cash or in kind, in exchange for the referral of patients (the “Patient Brokering Act”). One of the exceptions to this prohibition is for business and compensation arrangements that do not violate the Anti-Kickback Statute. Accordingly, so long as we are in compliance with the Anti-Kickback Statute, then the arrangement should be in compliance with the Patient Brokering Act.

Information Privacy Regulations

Numerous state, federal and international laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 and related rules, or HIPAA. In the provision of services to our patients, we may collect, use, maintain and transmit patient information in ways that may or will be subject to many of these laws and regulations. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform Security Standards, or Security Rule. The respective compliance dates for these rules for most entities were and are October 16, 2002, April 16, 2003 and April 21, 2005. HIPAA applies to covered entities, which include most healthcare provides and health plans that will contract for the use of our services. HIPAA requires covered entities to bind contractors to compliance with certain burdensome HIPAA requirements. Other federal and state laws restricting the use and protecting the privacy of patient information also apply to us, either directly or indirectly.

The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. When we perform billing and collection services for our owned practices or managed practices we may be engaging in one or more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information and requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA requirements that will be imposed on us and our failure to comply with these requirements result in liability and adversely affect our business.

Federal and state consumer protection laws are being applied increasingly by the Federal Trade Commission, or FTC, and state attorneys general to regulate the collection, use and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access.

Numerous other federal and state laws protect the confidentiality of private information. These laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expenses, adverse publicity and liability. Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information and these laws, if applicable, could create liability for us or increase our cost of doing business.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle health care related data, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information we could be subject to criminal or civil sanctions.

Employees

As of August 17, 2004, PainCare and its subsidiaries employed 272 persons, of which 246 are full time and 26 are licensed physicians.

Our ability to provide our services is dependent upon recruiting, hiring, and retaining qualified technical personnel. To date, we have been able to recruit and retain sufficient qualified personnel. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider relations with our employees to be good.

Properties

Listed below is a summary of our real property leases.

Subsidiary	Lease Expiration	Approx. Square Feet	Monthly Rent Amount
PainCare Holdings, Inc. (Corporate Office)	2009	3,887	$6,478
Advanced Orthopaedics of South Florida, Inc.	2007	12,000	$15,400
Rothbart Pain Management Clinic, Inc.	2008	6,000	$9,872
Pain and Rehabilitation Network, Inc.	2013	6,067	$7,838
Medical Rehabilitation Specialists II, Inc.	2009	5,202	$8,155
Associated Physicians Group (3 locations)	2006-2007	10,283	$11,387
Spine and Pain Center, P.C.	2005	7,151	$13,110
Health Care Center of Tampa, Inc.	2008	5,280	$8,800
Bone and Joint Surgical Clinic	2008	8,734	$5,000
Kenneth Alo, M.D., P.A.	2006	1,837	$3,026
Denver Pain Management, P.C.	2006	10,175	$19,722
Georgia Surgery Centers, Inc. & Georgia Pain Physicians, P.C. (3 locations)	2006-2014	22,033	$30,508
Dynamic Rehabilitation Centers (4 locations)	2006-2010	15,948	$25,803
Rick Taylor, D.O., P.A. (3 locations)	2004-2007	10,405	$5,898
Ben Zolper, M.D., L.L.C.	2005	2,700	$4,650

Legal Matters

Neither we nor any of our subsidiaries are a party to any legal action or proceeding which we believe would have a material adverse effect on our business, financial conditions or results of operation.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth our directors and executive officers as of the date of this prospectus. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders. The table also sets forth the names of three persons who have been nominated for election as directors at our annual meeting of stockholders which is scheduled for November 12, 2004. All of our current directors other than Mr. Rothbart will also be standing for reelection at this meeting. Officers and other employees serve at the will of the board of directors.

Name	Age	Positions
Merrill Reuter, M.D.	43	Chairman and Director
Randy Lubinsky(1)(2)	51	Chief Executive Officer and Director
Mark Szporka(3)	48	Chief Financial Officer and Director
Ronald L. Riewold	55	President and Director
Peter J. Rothbart, M.D.(1)(2)	65	Director
Jay L. Rosen, M.D	45	Director
Arthur J. Hudson(1)(2)(3)	52	Director
Robert Fusco(3)	53	Director
Antonio DiSclafani, II, M.D.	48	Nominee
Thomas J. Crane	47	Nominee
Aldo F. Berti, M.D.	56	Nominee
(1) Compensation Committee (2) Stock Option Committee (3) Audit Committee

Merrill Reuter, M.D. is our Chairman of the Board and is the President of Advanced Orthopaedics of South Florida, Inc. Dr. Reuter founded Advanced Orthopaedics of South Florida, Inc. in Lake Worth, Florida in 1992 and from that date until the present has served as its President and Medical Director. He received a BS degree from Tulane University in 1982 and a Masters in Medical Science and a Medical Degree from Brown University in 1986. Dr. Reuter completed his General Surgical Internship and Orthopedic Surgery Residency Training Program at the University of Texas Medical Branch in Galveston, Texas.

Randy Lubinsky, Chief Executive Officer and Director of PainCare, joined PainCare on August 1, 2000 and has over 25 years experience as a healthcare entrepreneur and investment banker. He has built businesses from the start-up phase in the healthcare and real estate industries, and has assisted several public companies in implementing roll-up strategies. In March of 2000, Mr. Lubinsky co-founded Quest Capital Partners, LC in Orlando, Florida, an investment banking firm specializing in healthcare where he acted as Managing Director until he joined PainCare in August of 2000. From September of 1999 until March of 2000, Mr. Lubinsky served as a Director of Cloverleaf Capital Advisors, L.L.C., an investment banking firm specializing in healthcare and e-learning, located in Ocoee, Florida. From November of 1998 until May of 2000, Mr. Lubinsky was Executive Vice President of Ivanhoe Medical Systems, Inc., an Ocoee, Florida based healthcare company which was acquired by Medical Industries of America, Inc. He also assisted Medical Industries of America in implementing its acquisition strategy and served as Chief Executive Officer of its Air Ambulance division. From 1994 to 1998, Mr. Lubinsky was founding Director and Chief Executive Officer of Pain Rehabilitation Network, a Maitland, Florida medical management company which owned or managed 40 medical practices. From 1987 until 1994, he was Chief Executive Officer of Medical Equity, Inc., an investment banking and management company focused on the healthcare industry. During this period, Mr. Lubinsky also founded MedX West, Inc., a distributor of medical equipment. From 1981 to 1987, Mr. Lubinsky served as President and Chief Executive Officer of Florida Equity Group, a real estate development and mortgage banking entity. Prior to founding Florida Equity Group, he served as Senior Vice President of real estate lending for American Savings of Miami, a New York Stock Exchange company. Mr. Lubinsky received a BA degree in finance from Florida International University.

Mark Szporka, Chief Financial Officer and Director of PainCare, joined PainCare on August 1, 2000 and has in excess of 20 years experience as an investment banker, chief financial officer and strategic planner. In March of 2000, he co-founded Quest Capital Partners, LC in Orlando, Florida, an investment banking firm specializing in healthcare where he acted as a Director until he joined PainCare in August of 2000. From September of 1999 until March of 2000, Mr. Szporka served as a Director of Cloverleaf Capital Advisors, L.L.C., an investment banking firm specializing in healthcare and e-learning, located in Ocoee, Florida. From May of 1999 until September of 2000, Mr. Szporka served as Chief Financial Officer of BackGenesis, Inc., a publicly-traded healthcare company headquartered in Ocoee, Florida. From October 1998 until May of 1999, Mr. Szporka served as CFO for Ivanhoe Medical Systems, Inc. located in Ocoee, Florida. From 1995 to 1998, Mr. Szporka was a principal of a private investment company and during this period served as Chief Financial Officer of Carpet Barn, Inc., a $40 million public floor covering company in Las Vegas, Nevada. Prior to 1995, Mr. Szporka served as Managing Director of AMI Holding Corporation, Inc., a healthcare company located in Westland, Michigan, where he also served as Chief Financial Officer. Prior to joining AMI, Mr. Szporka was Director of Corporate Finance Consulting for Arthur Andersen & Co. where he established and managed investment banking practices for middle-market companies in Detroit, Boston and Philadelphia. Mr. Szporka was Managing Director at Security Pacific Merchant Bank with overall nationwide responsibility for investment banking services for real estate and hospitality companies. Previously, he served as Vice President in the investment banking divisions of Paine Webber and E.F. Hutton. In addition, he was Director of Strategic Planning at Joseph E. Seagram & Sons. Mr. Szporka received a MBA from the University of Michigan and a BBA from the University of Notre Dame. He is a Certified Public Accountant (non-active) in New York.

Ronald L. Riewold is our President and Director. Effective February 7, 2003, the Board elected Mr. Riewold to succeed Dr. Rosen as President of PainCare. From December 1999 until January 2001, Mr. Riewold served as a consultant for American Enterprise Solutions, Inc. (“AESI”), a healthcare delivery system and internet utility located in Tampa, Florida which focused on the connectivity of the Internet in the healthcare industry. Mr. Riewold later became Executive Vice President, then President and Chief Operating Officer of AESI. From September 1996 until September 1999, Mr. Riewold served as Vice President of Corporate Development for Heart Labs of America, located in Boynton Beach, Florida which later changed its name to Medical Industries of America and then Cyber-Care. Mr. Riewold has a BA degree from Florida State University and a MBA from Temple University.

Peter J. Rothbart, M.D. is a pain physician who has been a Director of PainCare since November 2000. Dr. Rothbart advised us on October 1, 2004 that he would not be standing for re-election as a Director at our annual meeting of stockholders scheduled for November 12, 2004. Dr. Rothbart signed a consulting agreement with PainCare on November 1, 2000 and pursuant to such agreement he is currently providing consulting services to us. From 1994 to November 2000, Dr. Rothbart was President of Rothbart Pain Management Clinic Inc., one of the largest pain management clinics in Toronto, Canada. He was responsible for the overall management of the operation including supervising over fourteen physicians. From 1989 to 1994, Dr. Rothbart was Director of the Whiplash and Headache Clinic in Toronto. He served as Director, Pain Facility at Centenary Hospital in Scarsborough, Ontario from 1987 to 1989. Dr. Rothbart received Bachelor of Medicine and Bachelor of Surgery degrees from the University of Edinburgh in Scotland. He was Resident in Anesthesia at Vancouver General Hospital, Resident in Medicine at Shaughnessy Hospital in Vancouver, and Senior Resident in Anesthesia at Sunnybrook Medical Centre (University of Toronto). Dr. Rothbart is a diplomat of the American Board of Anesthesiology, American Academy of Pain Management and American Board of Pain Medicine.

Jay L. Rosen, M.D., President of PainCare Surgery Centers, Inc. and Director of PainCare, joined PainCare on October 1, 2000. Dr. Rosen resigned as President of PainCare Holdings, Inc. effective February 7, 2003, but remains on our board. Dr. Rosen has over 15 years experience as a healthcare entrepreneur. Since 1992, he has and continues to serve as Chief Executive Officer and Executive Director of Tampa Bay Surgery Center, Inc., an outpatient surgical facility that specializes in minimally invasive spinal surgery and pain management procedures in Tampa, Florida. During his tenure with Tampa Bay Surgery Center, Dr. Rosen has successfully developed and managed outpatient surgery, diagnostic, specialized ambulatory treatment and physical rehabilitation centers. He also is active in managing Seven Springs Surgery Center in New Port Richey,

Florida. From 1988 to 1992, Dr. Rosen served as Vice President and Director of Development for Physician’s Technical Systems, Inc., a medical ambulatory development company located in New York. From 1983 to 1988, he was President and co-founder of NMR Diagnostic Centers, Inc., a diagnostic center development and management company. Dr. Rosen received a BS degree from Fordham University and Medical Degree from Cetec University. He performed graduate medical research at Hahnemann University in Philadelphia and the Medical Center at SUNY at Stony Brook. Dr. Rosen is a Diplomat of the American Board of Quality Assurance and Utilization Review Physicians. He currently serves on the Board of Directors for Tampa Bay Surgery Center, Inc., Tampa Bay Surgery Associates, Inc., Rehab One, Inc., Open MRI & Diagnostic Center, Inc., Immuvac, Inc., and Intellicare, Inc.

Arthur J. Hudson was elected as a Director of PainCare in November 2002. Mr. Hudson has been employed with Fidelitone, Inc. of Wauconda, Illinois since 1974. He currently serves as Senior Vice President of Corporate Development for the full service inventory management, distribution and logistics company. From 1998 to 2001, he also served as head of international sales for Aero Products International, Inc., a wholly owned subsidiary of Fidelitone. Mr. Hudson is a member of the board of directors of Fidelitone. He received a B.S. degree in economics from Colorado State University.

Robert Fusco was elected as a Director of PainCare in November 2002. Mr. Fusco has over twenty years experience in the healthcare industry and was responsible for founding and building Olsten Corporation into one of the largest home health and specialty pharmaceutical distribution services company in North America. Since March 2000 when Olsten Corporation was sold to Addecco Corporation, Mr. Fusco has been an independent consultant. From January 1985 to April 2000, Mr. Fusco served in various capacities including President of Olsten Health Services and Executive Vice President of Olsten Corporation. From 1979 to 1985, he served as Executive Vice President of Bio-Medical Applications, inc., a subsidiary of National Medical Care, Inc., and had profit and loss responsibility for over 180 dialysis clinics nationally. Mr. Fusco received a BS degree from Manhattan College.

Antonio DiSclafani, II, M.D. - Nominee to the Board.  Since 1993, Dr. DiSclafani has provided physician and neurosurgical services to Ocala Neurosurgical Center located in Ocala, Florida. Dr. DiSclafani has published numerous academic articles and presented at medical conferences all over the country. Dr. DiSclafani is a Fellow at the American College of Surgeons and the American Academy of Pediatrics. In 1981 Dr. DiSclafani completed his surgical internship at the University of Tennessee and completed his residency at the University of Tennessee in 1987.

Thomas J. Crane -  Nominee to the Board. Since January 1991, Mr. Crane has owned and operated a specialized law practice located in Naples, Florida. Beginning in 2000, Mr. Crane formed, and currently acts as the Managing Director, of Cloverleaf Capital International, LLC, an investment banking firm focused on media, technology, and health care. In 1990, Mr. Crane founded and became President/CEO of Southwestern Broadcasting Corporation (SBC), a Naples, Florida based radio station group owner. In August of 1998, SBC sold its assets to Broadcast Entertainment Corporation (BEC), an affiliated company operating radio stations in Texas, New Mexico, and California. Mr. Crane was, at the time of the sale, and remains a principal shareholder and Chairman of the Board of Directors of BEC, with its corporate offices located in Clovis, New Mexico. Mr. Crane also sits on the Boards of Compass Knowledge Holdings, Inc. based in Ocoee, Florida and XTEL, Inc., a telecommunications network based in Miami, Florida, and has published several legal articles concerning media, broadcasting, and communications. Mr. Crane holds a Juris Doctor degree from the University of Miami School of Law, Miami, Florida, a Bachelor of Arts degree from Florida State University, Tallahassee, Florida and a Certificate of Languages from the University of Paris (Sorbonne), Paris, France. Mr. Crane is licensed to practice law in the States of Florida and Texas.

Aldo F. Berti, M.D. - Nominee to the Board.  Since 1980, Dr. Berti has owned and provided physician and neurosurgical services to Aldo F. Berti, M.D. P.A. located in Miami, Florida. Additionally, Dr. Berti is an international medical and neurosurgical consultant, having published numerous academic articles and presented extensively at Medical Conferences worldwide. Dr. Berti has developed an expertise, and has a special interest, in complex spinal surgery, pain management, and spine rehabilitation. Dr. Berti is the Associate Director for Latin America at the Gamma Knife Institute at Jackson Memorial Medical Center at the University of Miami School of Medicine. Dr. Berti is a Fellow at the American College of Surgeons and the American Academy of Pediatrics. Dr. Berti has pioneered the field of CyberKnife Radiosugery in the State of Florida by having performed the first procedure in December of 2003. In the past Dr. Berti has been elected as chief of neurosurgery and chief of the department of surgery at Cedars Medical Center of Miami. Dr. Berti is affiliated with the following hospitals: Cedars Medical Center, Miami, Florida; Jackson Memorial Medical Center -Gamma Knife Institute, Miami, Florida; North Shore Medical Center, Miami, Florida; Palm Springs Hospital, Miami, Florida; and South Miami Hospital, Miami, Florida.

2004 Annual Meeting of Stockholders

Our 2004 annual meeting of stockholders has been scheduled for November 12, 2004. Stockholders of record as of October 12, 2004 will be eligible to vote at the meeting. This means that if this offering closes after to October 12, 2004, you will not be eligible to vote at this meeting.

Committees of the Board of Directors

PainCare has established a standing Audit Committee, Compensation Committee and Stock Option Committee.

Audit Committee

The Audit Committee retains and oversees our independent accountants, reviews the scope and results of the annual audit of our consolidated financial statements, reviews nonaudit services provided to us by our independent accountants and monitors transactions among PainCare and its affiliates, if any. The Audit Committee currently consists of Mr. Szporka, our Chief Financial Officer and the chairman of the Audit Committee, and Mr. Hudson and Mr. Fusco, who are independent under American Stock Exchange and SEC rules. The Board of Directors determined that Mr. Fusco, a member of the Audit Committee, is qualified as an Audit Committee Financial Expert.

Compensation Committee

The Compensation Committee is responsible for supervising PainCare’s compensation policies, administering the employee incentive plans, reviewing officers’ salaries and bonuses, approving significant changes in employee benefits and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee currently consists of Mr. Lubinsky, our Chief Executive Officer and the chairman of the Compensation Committee, and Dr. Rothbart and Mr. Hudson, who are independent.

Stock Option Committee

The Stock Option Committee is responsible for supervising and administering PainCare’s Stock Option Plans, approving significant changes in the Plans and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee currently consists of Mr. Lubinsky, our CEO and the chairman of the Stock Option Committee, and Dr. Rothbart and Mr. Hudson, who are independent.

American Stock Exchange Corporate Governance Rule Changes

We must comply with the revised corporate governance requirements of the American Stock Exchange before July 31, 2005, at the latest. The new requirements will necessitate changes in our Board of Directors and committees. For example, in order to comply with the requirement that all members of the audit and compensation committees be independent, the Chairman of our audit committee, our Chief Financial Officer Mark Szporka, and the Chairman of our compensation committee, our Chief Executive Officer Randy Lubinsky, will have to be replaced by independent directors. Also, the new American Stock Exchange rules require that our Board of Directors be comprised of at least 50% independent directors. Currently, only three out of eight of our directors are independent. If all nominees to the Board are elected at our annual meeting of stockholders to be held on November 12, 2004, five out of ten of our directors will be independent.

Executive Compensation

The following table sets forth compensation paid by PainCare to each person who served in the capacity of Chief Executive Officer during 2001, 2002 and 2003, and other officers of PainCare whose total annual salary and bonus for the fiscal years ended, December 31, 2001, December 31, 2002 and December 31, 2003 exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation						Long Term Compensation Awards
Name & Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation	Securities Underlying Options (#)
Randy Lubinsky, CEO (1)(4)	2003 2002 2001	$ $ $	220,833 200,000 175,000	$ $ $	41,250 -0- -0-	$19,390 $22,528 $17,420	1,050,000 1,000,000 -0-

Mark Szporka, CFO (2)(4)	2003 2002 2001	$ $ $	195,833 175,000 175,000	$ $ $	41,250 -0- -0-	$24,739 $23,544 $20,207	1,050,000 1,000,000 -0-

Ronald Riewold, President (3)(5)	2003		$175,000		$-0-	$24,248	775,000

(1)	Randy Lubinsky has served as our Director and the Chief Executive Officer since August 1, 2000. Pursuant to an employment agreement entered into in August 2000 and amended on August 1, 2002, Mr. Lubinsky received annual salary payments equal to $200,000 and certain perquisites and other benefits. This employment agreement was subsequently amended on August 1, 2003, increasing Mr. Lubinsky’s annual salary to $250,000. For the fiscal year ended December 31, 2003, we paid Mr. Lubinsky a car allowance of $12,000 and paid health and dental insurance premiums of $7,390. Mr. Lubinsky’s employment agreement was subsequently amended on August 1, 2004, increasing Mr. Lubinsky’s annual salary to $280,000. See “Employment Agreements.”
(2)	Mark Szporka has served as a Director and Chief Financial Officer since August 1, 2000. Pursuant to an employment agreement entered into in August 2000 and amended August 1, 2002. Mr. Szporka received annual salary payments equal to $175,000 and certain perquisites and other benefits. This employment agreement was subsequently amended on August 1, 2003, increasing Mr. Szporka’s annual salary to $225,000. For the fiscal year ended December 31, 2003, we paid Mr. Szporka a car allowance of $12,000 and paid health and dental insurance premiums of $12,406. Mr. Szporka’s employment agreement was subsequently amended on August 1, 2004, increasing Mr. Szporka’s annual salary to $255,000. See “Employment Agreements.”

(3)	Ronald Riewold has served as a Director since November 8, 2002 and President since February 7, 2003. Pursuant to an employment agreement entered into in February 2003, Mr. Riewold received annual salary payments equal to $175,000 and certain perquisites and other benefits during fiscal year 2003. For the fiscal year ended December 31, 2003, we paid Mr. Riewold a car allowance of $12,000 and paid health and dental insurance premiums of $12,248. Mr. Riewold’s employment agreement was subsequently amended on February 7, 2004, increasing Mr. Riewold’s annual salary to $225,000. See “Employment Agreements.”
(4)	Two hundred thousand (200,000) options were granted to Mr. Lubinsky and 200,000 options were granted to Mr. Szporka on August 1, 2000 under the Company’s 2000 Stock Option Plan. One million (1,000,000) options were granted to Mr. Lubinsky and 1,000,000 options were granted to Mr. Szporka on August 1, 2002 under the Company’s 2001 Stock Option Plan. One Hundred Fifty thousand (150,000) options were granted to Mr. Lubinsky and 150,000 options were granted to Mr. Szporka on June 2, 2003 under the Company’s 2001 Stock Option Plan. Nine hundred thousand (900,000) options were granted to Mr. Lubinsky and 900,000 options were granted to Mr. Szporka on September 11, 2003 under the Company’s 2001 Stock Option Plan. One hundred thousand (100,000) options were granted to Mr. Lubinsky and 100,000 options were granted to Mr. Szporka on August 1, 2004 under the Company’s 2001 Stock Option Plan. None of these options have been exercised to date.
(5)	Seven hundred seventy-five thousand (775,000) options previously granted to Mr. Riewold immediately vested upon the execution of his employment agreement in February 2003. None of these options have been exercised to date.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,844,000	$1.36	2,156,000
Equity compensation plans not approved by security holders	0	0	0

Stock Option Grants

Stock Option Grants In 2003

The following table sets forth information regarding grants of stock options during fiscal year ending December 31, 2003 made to the Named Executive Officers who have received option grants.

Name	Number of Securities Underlying Stock Options Granted (#)	Percent of Total Stock Options Granted to Employees in Fiscal 2003	Exercise or Base Price ($/Sh)	Expiration Date
Randy Lubinsky	150,000	4.4%	$2.25	6/2/08
Randy Lubinsky	900,000	26.4%	$1.93	8/1/08
Mark Szporka	150,000	4.4%	$2.25	6/2/08
Mark Szporka	900,000	26.4%	$1.93	8/1/08

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options during the year ended December 31, 2003 and unexercised options held as of the end of fiscal 2003.

	Shares Received on Exercise		Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Randy Lubinsky	0	0	1,000,000	1,250,000	$2,156,000	$1,959,500
Mark Szporka	0	0	1,000,000	1,250,000	$2,156,000	$1,959,500
Ronald Riewold	0	0	775,000	—	$1,705,000	—

(1)	Calculated based on the fair market value of $3.20 per share at the close of trading on December 31, 2003 as reported by the AMEX, minus the exercise price of the option.

Employment Agreements

Randy Lubinsky, CEO.  Mr. Lubinsky serves as Chief Executive Officer of PainCare for a term expiring on July 31, 2008. The principal terms of Mr. Lubinsky’s employment agreement are as follows: (i) an annual salary of $280,000, which may be increased from time to time at the discretion of the board of directors; (ii) stock options to purchase 200,000 shares of PainCare’s common stock at an exercise price of $.05 per share; (iii) stock options to purchase 1,000,000 (exercisable at $1.00 per share) shares of PainCare’s common stock which vest pro rata over the five years of the contract; (iv) stock options to purchase 900,000 (exercisable at $1.93 per share) shares of PainCare’s common stock which vest at 50,000 shares per contract year in years one through three and 250,000 shares vest per year in contract years four through six; (v) stock options to purchase 100,000 (exercisable at $3.08 per share) shares of PainCare’s common stock, which vested in full on August 1, 2004; (vi) health, dental, disability insurance coverage; (vii) term life insurance; (viii) an annual bonus equal to 4% of PainCare’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (ix) such as other benefits as PainCare may provide for its officers in the future.

Mark Szporka, CFO.  Mr. Szporka serves as Chief Financial Officer of PainCare for a term expiring on July 31, 2008. The principal terms of Mr. Szporka’s employment agreement are as follows: (i) an annual salary of $225,000, which may be increased from time to time at the discretion of the board of directors; (ii) stock options to purchase 200,000 shares of PainCare’s common stock at an exercise price of $.05 per share; (iii) stock options to purchase 1,000,000 (exercisable at $1.00 per share) shares of PainCare’s common stock which vest prorata over the 5 years of the contract; (iv) stock options to purchase 900,000 (exercisable at $1.93 per share) shares of PainCare’s common stock which vest at 50,000 shares per contract year in years one through three and 250,000 shares vest per year in contract years four through six; (v) stock options to purchase 100,000 (exercisable at $3.08 per share) shares of PainCare’s common stock, which vested in full on August 1, 2004; (vi) health, dental and disability insurance coverage; (vii) term life insurance; (viii) an annual bonus equal to 4% of PainCare’s EBITDA, and (ix) such as other benefits as PainCare may provide for its officers in the future.

Ronald Riewold, President.  Mr. Riewold serves as President of PainCare for a term expiring on January 31, 2009. The principal terms of Mr. Riewold’s employment agreement, which went into effect on February 7, 2004, are as follows: (i) an annual salary of $225,000, which may be increased from time to time at the discretion of the board of directors; (ii) stock options to purchase 775,000 shares of PainCare’s common stock (exercisable at $1.00 per share), which fully vested on February 7, 2003; (iii) stock options to purchase 475,000 (exercisable at $3.02 per share) shares of PainCare’s common stock which vests pro rata over 5 years, starting February 7, 2004; (iv) health, dental and disability insurance coverage; (vi) term life insurance; (vii) an annual bonus equal to 3.3% of PainCare’s EBITDA, and (viii) such as other benefits as PainCare may provide for its officers in the future.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of the common stock beneficially owned as of September 20, 2004 by (i) each person believed by PainCare to be the beneficial owner of more than 5% of the common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. Beneficial ownership by the stockholders has been determined in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended. All shares of the common stock are owned both of record and beneficially, unless otherwise indicated.

Name of Beneficial Owner	Shares	Percentage of Common Stock Outstanding before this Offering(1)	Percentage of Common Stock Outstanding after the Offering
Merrill Reuter, M.D.(2)	1,850,000	5.8%	4.2%
Randy Lubinsky(3)(10)	2,179,439	6.6%	4.8%
Mark Szporka(4)(10)	2,127,340	6.4%	4.7%
Ronald Riewold(5)	1,020,000	3.1%	2.3%
Peter Rothbart, M.D.(6)	610,748	1.9%	1.4%
Jay Rosen, M.D.(7)	400,000	1.2%	*
Arthur J. Hudson(8)(10)	645,000	2.0%	1.5%
Robert Fusco(9)	95,000	*	*
John Vick(11)	1,700,000	5.3%	3.9%
Antonio DiSclafani, II, M.D.	1,538,461	4.8%	3.5
Thomas J. Crane	4,000	*	*
Aldo F. Berti, M.D.	—	—	—
All officers, directors, and affiliates as a group (8 persons)	8,927,527	24.9%	18.7%

*	Less than 1%.
(1)	Based on an aggregate of 32,039,234 shares of our common stock outstanding as of August 31, 2004.
(2)	Includes the impact of the completion of the merger on January 1, 2001 between our subsidiary, PainCare Acquisition Company I, Inc., and Advanced Orthopaedics of South Florida, Inc., of which Dr. Reuter was a stockholder, at which time Dr. Reuter received 1,850,000 shares of our common stock and $1,239,000 in convertible debentures which where paid in full in February of 2004.
(3)	Includes Plan options to acquire (i) 200,000 shares of our common stock at $0.05 per share; (ii) 800,000 shares of our common stock at $1.00 per share; (iii) 100,000 shares of our common stock at $1.93 per share; and (iv) 100,000 shares of our common stock at $3.08 per share.
(4)	Includes Plan options to acquire (i) 200,000 shares of our common stock at $0.05 per share; (ii) 800,000 shares of our common stock at $1.00 per share; (iii) 100,000 shares of our common stock at $1.93 per share; and (iv) 100,000 shares of our common stock at $3.08 per share.
(5)	Includes warrant to acquire 25,000 shares of our common stock at $0.75 per share all of which have vested, Plan options to acquire 775,000 shares of our common stock at $1.00 per share, which options are fully vested, and Plan options to acquire 95,000 shares at $3.02 per share. Does not include Plan options to acquire 380,000 shares at $3.02 per share, which have not yet vested.
(6)	Includes 210,000 shares which were obtained as a result of the November 1, 2000 consulting agreement between PainCare, Inc. and Peter Rothbart, M.D. Includes 140,000 shares which were obtained as the result of a stock option exercise in April 2003. Includes Carol Rothbart, wife of Peter Rothbart, M.D., percentage (51%) of $170,000 of convertible debentures, at a conversion price of $1 per share, which was part of the consideration of the acquisition of the outstanding shares of Rothbart Pain Management Clinic, Inc. by PainCare, Inc. on December 1, 2000, 51% of the conversion of $170,000, which was earned with respect to such acquisition as of December 31, 2002 at a conversion price of $0.63 and the impact of 51% of $170,000 of common stock at $2.38 per share, which was earned on December 1, 2003.
(7)	Includes Plan options to acquire 200,000 shares of our common stock at $0.05 per share, which options are fully vested.

(8)	Includes Plan options to acquire (i) 70,000 shares of our common stock at $0.70 per share; (ii) 100,000 shares of our common stock at $1.00 per share; and (iii) 25,000 shares of our common stock at $2.40 per share.
(9)	Includes Plan options to acquire (i) 70,000 shares of our common stock at $0.70 per share; and (ii) 25,000 shares of common stock at $2.40 per share.
(10)	Includes Plan options to acquire 150,000 shares of our common stock at $2.25 per share, which were granted and fully vested in accordance with a personal guarantee provided by each Messrs. Lubinsky, Szporka and Hudson with respect to the guarantee of a WCMA line of credit with Merrill Lynch Business Financial Services, Inc. This line of credit was subsequently closed in February of 2004.
(11)	Does not include 850,000 shares that are issuable if certain earnings goals are met and 350,000 shares that are issuable upon exercise of options at an exercise price of $2.50 per share which are not presently exercisable.

DESCRIPTION OF CAPITAL STOCK

General

The total number of shares of capital stock that we are authorized to issue is 85,000,000, of which 75,000,000 shares having a $.0001 par value per share are designated as common stock and 10,000,000 shares having a $.0001 par value are designated as preferred stock. As of the date hereof, there are 32,039,234 shares of common stock outstanding and no shares of preferred stock outstanding. We have 2,000,000 and 8,000,000 shares of common stock reserved for issuance under our 2000 Stock Option Plan and 2001 Stock Option Plan, respectively.

Common Stock

Each share of our common stock is entitled to one vote on all matters presented to the stockholders, including the election of Directors. Holders of common stock have no preemptive rights nor cumulative voting rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The preferred stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. The Board of Directors may also determine the rights, designations and preferences of each series of preferred stock. In designating any series of preferred stock, the Board of Directors may, without further action by the holders of common stock:

•	fix the number of shares constituting that series;

•	fix the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock); and

•	fix the rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences.

The holders of any preferred stock, when and if issued, are expected to have priority claims to dividends and to any distribution upon liquidation, and they may have other preferences over the holders of the common stock.

The Board of Directors may issue series of preferred stock without action by our stockholders. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of the common stock.

Anti-Takeover Effects Of Certain Provisions Of Florida Law And Our Articles Of Incorporation And Bylaws

Our articles of incorporation, our bylaws and Florida law contain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our Board of Directors. These provisions are designed to enable our Board of Directors, particularly in the initial years of our existence as a publicly-owned company, to develop our business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by our Board of Directors to be in our best interests and the best interests of our stockholders. The description set forth below is intended as a summary of these provisions only, and we refer you to the actual provisions of our articles of incorporation and bylaws.

Florida Law

Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested stockholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:

•	at least 20% but less than 33 1/3% of all voting power;

•	at least 33 1/3% but less than a majority of all voting power; or

•	a majority or more of all voting power.

The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested stockholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates. Florida law also authorizes PainCare to indemnify our directors, officers, employees and agents.

In addition, Florida law presently limits the personal liability of corporate directors for monetary damages, except where the directors breach their fiduciary duties, and such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Authorized but Unissued or Undesignated Capital Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock. No preferred stock is designated. The authorized but unissued stock may be issued by the Board of Directors in one or more transactions. In this regard, our articles of incorporation grants the Board of Directors’ broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the authority of the Board of Directors described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Amendment of Bylaws

The bylaws may only be altered, amended or repealed by the Board of Directors or the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock.

Registration Rights

We have granted registration rights to the holders 47,115,760 of our shares of common stock. In 2004, we have filed registration statements registering the resale of 47,115,760 shares of common stock, which includes shares issuable upon exercise of outstanding options and warrants, shares issuable upon conversion of the principal and interest of our convertible debentures and notes and shares that are issuable pursuant to the earnout provisions of various business acquisitions. The holders of 12,662,887 of the registered securities have agreed that subject to certain exceptions for a period of 120 days following the date of the prospectus (and certain holders of rights to acquire 10,024,255 of the registered securities have agreed for a period of 30 days following the date of the prospectus), they will not dispose of or hedge such shares without the consent of First Albany.

Right of First Refusal

The holders of our convertible debentures, Midsummer Investments Ltd. and Islandia, L.P., have a right of first refusal to participate in future capital financings by us long as they own 25% of the original principal amount of the debentures that they acquired from us. This means that if we propose to offer equity securities in a public or private offering, Midsummer and Islandia have a right to purchase all of the securities being offered. Midsummer and Islandia have waived this right in connection with this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF INDEBTEDNESS

On December 18, 2003, we completed a private placement offering of $10 million in 7.5% convertible debentures to two institutional investors, Midsummer Investments Ltd. and Islandia, L.P. The debentures are due December 17, 2006 and are convertible by the investors at any time into shares of common stock at a fixed price of $2.6121 per share. Interest on the debentures is payable in quarterly installments commencing in March 2004 in cash or stock, at our election. Interest paid in shares is based upon 90% of the market value for the shares as defined in the debentures. The investors also received warrants to purchase 1,273,316 shares of common stock. The warrants have a term of four years ending on December 17, 2007 and are exercisable as follows: 631,658 shares at $2.730905 per share and 631,658 warrants at $2.84964 per share. The debentures and the warrants have full ratchet anti-dilution protection, which means that, with certain exceptions, if we issue common stock or securities convertible or exercisable for common stock, with a purchase, conversion or exercise price below the conversion price of the debentures and the exercise price of the warrants, such conversion and exercise prices are automatically reduced to the lower price. The debenture holders also have a right of first refusal to participate in future equity financings of PainCare. See “Description of Capital Stock—Right of First Refusal.” With certain exceptions, PainCare is not permitted to incur debt that would be senior to or pari passu with the debentures. The securities purchase agreement pursuant to which the debentures were sold provides that we shall not effect any conversion of debentures or issue any shares upon exercise of the warrants, and holder shall not have the right to convert any portion of debentures or exercise the warrants, to the extent that after giving effect to such conversion or exercise, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion.

On March 2, 2004, we completed a $5 million private placement with Laurus Master Fund, Ltd., a private equity fund based in New York City. The financing consisted of $5 million principal amount of a secured convertible term note and warrants to purchase 450,000 shares of common stock. The note is secured by a pledge of the stock of a subsidiary of PainCare. The warrants have an exercise price of $4.24 per share for the first 200,000 shares, $4.58 per share for next 150,000 shares and $4.92 per share for the remaining shares. The warrants are exercisable until February 27, 2011. The note bears interest at a fluctuating interest rate equal at all times to the prime rate plus 2%, subject to reduction if the value weighted average price of our common stock exceeds the conversion rate by 25%. The initial interest rate on the note is 6%. The note is convertible by the investors at any time into shares of common stock at a price of $3.39 per share. We may require that the holder of the note convert its outstanding note into common stock, if the market price exceeds 120% of the conversion rate. The principal amount of the note is repayable in monthly installments, commencing as of June 1, 2004, in the initial amount of $50,000 eventually increasing to $181,667, with a final installment of $500,000 and may be paid, at our option, in cash or shares of common stock, if the market price exceeds 120% of the conversion rate. Interest on the note is payable monthly and may be paid, at our option, in cash or, subject to certain conditions, additional shares of common stock, if the market price exceeds 120% of the conversion rate. The note is subject to weighted average anti-dilution protection, which means that, with certain exceptions, if we issue common stock or securities convertible or exercisable for common stock, with a purchase, conversion or exercise price below the conversion price of the notes, such conversion price is automatically reduced by an amount that takes into account the amount of dilution caused by the lower priced securities. The securities purchase agreement for the note contains certain restrictive covenants, including with respect to the payment of dividends and the incurrence of debt. The securities purchase agreement pursuant to which the note was sold provides that we shall not effect any conversion of the note, and the holder shall not have the right to convert any portion of the note or exercise the warrants, to the extent that after giving effect to such conversion or exercise, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion, provided that the holder has the right to waive this limitation upon at least 70 days prior written notice to us.

On March 22, 2004, we completed a second $5 million private placement with Laurus, consisting of $5 million principal amount of a secured convertible term note and warrants to purchase 550,000 shares of common stock. The warrants have an exercise price of $3.60 per share for the first 233,000 shares, $3.89 per share for next 183,000 shares and $4.18 per share for the remaining shares. The note is secured by a pledge of the stock of the same subsidiary that secures our other notes. The warrants are exercisable until March 22, 2011. The note bears interest at a fluctuating interest rate equal at all times to the prime rate plus 2%, subject to reduction if the value weighted average price of our common stock exceeds the conversion rate by 25%. The initial interest rate on the note is 6%. The note is convertible into shares of common stock at a price of $2.88 per share. The principal amount of the note is repayable in monthly installments, commencing as of July 1, 2004, in the initial amount of $50,000 eventually increasing to $181,667, with a final installment of $500,000. The conversion and other terms of the March 22, 2004 note are otherwise, substantially the same as the March 2, 2004 note.

On July 1, 2004, we completed two separate institutional private placement offerings with aggregate proceeds of $3.0 million to existing investors in us, the Laurus Master Fund, Ltd. and Midsummer Investments Ltd.

Pursuant to a securities purchase agreement with Laurus, we issued and sold to Laurus (i) $1.5 million principal amount of a secured convertible term note due June 30, 2007 and (ii) warrants to purchase 165,000 shares of common stock at an exercise price of $3.60 per share for the first 82,500 shares and $3.76 per share for the remaining shares. The warrants are exercisable until June 30, 2011. The note bears interest at a fluctuating interest rate equal at all times to the prime rate plus 2%, subject to reduction if the value weighted average price of our common stock exceeds the conversion rate by 25%. The initial interest rate on the note is 6%.

The note is convertible into shares of common stock at a price of $3.15 per share. The principal amount of the note is repayable in monthly installments, commencing as of October 1, 2004, in the initial amount of $50,000 eventually increasing to $60,000. The conversion and other terms, including anti-dilution protections, of the March 22, 2004 note are otherwise, substantially the same as the March 2, 2004 note.

Pursuant to a separate securities purchase agreement with Midsummer, we issued and sold a $1.5 million fixed price 7.5% Convertible Debenture. Midsummer also received warrants to purchase 165,000 shares of our common stock.

The 7.5% convertible debenture is due July 1, 2007 and is convertible into shares of our common stock at $3.15 per share. Interest on the debenture is payable in quarterly installments commencing in September 2004 in cash or stock, at our election. The warrants issued to Midsummer have a term of four years ending on July 1, 2008 and are exercisable as follows: 82,500 shares at $3.60 per shares and the remaining shares at $3.76 per share. The conversion and other terms, including anti-dilution protections, are otherwise substantially the same as the December 17, 2003 debenture.

We have granted the holders of the notes and debentures certain demand and piggyback registration rights with respect to the common stock that is issuable upon conversion of the notes and debentures and/or exercise of the warrants, and/or issuable in payment of principal and interest on the notes and debentures. The holders of the debentures and notes have entered into lock-up agreements that generally prohibits such holders, without the prior written consent of First Albany, from selling, offering to sell, contracting to sell, hypothecating, pledging, granting an option to purchase or otherwise disposing of any shares of our common stock or securities convertible into or exchangeable or exercisable for common stock or any warrants or other rights to purchase common stock or such securities, for a 30 day period following the date of this prospectus.

RELATED PARTY TRANSACTIONS

During 2003, Quest Capital Partners, LC, an entity controlled by our Chief Executive Officer, Randy Lubinsky, and Chief Financial Officer, Mark Szporka Quest received the balance of $38,683 in management fees owed by Rothbart Pain Management Clinic, Inc. outstanding from December 31, 2002. There was no outstanding balance between Quest and Rothbart Pain Management Clinic, Inc. as of December 31, 2003. There is no ongoing arrangement for these services as this relationship was terminated effective November 20, 2000.

UNDERWRITING

We are offering the shares of our common stock through the underwriters named below. Our common stock is quoted on the American Stock Exchange under the symbol “PRZ.”

The Underwriters and the Underwriting Agreement

We and the underwriters named below have entered into an underwriting agreement relating to this offering. First Albany Capital Inc. and WR Hambrecht + Co, LLC are the representatives of the underwriters. The underwriters have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares indicated in the following table:

Underwriters	Number of Shares
First Albany Capital Inc.
WR Hambrecht + Co, LLC

Total	12,000,000

Except for the underwriters’ over-allotment option described below, the underwriters must take and pay for all of the shares, if they take any shares.

We have granted to the underwriters the option to purchase from us up to an additional 1,800,000 shares of our common stock to cover over-allotments, if any, made in connection with this offering. First Albany Capital Inc., on behalf of the underwriters, may exercise this option at any time, from time to time, on or before the 30th day after the date of this prospectus. If First Albany Capital Inc. exercises this option, the underwriters will each severally purchase shares in approximately the same proportion as set forth in the table above. The underwriters are not obligated to purchase any of these additional shares if they do not exercise their over-allotment option.

We have agreed to indemnify the underwriters and their partners, directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters and these persons may be required to make in respect of those liabilities.

Public Offering Price, Commissions and Discounts and Offering Expenses

The underwriters will initially offer the shares to the public at the public offering price set forth on the cover of this prospectus. If all the shares are not sold at this public offering price, the representatives may change the public offering price or any other selling term.

Shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the public offering price.

The table below shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional shares:

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $400,000.

Lock-Up Agreements

We and each of our officers and directors and certain stockholders, have entered into lock-up agreements with the underwriters. Subject to certain exceptions, including for the issuance of common stock in connection with the acquisition of physician practices, these lock-up agreements generally prohibit us and each of these persons, without the prior written consent of First Albany Capital Inc., from selling, offering to sell, contracting to sell, hypothecating, pledging, granting an option to purchase or otherwise disposing of any shares of our common stock or securities convertible into or exchangeable or exercisable for common stock or any warrants or other rights to purchase common stock or such securities. These restrictions will be in effect for 120 days (30 days in the case of two of our stockholders) after the date of this prospectus. At any time and without public notice, First Albany Capital Inc. may in its sole discretion release all or some of the securities from these lock-up agreements.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock. These activities include stabilizing transactions, syndicate short covering and penalty bids. The underwriters may carry out these activities on the American Stock Exchange, in the over-the-counter market or otherwise. As a result of these activities, the price of our common stock may be higher than the price that may otherwise exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Stabilizing Transactions and Syndicate Short Covering

Stabilizing transactions consist of placing a bid or effecting a purchase for the purpose of pegging, fixing or maintaining the price of a security. Stabilizing activities may include purchases to cover short positions created by short sales. Short sales are sales by the underwriters in excess of the number of shares they are obligated to purchase from us in this offering. Short sales create short positions that can be either “covered” or “naked.” A covered short position is a short position in an amount that does not exceed the number of shares the underwriters may purchase from us by exercising their over-allotment option described above. A naked short position is a short position in excess of that amount.

The underwriters may close out a covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In determining the source of shares to close out a covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares by exercising their over-allotment option. The underwriters must close out a naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased shares in this offering.

Penalty Bids

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Affiliations

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us for which they have received or will receive fees.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for PainCare by Phillips Nizer LLP, New York, NY. Dewey Ballantine LLP, New York, NY is counsel for the underwriters in connection with this offering.

EXPERTS

The audited consolidated financial statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and December 31, 2002 included in this Registration Statement have been so included in reliance on the report of Tschopp, Whitcomb & Orr, P.A. (formerly known as Parks, Tschopp, Whitcomb & Orr, P.A.), independent accountants, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Healthcare Center of Tampa, Inc, as of December 31, 2002 and for the two years ended December 31, 2002, Bone and Joint Surgical Clinic, as of December 31, 2002 and for the year ended December 31, 2002 and Denver Pain Management Center, P.C., Dynamic Rehabilitation Centers, Inc., Rick Taylor, D.O., P.A. and Dr. Benjamin Zolper, M.D., LLC and the audited combined financial statements of Georgia Surgery Centers, Inc. and Georgia Pain Physicians, P.C., in each case, as of December 31, 2003 and for the year ended December 31, 2003, incorporated by reference in this Registration Statement from the respective Form 8-K reports pursuant to which such financial statements have been filed with the SEC, have been so incorporated in reliance on the reports of Tschopp, Whitcomb & Orr, P.A. (formerly known as Parks, Tschopp, Whitcomb & Orr, P.A.), independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet website.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” much of the information we file with them under Commission File No. 1-14160, which means that we can disclose important information to you by referring you to those publicly available documents. All of the information that we incorporate by reference is considered to be part of this prospectus, and any of our subsequent filings with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below and any future filing made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

•	Our registration statement on Form 8-A, filed on June 13, 2003;

•	Our annual report on Form 10-KSB for the year ended December 31, 2003, filed on March 25, 2004;

•	Our quarterly report on Form 10-QSB for the quarter ended March 31, 2004, filed on April 30, 2004.

•	Our quarterly report on Form 10-QSB for the quarter ended June 30, 2004, filed on July 22, 2004.

•	Our current reports on Form 8-K, filed on January 6, 2004, January 7, 2004, January 13, 2004, March 2, 2004, March 23, 2004, March 25, 2004, May 19, 2004, June 3, 2004, June 9, 2004, June 10, 2004, July 7, 2004, July 13, 2004, July 16, 2004, August 6, 2004, August 13, 2004, August 23, 2004 and August 30, 2004 (two reports).

•	Our preliminary proxy statement on Schedule 14A, filed on October 1, 2004 (except for portions thereof not deemed to be filed)

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

You may request a copy of any or all of these filings, at no cost, by writing or telephoning us through September 29, 2004 at: PainCare Holdings, Inc., 37 North Orange Avenue, Suite 500, Orlando, Florida 32801, Attention, Randy Lubinsky, CEO, Tel. No. (407) 926-6615; and on and after September 30, 2004 at our new executive offices at 1030 North Orange Avenue, Suite 105, Orlando, Florida 32801, Attention, Randy Lubinsky, CEO, Tel. No. (407) 367-0944.

PainCare Holdings, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Independent Auditors’ Report	F-2

Consolidated Balance Sheets as of December 31, 2003 and 2002 and June 30, 2004 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002 and the six months ended June 30, 2004 (unaudited) and June 30, 2003 (unaudited)	F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002 and the six months ended June 30, 2004 (unaudited) and June 30, 2003 (unaudited)	F-5

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2003 and 2002, the three months ended March 31, 2004 (unaudited) and the three months ended June 30, 2004 (unaudited)	F-6

Notes to Consolidated Financial Statements	F-8

Independent Auditors’ Report

The Board of Directors

PainCare Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of PainCare Holdings, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PainCare Holdings, Inc., as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

March 8, 2004

Maitland, Florida

Tschopp, Whitcomb & Orr, P.A.

PAINCARE HOLDINGS, INC.

Consolidated Balance Sheets

	At December 31,
	2003	2002	At June 30, 2004
			(unaudited)
ASSETS
Current assets:
Cash	$7,923,767	$2,078,684	$4,038,249
Accounts receivable, net (note 1)	5,100,699	2,781,094	11,942,589
Due from shareholder (note 13)	203,050	339,325	28,021
Note receivable	320,353	100,316	79,301
Deposits and prepaid expenses	514,957	138,519	780,093

Total current assets	14,062,826	5,437,938	16,868,253
Property and equipment, net (note 3)	4,730,723	3,012,615	6,433,246
Goodwill (note 4 and 8)	21,946,735	5,012,552	37,898,540
Other assets (note 9)	2,680,665	203,822	4,841,698

Total assets	$43,420,949	$13,666,927	$66,041,737

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current portion of notes payable (note 5)	$4,216,566	$320,123	$4,258,850
Accounts payable and accrued expenses	639,668	529,031	671,912
Interest payable	–	–	62,500
Income tax payable	–	–	891,329
Current portion of convertible debentures (note 6)	306,616	267,933	2,490,000
Current portion of capital lease obligations (note 7)	578,557	445,549	611,426

Total current liabilities	5,741,407	1,562,636	8,986,017
Notes payable, less current portion (note 5)	510,141	1,009,391	471,225
Convertible debentures, less current portion (note 6)	10,712,000	1,383,286	17,373,600
Deferred income tax liability (note 14)	683,300	–	1,188,711
Shareholder loan	–	1,890	–
Capital lease obligations, less current portion (note 7)	2,300,165	2,155,733	2,455,181

Total liabilities	19,947,013	6,112,936	30,474,734

Stockholders’ Equity:
Common stock, $.0001 par value. Authorized 75,000,000 shares, 26,882,597 shares issued and outstanding on December 31, 2003, 15,576,640 shares issued and outstanding on December 31, 2002 and 31,087,027 shares issued and outstanding on June 30, 2004	2,688	1,557	3,109
Preferred stock, $.0001 par value. Authorized 10,000,000 shares; issued and outstanding -0- shares	–	–	–
Additional paid in capital	21,700,894	7,019,246	31,081,243
Retained earnings	1,769,393	556,487	4,493,339
Other comprehensive income (loss)	961	(23,299)	(10,688)

Total stockholders’ equity	23,473,936	7,553,991	35,567,003

Commitments (note 5, 6 and 10)
Total liabilities and stockholders’ equity	$43,420,949	$13,666,927	$66,041,737

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.

Consolidated Statements of Operations

	Year Ended December 31,		Six Months ended June 30
	2003	2002	2004	2003
			(Unaudited)
Revenues:
Patient services	$8,047,792	$4,522,987	$7,494,546	$3,758,659
Management fees	6,933,075	2,974,955	8,482,251	2,513,948

Total revenues	14,980,867	7,497,942	15,976,797	6,272,607
Cost of sales	4,586,732	2,698,450	3,059,997	1,833,360

Gross profit	10,394,135	4,799,492	12,916,800	4,439,247
General and administrative	7,543,915	3,468,515	7,562,784	2,931,158
Amortization expense	61,463	–	136,582	–
Depreciation expense	463,190	206,949	366,385	140,784

Operating income	2,325,567	1,124,028	4,851,049	1,367,305
Interest expense	(487,786)	(358,546)	(713,016)	(247,382)
Other income	45,425	173,992	52,653	12,793

Income before income taxes	1,883,206	939,474	4,190,686	1,132,716
Provision for income taxes (note 14)	670,300	234,440	1,466,740	246,427

Net income	$1,212,906	$705,034	$2,723,943	$886,289

Basic earnings per share	$0.06	$0.07	$0.10	$0.05

Basic weighted average shares outstanding	20,772,620	10,591,258	28,348,671	18,841,242

Diluted earnings per share	$0.05	$0.06	$0.07	$0.04

Diluted weighted average shares outstanding	23,967,430	12,583,653	38,651,374	24,892,252

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,		Six Months Ended June 30,
	2003	2002	2004	2003
			(Unaudited)
Cash flows from operating activities:
Net income	$1,212,906	$705,034	$2,723,946	$882,289
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	524,653	206,949	502,967	140,784
Other comprehensive income (loss)	24,260	(23,299)	(11,649)	(11,647)
Stock issued for fees	2,030	–	–
Change in operating assets and liabilities, net of assets acquired:
Accounts receivable	(1,834,012)	(1,597,773)	(4,113,386)	(1,570,090)
Deposits and prepaid expenses	(369,911)	–	(163,099)	(401,644)
Other assets	(325,525)	(103,498)	(289,656)	(432,062)
Deferred income tax liability	683,300	–	505,411	–
Accounts payable and accrued expenses	(228,664)	(356,921)	(257,061)	(162,267)
Income tax payable	–	–	891,329	–
Interest payable	–	–	62,500	–

Net cash used in operating activities	(310,963)	(1,169,508)	(149,238)	(1,550,637)

Cash flows from investing activities:
Purchase of property and equipment	(353,143)	(77,260)	(81,356)	(167,679)
Payment of debentures	–	(432,645)	–	48,111
Cash paid for earnouts	(695,708)	–	(1,124,999)	–
Cash used for acquisitions	(6,346,552)	–	(6,611,712)	–
Cash from acquisitions	38,232	–	119,996	–
Cash used for purchase of contract rights	–	–	(757,500)	–

Net cash used in investing activities	(7,357,171)	(509,905)	(8,455,571)	(119,268)

Cash flows from financing activities:
Net proceeds from issuance of debentures	9,367,397	–	9,573,000	–
Net proceeds from issuance of common stock	5,821,916	1,301,134	346,370	2,409,533
Net proceeds from issuance of common stock for conversion of convertible preferred	–	1,505,277	–	–
Payments of capital lease obligations	(363,814)	–	(226,240)	(176,313)
Payments of convertible debentures	–	–	(1,138,614)	–
Payment of acquisition consideration payable			(3,000,000)	–
Due from/to shareholders	134,385	(1,890)	(203,576)	–
Net advances on notes receivable	(210,060)	–	119,829	–
Net proceeds from (payments on) notes payable	(1,236,607)	608,921	(1,236,607)	(587,184)
Net payments on notes payable				388,715

Net cash provided by financing activities	13,513,217	3,413,442	4,719,291	2,034,751

Net increase in cash	5,845,083	1,734,029	(3,885,518)	364,846
Cash at beginning of period	2,078,684	344,655	(7,923,767)	2,078,684

Cash at end of period	$7,923,767	$2,078,684	$4,038,249	$2,443,530

Supplementary disclosure of cash flow information:
Cash paid during the year for interest	$487,786	$358,546	$498,295	$247,382
Cash paid during the year for income taxes	–	275,000	–	–
Non-cash transactions:
Common stock issued for earnout	338,333	–	1,124,999	–
Common stock issued for bridge note	208,000	–	–	–
Acquisition consideration payable	3,000,000	–	–	–
Equipment financed with capital lease obligations	641,254	–	–	–
Distribution rights acquired	2,212,653	–	0	–
Common stock issued for acquisitions	–	–	7,125,000	–
Common stock issued for contract right	–	–	758,000	–

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid in Capital	Retained Earnings	Other Comprehensive Income(loss)	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2001	7,725,357	$772	$2,640,689	$(148,547)	$(38,408)	$2,454,506
Common stock issued for earnout	163,333	16	163,317	–	–	163,333
Common stock issued in merger	900,122	90	239,508	–	–	239,598
Common stock issued for conversion of convertible preferred	2,979,526	298	1,504,979	–	–	1,505,277
Common stock issued for cash	2,538,461	254	1,300,880	–	–	1,301,134
Common stock issued for acquisition	1,000,000	100	999,900	–	–	1,000,000
Common stock issued for earnout	269,841	27	169,973	–	–	170,000
Other comprehensive income	–	–	–	–	15,109	15,109
Net Income	–	–	–	705,034	–	705,034

Balances at December 31, 2002	15,576,640	1,557	7,019,246	556,487	(23,299)	7,553,991

Common stock issued for earnout	107,456	11	163,322			163,333
Common stock issued for cash	5,053,166	505	5,405,673			5,406,178
Common stock issued for conversion of convertible preferred	455,913	46	212,704	–	–	212,750
Common stock issued for exercise of stock options	200,000	20	9,980			10,000
Common stock issued for conversion of bridge note	208,000	21	207,979			208,000
Common stock issued for conversion of convertible debenture	118,243	12	174,988			175,000
Common stock issued for exercise of warrants	256,230	26	192,962			192,988
Common stock issued to advisory network members	2,030	0	2,030			2,030
Common stock issued for acquisition	1,100,000	110	1,374,890			1,375,000
Common stock issued for acquisition	1,375,000	138	1,374,862			1,375,000
Common stock issued for acquisition	277,778	27	624,973			625,000
Common stock issued for acquisition	809,315	81	1,937,419			1,937,500
Common stock issued for acquisition	565,048	57	1,249,943			1,250,000
Common stock issued for acquisition	777,778	77	1,749,923			1,750,000
Other comprehensive income	–	–	–		24,260	24,260
Net Income	–	–	–	1,212,906		1,212,906

Balances at December 31, 2003	26,882,597	$2,688	$21,700,894	$1,769,393	$961	$23,473,936

See accompanying notes to consolidated financial statements

PAINCARE HOLDINGS, INC.

Consolidated Statements of Stockholders’ Equity—(Continued)

	Common Stock
	Shares	Amount	Additional Paid in Capital	Retained Earnings	Other Comprehensive Income (loss)	Total Stockholders’ Equity
Balances at December 31, 2003	26,882,597	$2,688	$21,700,894	$1,769,393	$961	$23,473,936
Common stock issued for earnout	455,645	46	666,620	–	–	666,666
Common stock issued for contract rights	342,760	34	757,966	–	–	758,000
Common stock issued for exercise of warrants	265,766	27	243,093	–	–	243,120
Common stock issued for exercise of options	8,500	1	2,124	–	–	2,125
Foreign currency translation	–	–	–	–	(5,188)	(5,188)
Net income	–	–	–	966,335	–	966,335

Balances at March 31, 2004	27,955,268	2,796	23,370,697	2,735,728	(4,227)	26,104,994

Common stock issued for earnouts	150,273	15	458,318	–	–	458,333
Common stock issued for exercise of warrants	100,000	10	99,990	–	–	100,000
Common stock issued for exercise of options	32,923	3	1,122	–	–	1,125
Common stock issued for acquisition of Denver Pain Management	667,260	67	1,874,933	–	–	1,875,000
Common stock issued for acquisition of Georgia Pain Physicians & Surgical Centers	462,344	46	1,124,954	–	–	1,125,000
Common stock issued for acquisition of Dynamic Rehabilitation Centers	927,414	93	2,249,907	–	–	2,250,000
Common stock issued for acquisition of Rick Taylor, D.O., P.A.	761,545	76	1,874,924	–	–	1,875,000
Common stock issued for conversion of convertible debenture interest	30,000	3	26,398	–	–	26,401
Other comprehensive income	–	–	–	–	(6,461)	(6,461)
Net income	–	–	–	1,757,611	–	1,757,611

Balances at June 30, 2004	31,087,027	$3,109	$31,081,243	$4,493,339	$(10,688)	$35,567,003

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(1) Organization and Summary of Significant Accounting Policies

(a) Organization

History of the Company

The Company was initially incorporated in the State of Connecticut in May 1984 under the name of HelpMate Robotics, Inc. (“HelpMate”). Prior to the sale of its business in December 1999, HelpMate was primarily engaged in the design, manufacture, and sale of HelpMate’s flagship product, the HelpMate’s courier system, a trackless robotic courier used primarily in the health care industry to transport materials. On December 30, 1999, HelpMate sold substantially all of its assets to Pyxis Corporation (“Pyxis”).

Following the sale to Pyxis in December 1999, HelpMate’s business plan was to effect a business combination with an operating business, which HelpMate believed to have the potential to increase stockholder value.

On December 20, 2001, HelpMate entered in an Agreement and Plan of Merger with PainCare, Inc., a Nevada corporation (the “Merger Agreement”), which was consummated on July 17, 2002 (the “Merger”). Pursuant to the Merger, PainCare, Inc. became a wholly owned subsidiary of HelpMate. In connection with the Merger, the shareholders of PainCare, Inc. received voting common stock of HelpMate.

History of PainCare, Inc.

PainCare, Inc. was incorporated in the State of Nevada on February 19, 1997 under the name of Hi-Profile Corporation. PainCare, Inc. had approximately 128 shareholders of record prior to the Merger with HelpMate. The combined Company now has approximately 1,425 shareholders of record.

PainCare, Inc. was reorganized in the fall of 2000 for the purpose of establishing a North American network of pain management, minimally invasive surgery and orthopedic rehabilitation centers.

On December 1, 2000, PainCare, Inc. acquired 51% of the outstanding shares of Rothbart Pain Management Clinic Inc. (“Rothbart”). Rothbart was incorporated in Ontario, Canada in November 1994. Rothbart is one of the largest providers of pain management services in Canada with over 14 pain management physicians practicing in its center. On March 1, 2001, PainCare, Inc. acquired the remaining 49% of the outstanding shares of Rothbart.

On January 1, 2001, PainCare, Inc. closed a merger pursuant to a merger agreement by and among PainCare, Inc., its wholly-owned subsidiary, PainCare Acquisition Company I, Inc. (“PNAC I”), and Advanced Orthopaedics of South Florida, Inc. (“AOSF”), a Florida corporation. AOSF is an orthopedic surgery, pain management and orthopedic rehabilitation center located in Lake Worth, Florida.

PainCare, Inc., through PainCare Management Services, Inc. (“PCMS”), a wholly owned subsidiary of PainCare, Inc., entered into on March 1, 2001 a lease agreement with MedX 96, Inc. (“MedX”), whereby MedX will supply rehabilitation equipment to PCMS in exchange for 15% of the net revenues of PCMS. The mission of PCMS is to deliver a turnkey orthopedic rehabilitation program for select physician practices. The lease was subsequently amended on May 1, 2002. This lease was amended on July 24, 2003, whereby MedX no longer receives the 15% commission.

On August 31, 2001, PainCare, Inc. consummated the closing of an Asset Purchase Agreement with Perry Haney, M.D., whereby PainCare, Inc. acquired certain assets used by Dr. Haney in his pain management practice located in Aurora, Colorado. Pursuant to a Management Agreement between PainCare, Inc. and

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Dr. Haney, PainCare, Inc. provides Dr. Haney’s practice with various business, administrative and management services including support services, non-professional personnel, office space, management, administration, marketing, advertising, billing, collection, and financial record keeping services.

On July 17, 2002, PainCare, Inc. consummated the Merger with HelpMate, as previously discussed.

The Merger

As indicated above, on December 20, 2001, HelpMate Robotics, Inc. entered in a Merger Agreement with PainCare, Inc. whereby a wholly owned subsidiary of HelpMate, formed for the purpose of the Merger, would merge into PainCare, Inc. and PainCare, Inc. would become a subsidiary of HelpMate. The shareholders of PainCare, Inc. would receive voting common stock of HelpMate. In connection with the Merger, the companies filed a Form S-4 with the SEC which was effective on July 12, 2002. Immediately thereafter, a Certificate of Merger was filed with the Secretary of State of the State of Connecticut and Articles of Merger were filed with the Secretary of State of the State of Nevada. The Merger became effective on July 17, 2002.

The Merger was accounted for in accordance with accounting principles generally accepted in the United States. No goodwill or intangibles were recorded because the merger is essentially a recapitalization transaction and has been accounted for in a manner similar to a reverse acquisition, identifying PainCare, Inc. as the accounting acquirer.

Holders of PainCare, Inc. common stock received shares of HelpMate common stock at a conversion rate of one (1) share of HelpMate common stock for each one share of PainCare, Inc. common stock surrendered. As of the date the Merger was consummated there were 7,555,357 shares of PainCare’s common stock issued and outstanding. Holders of PainCare, Inc. options, warrants and other derivatives have the right to exercise those derivatives for HelpMate’s common stock.

HelpMate had 900,122 shares of common stock outstanding as of the date of the Merger. There were no other shares of HelpMate capital stock or derivatives issued or outstanding.

In summary, PainCare, Inc. security holders received an aggregate of 11,789,816 shares of HelpMate common stock in the merger, or approximately 93% of the issued and outstanding shares of HelpMate common stock, assuming the exercise or conversion of all issued and outstanding PainCare, Inc. stock options, warrants and convertible notes.

On November 8, 2002, the Board of Directors and shareholders approved an amendment to the Company’s Certificate of Incorporation for the purpose of changing the name of the Company from HelpMate Robotics, Inc. to PainCare Holdings, Inc. This name change reflects the revised strategic vision and marketing strategy of the Company following the completion in July 2002 of the merger with PainCare, Inc. In conjunction with the Company name change, the trading symbol for the Company’s common stock changed from “HMRB” to “PANC” in December 2002. The current outstanding stock certificates evidencing shares of the Company’s common stock bearing the name “HelpMate Robotics, Inc.” will continue to be valid and represent shares of the Company following the name change. All shares issued after November 8, 2002 will be issued bearing the new name.

On November 8, 2002, the Board of Directors and shareholders approved a proposal to change the Company’s state of incorporation from Connecticut to Florida. The Board of Directors believe that this change in domicile is in the best interests of the Company and its shareholders. The Reincorporation was effected by merging the Company with and into PainCare Holdings, Inc., a Florida corporation, a corporation formed by the Company for the purpose of the Reincorporation.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

On December 12, 2002, the Company completed the acquisition of the outstanding capital stock of Pain and Rehabilitation Network, Inc., a pain management physician practice headquartered in Orange Park, Florida. The capital stock was acquired from Andrea Trescot, M.D., the sole shareholder. Dr. Trescot had no prior relationships with the Company.

The purchase price consisted of $1,000,000 in cash and 1,000,000 shares of the Company’s common stock valued at $1.00 per share. The Company may also make additional payments of up to $2,000,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Pain and Rehabilitation Network, Inc. from the proceeds of a debt financing obtained from Arthur J. Hudson, a director of the Company. The terms of the loan from Mr. Hudson require the Company to make monthly interest payments at the annual rate of 8% with the entire principal and unpaid interest due on December 31, 2004. In addition, the Company issued Mr. Hudson a warrant to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.70 per share.

On May 16, 2003, the Company completed the acquisition of the outstanding capital stock of Medical Rehabilitation Specialists II, P.A., a pain management physician practice headquartered in Tallahassee, Florida. The capital stock was acquired in a merger transaction from Kirk Mauro, M.D., the sole shareholder. Dr. Mauro had no prior relationships with the Company.

The purchase price consisted of $975,000 in cash, a note for $400,000, and 1,100,000 shares of our common stock valued at $1.25 per share. The Company may also make additional payments of up to $2,750,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Medical Rehabilitation Specialists II, P.A. with internal cash reserves of $975,000 and a note for $400,000 which is payable on June 15, 2003. The note for $400,000 was paid in full by the Company on June 12, 2003 using internal cash reserves.

On August 6, 2003, the Company completed the acquisition of the outstanding capital stock of Industrial & Sport Rehabilitation, Ltd. d/b/a Associated Physicians Group, an orthopedic rehabilitation practice headquartered in O’Fallon, Illinois. The capital stock was acquired in a merger transaction from John Vick, the sole shareholder. Mr. Vick had no prior relationships with the Company.

The purchase price consisted of $1,375,000 in cash and 1,375,000 shares of our common stock valued at $1.00 per share. The Company may also make additional payments of up to $2,750,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Industrial & Sport Rehabilitation, Ltd. d/b/a Associated Physicians Group with internal cash reserves.

On December 23, 2003, the Company completed the acquisition of the outstanding capital stock of Spine & Pain Center, P.C., a pain management physician practice headquartered in Bismarck, North Dakota. The capital stock was acquired in a merger transaction from Michael Martire, M.D., the sole shareholder. Dr. Martire had no prior relationships with the Company.

Pursuant to the merger agreement, the Company acquired the non-medical assets of Spine & Pain Center, P.C. and will in accordance with the management agreement, provide ongoing management and administrative services to a newly formed successor of Spine & Pain Center’s medical practice. The purchase price consisted of $625,000 in cash and 277,778 shares of common stock valued at $2.25 per share. The Company may also make

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

additional payments of up to $1,250,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Spine & Pain Center, P.C. from our internal cash reserves and line of credit.

On December 30, 2003, the Company completed the acquisition of the outstanding capital stock of Health Care Center of Tampa, Inc., a pain management physician practice headquartered in Lakeland, Florida. The capital stock was acquired in a merger transaction from Saqib Bashir Khan, M.D., the sole shareholder. Dr. Khan had no prior relationships with the Company.

The purchase price consisted of $1,937,500 in cash and 809,315 shares of our common stock valued at $2.394 per share. The Company may also make additional payments of up to $3,875,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Health Care Center of Tampa, Inc. from the proceeds of the $10 million Convertible Debenture offering closed December 18, 2003.

On December 31, 2003, the Company completed the acquisition of Bone and Joint Surgical Clinic pursuant to an asset purchase transaction from Christopher Cenac, M.D., the sole shareholder. Dr. Cenac had no prior relationships with the Company.

Pursuant to the asset purchase agreement, the Company acquired the assets of Bone and Joint Surgical Clinic. The purchase price consisted of $1,250,000 in cash and 565,048 shares of common stock valued at $2.2122 per share. The Company may also make additional payments of up to $2,500,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Bone and Joint Surgical Clinic from the proceeds of the $10 million Convertible Debenture offering closed on December 18, 2003.

On December 31, 2003, the Company completed the acquisition of the outstanding capital stock of Kenneth M. Alo, M.D., P.A., a pain management and anesthesiology physician practice headquartered in Houston, Texas. The capital stock was acquired in a merger transaction from Kenneth Alo, M.D., the sole shareholder. Dr. Alo had no prior relationships with the Company.

Pursuant to the merger agreement, the Company acquired the non-medical assets of Kenneth M. Alo, M.D., P.A., and will, in accordance with the management agreement, provide ongoing management and administrative services to a newly formed successor of Dr. Alo’s medical practice. The purchase price consisted of $1,750,000 in cash and 777,778 shares of common stock valued at $2.25 per share. The Company may also make additional payments of up to $3,500,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Kenneth M. Alo, M.D., P.A. from the proceeds of the $10 million Convertible Debenture offering closed on December 18, 2003.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

On January 17, 2004, the Company purchased from Rehab Management Group, Inc., a South Carolina based corporation (“RMG”) all rights, title and interest that RMG owns or acquires in and to all management fees, revenues, compensation and payments of any kind with respect to three electro-diagnostic management agreements with the named physician’s practice:

Name of Physician’s Practice	Purchase Price
Associated Physicians Group, Ltd., a fully integrated treatment practice	$107,500 in cash and 48,643 shares of common stock, plus contingent payments of up to $215,000 in cash and common stock if certain earnings goals are met.

Statesville Pain Associates, P.C., a North Carolina professional corporation	$375,000 in cash and 169,683 shares of common stock, plus contingent payments of up to $750,000 in cash and common stock if certain earnings goals are met.

Space Coast Pain Institute, P.C., a Florida professional corporation	$275,000 in cash and 124,434 shares of common stock, plus contingent payments of up to $550,000 in cash and common stock if certain earnings goals are met.

On April 29, 2004, the Company completed the acquisition of the non-medical assets of Denver Pain Management (“DPM”), a pain management physician practice headquartered in Denver, Colorado. The non-medical assets were acquired in a merger transaction with Robert Wright, M.D. and Kenneth Alo, M.D., the sole shareholders of DPM. Dr. Wright had no prior relationships with the Company. Dr. Alo is a shareholder of the Company by virtue of acquiring the non-medical assets of his medical practice in Houston, TX in December 2003. Pursuant to a management agreement that was executed at the closing of the merger, the Company will provide ongoing management and administrative services for DPM.

The purchase price for the non-medical assets consisted of $1,875,000 in cash and 667,260 shares of common stock valued at $2.81 per share (or, a value of $1,875,000). The cash portion of the purchase is to be paid on December 15, 2004 subject to the satisfaction of certain conditions subsequent to closing and the stock portion of purchase has been placed in escrow and will be released to the shareholders upon the satisfaction of certain conditions subsequent to closing. The Company may also make additional payments of up to $3,750,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting.

On May 25, 2004, the Company completed the acquisition of the outstanding capital stock of Georgia Surgical Centers, Inc. (“GSC”), which operates three ambulatory surgery centers and the acquisition of the non-medical assets of Georgia Pain Physicians, P.C. (“GPP”), a pain management physician practice all headquartered in Atlanta, Georgia. GSC was acquired by the Company pursuant to a merger agreement from Robert E. Windsor, M.D., the sole shareholder and non-medical assets of GPP were acquired by the Company pursuant to an asset purchase agreement. Neither of these entities or Dr. Windsor had any prior relationships with the Company.

In connection with the purchase of the non-medical assets of GPP, the Company will, in accordance with a management services agreement, provide ongoing management and administrative services to GPP. The combined purchase price for GSC and the assets of GPP consisted of $1,125,000 in cash and 462,344 shares (150,000 of which were placed into escrow pending the satisfaction of certain conditions) of common stock valued at $2.43 per share (or, a value of $1,125,000). The Company may also make additional payments of up to $2,250,000 in cash and common stock if the management fee is paid in accordance with the management

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

agreement. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price with the proceeds of the second $5 million Convertible Debenture offering with Laurus Master Fund, Ltd. closed in March 2003.

On June 1, 2004, the Company completed the acquisition of the non-medical assets of Dynamic Rehabilitation Centers, Inc., a spinal rehabilitation practice with four locations in Southeast Michigan. The assets were acquired in a merger transaction from Michael Wayne and Jeffrey Wayne, the sole shareholders of Dynamic. Michael Wayne and Jeffrey Wayne had no prior relationships with the Company. Pursuant to a management agreement that was executed at the closing of the merger agreement, the Company will provide ongoing management and administrative services to a newly organized successor to Dynamic Rehabilitation’s medical practice.

The purchase price for the non-medical assets consisted of $2,250,000 in cash, and 927,414 shares of common stock valued at $2.43 per share (or a value of $2,250,000). The Company may also make additional payments of up to $4,500,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Dynamic Rehabilitation Centers, Inc., from the proceeds of the second $5 million Convertible Debenture offering with Laurus Master Fund, Ltd. closed in March 2003.

On June 7, 2004, the Company completed the acquisition of the of the non-medical assets of Rick Taylor, D.O., P.A., a pain management physician practice with three locations in Palestine, Fairfield and Jacksonville, Texas. The non-medical assets were acquired in a merger transaction from Rick Taylor, D.O., the sole shareholder. Dr. Taylor had no prior relationships with the Company. Pursuant to a management agreement that was executed at the closing of the merger agreement, the Company will provide ongoing management and administrative services to a newly formed successor to Rick Taylor, D.O., P.A.

The purchase price for the non-medical assets consisted of $1,875,000 in cash and 761,545 shares of common stock valued at $2.46 per share (or a value of $1,875,000). The Company may also make additional payments of up to $3,750,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price from the proceeds of the second $5 million Convertible Debenture offering with Laurus Master Fund, Ltd. closed in March 2003.

Effective May 1, 2004, the Company entered into a management services agreement (“MSA”) with Ben Zolper, M.D., L.L.C. (“Zolper Practice”), a pain management physician practice located in Bangor, Maine. In accordance with the MSA, Company provided ongoing management and administrative services for $62,500 per month.

Effective July 1, 2004, the Company completed the acquisition of the Zolper Practice. The practice was acquired in a merger transaction with Ben Zolper, M.D, the sole shareholder. Dr. Zolper had no prior relationships with the Company other than the relationship created by virtue of the MSA.

The purchase price consisted of $937,500 in cash (of which $40,000 was placed in escrow pending the satisfaction of certain post-closing conditions), and 316,444 shares of our common stock valued at $2.7651 per share (or, a value of $937,500). The Company may also make additional payments of up to $1,875,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing. The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of Zolper Practice from the proceeds of the $3 million Convertible Debenture offering closed in June 2004.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

(b) Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying financial statements include the accounting of PainCare Holdings, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company operates seven practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow the Company to manage the practice. The Financial Accounting Standards Board Emerging Issues Task Force No. 97-2 states that consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. The management services agreement between the Company and the physician satisfies each of the EITF issues. The Company recognizes revenue in the consolidated financials in accordance with EITF No. 97-2.

Property and equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years, using the straight-line method.

Advertising Costs

Advertising expenditures relating to marketing efforts consisting primarily of marketing material, brochure preparation, printing and trade show expenses are expensed as incurred. Advertising expense was $250,133 and $125,121 for the years ended December 31, 2003 and 2002, respectively.

Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date.

Financial Instruments Fair Value, Concentration of Business and Credit Risks

The carrying amount reported in the balance sheet for cash and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. Fair values for convertible debentures, notes payable and capital lease obligations were based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities, and approximate carrying value.

Use of Estimates

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Cash Flows

For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Preferred Stock

The Board of Directors is expressly authorized at any time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

Revenue Recognition

Revenue from management fees is recognized under the terms of the contract which is as the services are performed. Patient service revenue is recognized at the time the service is performed at the estimated net realizable amounts from patients, third-party payors and others for services rendered. The Company is a provider under the Medicare program and various other third-party payor arrangements which provide for payments to the Company at amounts different from its established rates. Provisions for estimated third-party payor settlements, if necessary, are provided in the period the related services are rendered.

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123) which sets forth accounting and disclosure requirements for stock-based compensation arrangements. The new statement encourages, but does not require, companies to measure stock-based compensation using a fair value method, rather than the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”). The Company has adopted disclosure requirements of SFAS 123 and has elected to continue to record stock-based compensation expense using the intrinsic value approach prescribed by APB No. 25. Accordingly, the Company computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the Company’s common stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation cost, if any, will be charged to operations over the vesting period. SFAS 123 requires companies electing to continue using the intrinsic value method to make certain pro forma disclosures (see note 2).

Credit Losses and Contractual Allowances

Changes in the allowance for credit losses and contractual allowance for the years ended December 31, were as follows:

	2003	2002
Balance at beginning of year (including balances from purchased business combination)	$2,561,805	$1,149,220
Provision for credit losses and contractual allowance	10,390,500	6,675,955
Charge offs	(7,289,815)	(5,263,370)

		–
Balance at end of year	$5,662,490	$2,561,805

(2) Stock Options and Warrants

The Company’s Board of Directors has adopted Year’s 2000 and 2001 Stock Option Plans (the Plans) which authorizes the issuance of options to acquire up to 10,000,000 shares of the Company’s common stock to employees and Directors. Options granted under the Plans have exercise prices not less than the fair market value

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

of the underlying stock at the date of grant as determined by the Company’s Board of Directors. The number of shares, terms and exercise period of options and warrants granted under the Plans are determined by the Company’s Board of Directors on a case-by-case basis. The Company has granted 7,844,000 options of common stock to employees and directors as of December 31, 2003 and 7,909,750 options of common stock to employees and directors as of June 30, 2004. Additionally, the Company has granted 2,570,316 warrants of which 25,000 were to employees and 2,545,316 were to non-employees as of December 31, 2003. The Company has granted 3,602,816 warrants of which 25,000 were to employees and 3,577,816 were to non-employees as of June 30, 2004.

At the Company’s Annual Shareholders Meeting held on December 5, 2003, the shareholders passed the ratification to increase the number of option shares available under the Company’s 2001 Stock Option Plan from 5,000,000 shares to 8,000,000 shares, as recommended and approved by the Board.

Had total compensation expense been calculated using SFAS 123, the Company’s net loss and loss per common share for the years ended December 31, 2003 and 2002 would have been changed to the following pro forma amounts:

		2003	2002
Net income:	As reported	$1,212,906	$705,034
	Pro forma	$515,387	$363,325
Diluted earnings
per common share:	As reported	$0.05	$0.06
	Pro forma	$0.02	$0.03

The weighted average fair value of options and warrants granted are estimated on the date of the grant using the Black-Scholes option pricing model for employee and non-employee options with the following assumptions for the years ended December 31, 2003 and 2002:

	2003	2002
Risk-free interest rate	4.5%	4.5%
Expected life	5 years	5 years
Volatility	50%	50%
Dividend yield	0.00%	0.00%

The weighted average fair value at the date of grant of the options and warrants granted during 2003 and 2002 approximated $2.08 and $0.88, respectively.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

A summary of options granted to purchase common stock under the Company’s 2001 and 2000 Stock Plans are presented below:

	Shares	Weighted Average Exercise Price
Outstanding as of December 31, 2001	1,575,000	$0.52
Granted	2,595,000	0.88
Exercised	–	–
Forfeited	–	–

Outstanding as of December 31, 2002	4,170,000	$0.74
Granted	3,874,000	2.08
Exercised	(200,000)	1.00
Forfeited	–	–

Outstanding as of December 31, 2003	7,844,000	$1.36

Options exercisable at year-end	4,924,000	$1.25

(3) Property and Equipment

Property and Equipment, stated at cost at December 31, consisted of:

	2003	2002
Furniture & equipment	$1,737,382	$143,539
Medical equipment	3,701,539	3,121,647
Leasehold improvements	37,165	29,602

	5,476,086	3,294,788
Less accumulated depreciation	745,363	282,173

	$4,730,723	$3,012,615

(4) Goodwill

In connection with the acquisitions of Advanced Orthopaedics of South Florida, Inc., Rothbart Pain Management Clinic, SpineOne, P.C., Pain and Rehabilitation Network, P.A., Medical Rehabilitation Specialists II, P.A., Industrial & Sport Rehabilitation d/b/a Associated Physicians Group, Health Care Center of Tampa, Inc., Spine & Pain Center, P.C., Bone and Joint Surgical Clinic, and Kenneth M. Alo, M.D., P.A., consideration paid exceeded the estimated fair value of the assets acquired (including estimated liabilities assumed as part of the transaction) by approximately $21,946,735. The excess of the consideration paid over the fair value of the net assets acquired has been recorded as goodwill. At each balance sheet date, management assesses whether there has been any permanent impairment in the value of intangibles. The factors considered by management include trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. No impairment losses have been recognized in any of the periods presented.

In January 2003, contingent consideration was paid on the Advanced Orthopaedics of South Florida acquisition in the amount of $354,000 and $285,834 in the form of convertible debentures. This resulted in a $639,834 increase to goodwill. In March 2003, contingent consideration was paid on the Rothbart acquisition in the amount of $163,333 and $175,000 in the form of 107,456 and 118,243 shares of common stock. This resulted in a $338,310 increase to goodwill. In December 2003, contingent consideration was paid on the Rothbart

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

acquisition in the amount of $182,000, and $170,000 which was earned in December 2003 in the form of 71,429 shares on common stock, and were issued in February 2004. This resulted in a $182,000 increase to goodwill in 2003. In December 2003, contingent consideration was earned on the Pain and Rehabilitation Network acquisition in the amount of $666,667. This consideration was paid in the form of $333,334 in cash and 333,333 shares of common stock in February 2004. This will result in a $666,667 increase to goodwill.

	2003	2002
Goodwill	$22,172,213	$5,238,030
Accumulated amortization	(225,478)	(225,478)

	$21,946,735	$5,012,552

(5) Long-Term Debt

Long-term debt consists of the following on December 31:

	2003	2002
Note payable to finance company, secured by equipment and receivables, due in monthly installments of $11,375 plus interest at 8.5% through August 2007.	$422,201	$497,788
Note payable to director, interest bearing 8% paid monthly, due December 31, 2004.	–	606,050
Notes payable, interest bearing at 6% interest only, due in 2006.	193,540	225,676
Note payable to vendor that is non-secured, due in six monthly installments of $79,515 followed by a single payment of $79,525. Note is non-interest bearing. Last installment is due on January 28, 2004.	79,525	–
Acquisition consideration payable to Bone & Joint Surgical Clinic and consideration is due within 10 days of closing, non-interest bearing.	1,250,000	–
Acquisition consideration payable to Kenneth M. Alo, M.D., P.A. Consideration is due within 10 days of closing, non-interest bearing.	1,750,000	–
Line of credit to Bone and Joint Surgical Clinic, dated March 12, 2002. Variable interest rate currently at 8%. Due on demand.	599,000	–
Line of credit to Bone and Joint Surgical Clinic, December 27, 2000 and maturing on December 27, 2005. Payments are monthly installments of $4,207 with a 10% interest rate.	287,441	–
Line of credit to Dr. Kenneth M. Alo, dated October 17, 2003. Interest is 4% annually.	145,000	–

	4,726,707	1,329,514

Less current installments	4,216,566	320,123

	$510,141	$1,009,391

At December 31, 2003, the aggregate annual principal payments with respect to the obligations existing at that date as described above are as follows:

Year ending December 31:
2004	4,216,566
2005	240,331
2006	192,332
2007	77,478

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

(6) Debentures

	2003	2002
9% convertible debenture payable over three years, beginning February 1, 2001, plus interest. Convertible at a rate of one share for each $2 value of convertible debentures outstanding at date of conversion.	$712,000	$917,933
7% convertible debentures payable over three years in equal monthly installments. Convertible into common shares of the Company at any time derived by dividing the remaining face amount of the debenture by the then current market value of trading shares. Convertible into 774,911 and 533,286 shares, based on estimated market value of $1 per share.	279,533	533,286
8% convertible debentures due March 31, 2003. Convertible at a rate of one share for each $1 value of convertible debentures outstanding.	–	200,000
7.5% convertible debenture due December 17, 2006. Convertible at a rate of one share for each $2.6121 value of convertible debenture outstanding. Interest payments are payable quarterly either in cash or Company common stock.	10,027,083	–

	11,018,616	1,651,219
Less current installments	306,616	267,933

	$10,712,000	$1,383,286

At December 31, 2003, the aggregate annual principal payments with respect to the obligations existing at that date as described above are as follows:

Year ending December 31:
2004	$306,616
2005	315,000
2006	10,397,000

$11,018,616

(7) Leases

The Company is currently leasing its MedX machines under capital lease agreements and its offices and clinics under operating leases which expire at various dates.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2003, future minimum annual rental commitments under noncancellable lease obligations are as follows:

Year ending December 31:	Capital Leases	Operating Leases
2004	$913,956	933,000
2005	851,130	912,386
2006	825,792	815,580
2007	594,620	636,702
2008	136,373	333,948
Thereafter	20,025	519,210

Total minimum lease payments	3,321,871
Less amounts representing interest (at rates of 5.0% to 9.9%)	449,920

Present value of net minimum lease payments	2,871,951
Less current portion	571,786

Capital lease obligations—long-term	$2,300,165

(8) Acquisitions

The Company operates four practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow the Company to manage the practice. The Financial Accounting Standards Board Emerging Issues Task Force No. 97-2 states that consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. The management services agreement between the Company and the physician satisfies each of the EITF issues. The Company recognizes revenue in the consolidated financials in accordance with EITF No. 97-2.

On December 1, 2000 the Company acquired 51% of the outstanding shares of Rothbart Pain Management Clinic, Inc. (Rothbart), which is incorporated in Ontario, Canada. PainCare purchased 51% of the outstanding stock of Rothbart from certain shareholders in exchange for $510,000 in a convertible debenture with an interest rate of 7% and convertible at the fair market value of outstanding shares at the time of conversion. The interest and principal on the convertible debenture will be paid over a three-year period in equal monthly installments after an initial payment of $100,000 was paid on December 1, 2000. The 51% shareholders of Rothbart may earn up to $510,000 in additional consideration based on the future earnings of Rothbart. The remaining 49% of the outstanding shares of Rothbart was acquired from Naomi Investments Limited (Naomi) on March 1, 2001 in exchange for $490,000 in a convertible debenture with an interest rate of 7% and a conversion feature equal to fair market value. The interest and principal on the convertible debenture will be paid over a three-year period in equal monthly installments. The Naomi shareholders may earn up to $490,000 in additional consideration based on the future earnings of Rothbart. Rothbart is one of the largest providers of pain management services in Canada with over 14 pain management physicians practicing in the center. Rothbart Pain Management Clinic, Inc., purchase of 51% of stock of Rothbart by PainCare, dated 12/1/00. Utilized purchase method of accounting.

Purchase price allocation:

Consideration (convertible debenture)	$510,000
Net assets of Rothbart	(59,411)

Goodwill	$450,589

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Rothbart Pain Management Clinic, Inc., purchase of 49% of stock of Rothbart by PainCare, dated 3/1/01. Utilized purchase method of accounting.

Purchase price allocation:

Consideration (convertible debenture)	$490,000
Net assets of Rothbart	–

Goodwill	$490,000

On January 1, 2001, the Company closed a merger pursuant to a Merger Agreement with its wholly owned subsidiary, PainCare Acquisition Company I, Inc. (PNAC I), and Advanced Orthopaedics of South Florida, Inc. (AOSF), a Florida corporation. The Merger Agreement provides for the merger of AOSF into PNAC I, a Florida corporation. In exchange for all of the capital stock of AOSF, the AOSF shareholders will receive 1,850,000 shares of common stock of the Company priced at $1.00 per share, $75,000 in cash and $1,200,000 in Convertible Debentures with an interest rate of 9% and a conversion feature at $2.00 per share. The principal and interest on the Convertible Debentures will be paid monthly over four years in equal installments. In addition, the former owner of AOSF may receive up to $1,050,000 in additional consideration based on the future earnings of AOSF. The physician owner of AOSF will receive a ten-year employment agreement with an annual salary of $300,000 per year for the first five years and $500,000 per year for the next five years, plus incentives based on AOSF earnings. AOSF is an orthopedic surgery, pain management and orthopedic rehabilitation center located in Lake Worth, Florida. The center is run by Merrill Reuter, M.D., a board certified orthopedic surgeon who specialized in minimally invasive spine surgery.

Advanced Orthopaedics of South Florida, Inc., acquired on 1/1/01. Utilized purchase method of accounting. Included 100% of twelve month’s results in 2001 financial statements.

Purchase price allocation:

Consideration ($1,200,000 convertible debenture)	$1,200,000
Consideration ($75,000 in cash)	75,000
Consideration (1,850,000 common shares at $1 per share)	1,850,000
Net assets of AOSF	(601,756)
Goodwill	$2,523,244

On August 31, 2001, PainCare entered into an Asset Purchase Agreement with Perry Haney, M.D. to acquire certain assets used by Dr. Haney in his pain management practice in Aurora, Colorado. As consideration for the assets, Dr. Haney received 250,000 shares of PainCare common stock. In addition, PainCare entered into a Business Management Agreement on August 31, 2001 with SpineOne, P.C. (SpineOne), a Colorado professional corporation, and Colorado Musculoskeletal Center, Inc. (CMCI), a Colorado business corporation (collectively, the Practice). Both of these entities are owned by Dr. Haney. For an initial period of five years, with automatic renewals of four successive five-year periods thereafter, PainCare shall provide the Practice with various business, administrative and management services. PainCare shall receive a management fee of $125,000 per month and pay various center and Practice non-professional expenses. The operations of SpineOne and CMCI are not consolidated in the accompanying financial statements because the management agreement does not provide a controlling financial interest. However, the management fee of $500,000 and related expenses of approximately $417,000 are included in the accompanying statement of operations.

SpineOne, P.C. and CMCI, purchase of certain assets, dated 8/31/01. Utilized purchase method of accounting. Amortizing assets purchased over five years for accounting purposes. Included 100% of four months results from the Asset Purchase and Management Agreement in 2001 financial statements.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Purchase price allocation:

Consideration (250,000 common shares at $1 per share)	$250,000
Fair market value of assets purchased	(250,000)

Goodwill	$ –

On December 12, 2002, the Company closed a merger pursuant to a Merger Agreement with its wholly owned subsidiary, PainCare Acquisition Company II, Inc. (PNAC II), and Pain and Rehabilitation Network, Inc. (PRNI), a Florida corporation. The Merger Agreement provides for the merger of PRNI into PNAC II, a Florida corporation. In exchange for all of the capital stock of PRNI, the PRNI shareholder will receive 1,000,000 shares of common stock of the Company priced at $1.00 per share and $1,000,000 in cash. In addition, the former owner of PRNI may receive up to $2,000,000 in additional consideration based on the future earnings of PRNI. The physician owner of PRNI will receive a five-year employment agreement with an annual salary of $360,000 per year for the next five years, plus incentives based on PRNI earnings. PRNI is a pain management center located in Orange Park, Florida. The center is run by Andrea Trescot, M.D., a board certified pain management physician.

Pain and Rehabilitation Network, Inc. acquired on 12/12/02. Utilized purchase method of accounting. Included one months results in 2002 financial statements.

Purchase price allocation:

Consideration ($1,000,000 in cash)	$1,000,000
Consideration (1,000,000 common shares at $1 per share)	1,000,000
Net assets of PRNI	(1,089,736)

Goodwill	$910,264

On May 16, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company IV, Inc. (PNAC IV), and Medical Rehabilitation Specialists II, P.A. (MRS), a Florida corporation. The Merger Agreement provides for the merger of MRS into PNAC IV, a Florida corporation. In exchange for all of the capital stock of MRS, the MRS shareholder will receive 1,100,000 shares of common stock of the Company priced at $1.25 per share and $1,375,000 in cash. In addition, the former owner of MRS may receive up to $2,750,000 in additional consideration based on the future earnings of MRS. The physician owner of MRS will receive a five-year employment agreement with an annual salary of $400,000 per year for the next five years, plus incentives based on MRS earnings. MRS is a pain management practice located in Tallahassee, Florida. The center is run by Kirk Mauro, M.D., a physiatrist.

Medical Rehabilitation Specialists II, P.A. was acquired on May 16, 2003 and utilized the purchase method of accounting. The Company has included financial results for MRS in 2003 financial statements from April 17, 2003.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Purchase price allocation:

Cash Consideration	$1,375,000
Stock Consideration	1,375,000
Acquisition Costs	70,557
Less:
Cash	(4,600)
Accounts receivable	262,914
Property and equipment	2,043
Plus:
Accounts payable and accrued liabilities	87,747

Goodwill	$2,647,947

On August 6, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly owned subsidiary, PainCare Acquisition Company V, Inc. (PNAC V), and Industrial & Sport Rehabilitation, Ltd. d/b/a/ Associated Physicians Group (APG), an Illinois corporation. The Merger Agreement provides for the acquisition of the non-medical assets of APG by PNAC V, a Florida corporation. In exchange for the non-medical assets the APG shareholder will receive 1,375,000 shares of common stock of the Company priced at $1.00 per share and $1,375,000 in cash. In addition, the former owner of APG may receive up to $2,750,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. APG is comprised of three rehabilitation centers located in the St. Louis-metro area. The centers are run by John Vick.

Industrial & Sport Rehabilitation, Ltd. d/b/a Associated Physicians Group was acquired on August 6, 2003 and utilized the purchase method of accounting. The Company has included APG financial results in 2003 financial statements from April 25, 2003 in accordance the EITF 97-2 as the result of the execution of a definitive management agreement on April 25, 2003.

Purchase price allocation:

Cash Consideration	$1,375,000
Stock Consideration	1,375,000
Acquisition Costs	409,562
Less:
Cash	12,591
Accounts receivable	311,726
Property and equipment	131,440
Deposits and prepaid expenses	5,499
Plus:
Accounts payable and accrued liabilities	25,868
Note payable	253,744

Goodwill	$2,977,918

On December 23, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly owned subsidiary, PainCare Acquisition Company VI, Inc. (PNAC VI), and Spine and Pain Center, P.C. (SPC), a North Dakota corporation. The Merger Agreement provides for the acquisition of the non-medical assets of SPC by PNAC VI, a Florida corporation. In exchange for the non-medical assets, the SPC shareholder will receive 277,778 shares of common stock of the Company priced at $2.249 per share and $625,000 in cash. In addition, the former owner of SPC may receive up to $1,250,000 in additional consideration if certain net earnings goals

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

are achieved in each of the first three fiscal years following the closing. SPC is a pain management practice located in Bismarck, North Dakota. The center is run by Michael Martire, M.D., a board certified pain management physician.

Spine and Pain Center, P.C. was acquired on December 23, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for SPC in 2003 financial statements.

Purchase price allocation:

Cash Consideration	$625,000
Stock Consideration	625,000
Acquisition Costs	128,004
Less:
Cash	2,824
Accounts receivable	152,030
Property and equipment	8,564
Plus:
Liabilities	67,136

Goodwill	$1,281,722

On December 30, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly owned subsidiary, PainCare Acquisition Company VII, Inc. (PNAC VII), and Health Care Center of Tampa, Inc. (HCCT), a Florida corporation. The Merger Agreement provides for the merger of HCCT into PNAC VII, a Florida corporation. In exchange for all of the capital stock of HCCT, the HCCT shareholder will receive 809,315 shares of common stock of the Company priced at $2.394 per share and $1,937,500 in cash. In addition, the former owner of HCCT may receive up to $3,875,000 in additional consideration based on the future earnings of HCCT. The physician owner of HCCT will receive a five-year employment agreement with an annual salary of $400,000 per year for the next five years, plus incentives based on HCCT earnings. HCCT is a pain management practice located in Lakeland, Florida. The center is run by Saqib Bashir Khan, M.D., a board certified pain management physician.

Health Care Center of Tampa, Inc. was acquired on December 30, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for HCCT in 2003 financial statements.

Purchase price allocation:

Cash Consideration	$1,937,500
Stock Consideration	1,937,500
Acquisition Costs	194,803
Less:
Cash	24,370
Accounts receivable	506,736
Property and equipment	458,322
Note receivable	9,977
Plus:
Liabilities	16,746

Goodwill	$3,087,144

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

On December 31, 2003, the Company closed an asset purchase pursuant to an Asset Purchase Agreement with PainCare Holdings, Inc. (PCH), and Bone and Joint Surgical Clinic (BJSC), a Louisiana corporation. The Asset Purchase Agreement provides for the acquisition of the assets of BJSC by PCH, a Florida corporation. In exchange for the assets the BJSC shareholder will receive 565,048 shares of common stock of the Company priced at $2.2122 per share and $1,250,000 in cash. In addition, the former owner of BJSC may receive up to $2,500,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. BJSC is an orthopedic practice located in Houma, Louisiana. The center is run by Christopher Cenac, M.D., an orthopedic surgeon.

Bone and Joint Surgical Clinic was acquired on December 31, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for BJSC in 2003 financial statements.

Purchase price allocation:

Note Payable Consideration	$1,250,000
Stock Consideration	1,250,000
Acquisition Costs	42,302
Less:
Cash	2,947
Accounts receivable	482,092
Property and equipment	572,468
Deposits and prepaid expenses	1,028
Plus:
Accounts payable and accrued liabilities	124,251
Note Payable	886,441

Goodwill	$2,494,459

On December 31, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly owned subsidiary, PainCare Acquisition Company IX, Inc. (PNAC IX), and Kenneth M. Alo, M.D., P.A. (ALO), a Texas corporation. The Merger Agreement provides for the acquisition of the non-medical assets of ALO by PNAC IX, a Florida corporation. In exchange for the non-medical assets the ALO shareholder will receive 777,778 shares of common stock of the Company priced at $2.25 per share and $1,750,000 in cash. In addition, the former owner of ALO may receive up to $3,500,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. ALO is a pain management practice located in Houston, Texas. The center is run by Kenneth Alo, M.D., a board certified pain management physician.

Kenneth M. Alo, M.D., P.A. was acquired on December 31, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for ALO in 2003 financial statements.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Purchase price allocation:

Note Payable	$1,750,000
Stock Consideration	1,750,000
Acquisition Costs	188,723
Less:
Cash	100
Accounts receivable	426,133
Property and equipment	13,963
Other assets	128
Plus:
Accounts payable and accrued liabilities	17,553
Note Payable	145,000

Goodwill	$3,410,952

During the first six months of fiscal year 2004, the Company closed five mergers with physician practices. The combined unaudited goodwill amount resulting from these five transactions is $15,951,805.

Following are the summarized unaudited pro forma results of operations for the years ended December 31, 2003 and 2002, assuming all of the acquisitions had taken place at the beginning of the year. The unaudited pro forma results are not necessarily indicative of future earnings or earnings that would have been reported had the acquisitions been completed when assumed.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2003

(Unaudited)

	PainCare Historical	Medical Rehabilitation Specialists(6)	Associated Physicians Group(7)	Spine & Pain Center	Health Care Center of Tampa Historical	Bone & Joint Surgical Clinic	Dr. Kenneth M. Alo, M.D., P.A.	ProForma Adjustments		Proforma
Revenues	$14,980,867	$428,750	$957,410	$1,025,363	$2,252,012	$1,590,303	$1,927,030	$1,000,000	(1)	$24,161,735
Cost of sales	4,586,732	47,017	324,234	492,088	359,522	1,004,487	712,564	(1,200,000	)(2)	6,326,644

Gross profit	10,394,135	381,733	633,176	533,275	1,892,490	585,816	1,214,466	2,200,000		17,835,091
Operating expenses:
General and administrative	7,543,915	71,695	298,704	404,628	382,298	535,284	276,123	(750,000	)(3)	8,762,647
Depreciation and amortization expense	524,653	252	20,800	–	124,455	–	33,836	–		703,996

Operating income	2,325,567	309,786	313,672	128,647	1,385,737	50,532	904,507	2,950,000		8,368,448
Interest expense	(487,786)	–	–	–	–	–	–	(629,688	)(4)	(1,117,474)
Other income	45,425	–	–	–	1,151	–	11,341	–		57,917

Income before taxes	1,883,206	309,786	313,672	128,647	1,386,889	50,532	915,848	2,320,312		7,308,891
Provision for income taxes	670,300		–	–	–	–	–	1,898,990	(5)	2,569,290

Net income	$1,212,906	$309,786	$313,672	$128,647	$1,386,888	$50,532	$915,848	$421,322		$4,739,601

Basic earnings per share										$0.20

Basic weighted average shares outstanding										24,027,539

Diluted earnings per share										$0.17

Diluted weighted average shares outstanding										27,222,349

Footnotes to Unaudited Pro Forma Financial Statements:

1)	Adjustment for the assignment of certain contracts which Dr. Mauro and Dr. Alo currently service through separate entities that will be serviced by their professional association.
2)	Adjustment for compensation of various physicians to their base salary in their new employment agreements.
3)	Adjustment for non-recurring general and administrative expenses.
4)	Gives effect to annual interests of 7.5% on the convertible debenture financing of $9,312,500, which proceeds were paid as consideration in the acquisitions.
5)	Represents the provision for income taxes at an effective rate of 35%.
6)	Represents the results from the period beginning on January 1, 2003 and ending on April 17, 2003.
7)	Represents the results from the period beginning on January 1, 2003 and ending on April 30, 2003.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2002

(Unaudited)

	PainCare Historical	Pain & Rehabilitation Network	Medical Rehabilitation Specialists	Associated Physicians Group	Spine & Pain Center	Health Care Center of Tampa Historical	Bone & Joint Surgical Clinic	Dr. Kenneth M. Alo, M.D., P.A.	ProForma Adjustments		Proforma
Revenues	$7,497,942	$2,035,960	$1,510,554	$2,455,298	$1,111,169	$2,436,089	$1,996,344	$1,834,216	$1,144,000	(1)	$22,021,572
Cost of sales	2,698,450	1,353,480	266,240	1,075,345	837,267	579,258	1,947,357	658,063	(1,943,267	)(2)	7,472,193

Gross profit	4,799,492	682,480	1,244,314	1,379,953	273,902	1,856,831	48,987	1,176,153	3,087,267		14,549,379
Operating expenses:
General and administrative	3,468,515	576,672	210,234	839,865	151,453	278,973	262,917	410,279	(800,527	)(3)	5,398,381
Depreciation expense	206,949	–	–	–	–	20,981	32,833	33,836	–		294,599

Operating income	1,124,028	105,808	1,034,080	540,088	122,449	1,556,877	(246,763)	732,038	3,887,794		8,856,399
Interest expense	(358,546)	(1,315)	–	–	–	–	(65,578)	(5,555)	(698,438	)(4)	(1,129,432)
Other income	173,992	–	–	–	–	5,136	–	–	–		179,128

Income before taxes	939,474	104,493	1,034,080	540,088	122,449	1,562,013	(312,341)	726,483	3,189,356		7,906,095
Provision for income taxes	234,440			–	–	–	–	–	2,438,317	(5)	2,672,757

Net income	$705,034	$104,493	$1,034,080	$540,088	$122,449	$1,562,013	$(312,341)	$726,483	$751,039		$5,233,338

Basic earnings per share											$0.32

Basic weighted average shares outstanding											16,496,177

Diluted earnings per share											$0.28

Diluted weighted average shares outstanding											18,488,572

Footnotes to Unaudited Pro Forma Financial Statements:

1)	Adjustment for the assignment of certain contracts which Dr. Mauro and Dr. Alo currently service through separate entities that will be serviced by their professional association.
2)	Adjustment for compensation of various physicians to their base salary in their new employment agreements.
3)	Adjustment for non-recurring general and administrative expenses.
4)	Gives effect to annual interests of 7.5% on the convertible debenture financing of $9,312,500, which proceeds were paid as consideration in the acquisitions.
5)	Represents the provision for income taxes at an effective rate of 35%.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Following are the summarized unaudited pro forma results of operations for the six months ended June 30, 2004, assuming the acquisitions closed during the first six months of fiscal year 2004 had taken place at the beginning of the year. The unaudited pro forma results are not necessarily indicative of future earnings or earnings that would have been reported had the acquisitions been completed when assumed.

Pro Forma Consolidated Statement of Operations

Six Months Ended June 30, 2004

(Unaudited)

	PainCare Historical	2004 Acquisition Aggregate(5)	Pro Forma Adjustments		Pro Forma
Revenues	$15,976,797	$23,255,530	$615,141	(1)	$39,847,468
Cost of sales	3,059,997	4,434,006	(522,276	)(2)	6,971,727

Gross profit	12,916,800	18,821,524	1,137,417		32,875,741
Operating expenses:
General and administrative	7,562,784	12,121,737	(765,804	)(3)	18,918,717
Depreciation and amortization	502,967	551,959	–		1,054,926

Operating income	4,851,049	6,147,828	1,903,221		12,902,098
Interest expense	713,016	734,177	–		1,447,193
Other income	52,653	62,058	–		114,711

Income before taxes	4,190,686	5,475,709	1,903,221		11,569,616
Provision for income taxes	1,466,740	1,466,740	677,547	(4)	3,611,027

Net income	$2,723,946	$4,008,969	$1,225,674		$7,958,589

Basic earnings per share					$0.26

					30,972,505

Diluted earnings per share					$0.19

Diluted weighted average shares outstanding					41,275,207

Footnotes to Unaudited Pro Forma Financial Statements:

1)	Adjustment for increased revenue from a revised payor contract.
2)	Adjustment for non-recurring physician expenses.
3)	Adjustment for non-recurring general and administrative expenses.
4)	Represents the provision for income taxes at an effective tax rate of 35%.
5)	Represents results from the period beginning on January 1, 2004 and ending on June 30, 2004 for the following acquisitions completed during the first six months of fiscal year 2004: Denver Pain Management, P.C., Georgia Pain Physicians, P.C. and Georgia Surgery Centers, Inc., Dynamic Rehabilitation Centers, Inc., Rick Taylor, D.O., P.A. and Benjamin Zolper, M.D., LLC.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

(9) Other assets

The Company is the exclusive distributor for the sale of MedX equipment in North America. The Company and MedX 96, Inc. entered in an exclusive distribution agreement on July 28, 2003 that replaced a prior distribution agreement with MedX 96, Inc. The total consideration given by the Company for the sole distribution rights equaled $2,212,673. The company entered into a non-interest bearing Note Payable for $556,615 in lieu of the cash consideration. The Company also allocated outstanding payments due the Company from MedX96, Inc. from the prior distribution agreement for the remainder of the contract consideration. The distribution agreement is being amortized over the term of the contract of fifteen years.

The Company had costs associated with the issuance of the convertible debentures issued on December 18, 2003. These costs were allocated as deferred issuance costs for $237,236. They are being amortized over the expected term of the convertible debentures of thirty six months.

(10) Commitments and Contingencies

The Company has entered into amended five-year employment agreements with its Chief Executive Officer, Chief Financial Officer and President requiring aggregate annual salaries of $650,000 beginning in August 2003, and $700,000 beginning in February 2004.

(11) Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” The statement provides accounting and reporting standards for recognizing the cost associated with obligations related to the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the asset’s useful life. Any subsequent changes to the fair value of the liability will be expensed. We will be required to adopt this statement no later than January 1, 2003. Based on our initial assessment, we do not expect the adoption of this statement to have a significant impact on our financial condition or results of operations.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which is effective for fiscal years beginning after December 15, 2001. This statement supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and replaces the provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of Segments of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of segments of a business. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Impairment of goodwill is not included in the scope of SFAS No. 144 and will be treated in accordance with SFAS No. 142. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. We are required to adopt this statement no later than January 1, 2002. Based on our current assessment, we do not expect the adoption of this statement to have a significant impact on our financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145, recision of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which requires all gains and losses from extinguishments of debt to be aggregated and if material, classified as an extraordinary item, net

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. This statement is not applicable to the Company.

In June 2002, the FASB issued SFAS No. 146. Accounting for Cost associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3. “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit, an activity including Certain Costs Incurred in a Restructuring.” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF issue 94-3 a liability for an exit cost, as defined, was recognized at the date of equity’s commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2003 with earlier application encouraged. The company does not expect adoption of SFAS No. 146 to have a material impact, if any, on its financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147, “Acquisition of Certain Financial Institutions.” SFAS No. 147 removes the requirement in SFAS No. 72, and Interpretation 9 thereto, to recognize and amortize any excess of the fair value or liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and other Intangible Assets.” In addition, this statement amends SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include certain financial institution-related intangible assets. SFAS No. 147 is not applicable to the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” an amendment of SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosures requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. SFAS No. 148 will not have any impact on the Company’s financial statement, as management does not intend to change to the fair value method.

(12) Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes a standard for reporting and displaying comprehensive income and its components within the financial statements. Comprehensive income includes charges and credits to stockholders’ equity that are not the result of transactions with shareholders. Comprehensive income is composed of two subsets—net income and other comprehensive income. Included in other comprehensive income for PainCare are cumulative translation adjustments. These adjustments are accumulated within stockholders’ equity. Cumulative translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. entities. Items affecting other comprehensive income (loss) were $24,260 and $15,109 for the years ended December 31, 2003 and 2002, respectively.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

Comprehensive income is as follows:

	2003	2002
Net income	$1,212,906	$705,034
Foreign currency translation	24,260	15,109

Comprehensive income	$1,237,166	$720,143

(13) Due from Shareholder

The former shareholder of AOSF has notes due to PainCare which total $203,050. This shareholder currently owns approximately 8.1% of the outstanding shares of PainCare. The purpose of the notes is to purchase rehabilitation equipment for AOSF. The shareholder obligation to PainCare is evidenced by two promissory notes. The first note has a remaining balance of $89,325. It originated on May 18, 2001 in the amount of $179,325, bears interest at 5% per annum and is due and payable on May 17, 2004. The second note has a remaining balance of $113,725. It originated on September 11, 2001, bears interest at 5% per annum and was originally due and payable on September 11, 2003. This note has been extended to September 11, 2004. All outstanding promissory notes to the former shareholder of AOSF have been paid in full as of June 30, 2004.

(14) Income Taxes

The income tax provision for the years ended December 31, 2003 and 2002 consists of the following:

	2003	2002
Current:
Federal	$144,000	$175,000
State	18,000	30,000
Foreign	–	29,440

	162,000	234,440

Deferred:
Federal	459,200	–
State	49,100	–

	508,300	–

Total	$670,300	$234,440

Income tax expense attributable to income before income tax differed from the amount computed by applying the U.S. Federal income tax rate of 34% to income from operations before income taxes as a result of the following:

	2003	2002
Computed “expected” tax expense	$647,300	$319,000
Increase (reduction) in income tax expense resulting from:
State income taxes, net of federal income tax benefit	40,500	20,000
Overaccrual of income tax liability in prior year	(17,500)	(104,560)

	$670,300	$234,440

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements—(Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2003 and 2002 are presented below:

	2003	2002
Deferred tax liabilities:
Amortization of the excess of purchase price over fair value of assets acquired	$321,300	–
Property and equipment, primarily due to accelerated depreciation	362,000	–

Total	$683,300	–

Deferred taxes are presented in the accompanying balance sheets as:

	2003	2002
Current deferred tax assets	–	–
Noncurrent deferred tax liabilities	$(683,300)	–

	$(683,300)	–

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the projected future taxable income and tax planning strategies in making this assessment. The Company believes that future earnings in addition to the amount of the taxable differences, which will reverse in future periods, will be sufficient to offset recorded deferred tax assets and, accordingly, a valuation allowance is not considered necessary at December 31, 2003 and 2002.

(15) Summarized Quarterly Data (Unaudited)

Following is a summary of the quarterly results from operations for the year ending December 31, 2003:

	Quarter Ending
2003	March 31	June 30	September 30	December 31	Total
Net revenue	$2,498,120	$3,774,487	$4,376,417	$4,331,843	$14,980,867
Operating income	588,205	779,100	491,772	466,490	2,325,567
Net income (loss)	$323,289	$563,000	$360,605	$(33,988)	$1,212,906
Basic earnings (loss) per share	$0.02	$0.03	$0.02	$(0.00)	$0.06
Diluted earnings (loss) per share	$0.02	$0.02	$0.01	$(0.00)	$0.05
Basic weighted average shares outstanding	16,836,956	20,473,375	23,982,677	24,452,677	20,772,620
Diluted weighted average shares outstanding	22,551,425	23,581,532	27,671,184	28,165,723	23,967,430

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission	$4,546
NASD	3,050
Fees of Transfer Agent and Registrar	4,088
Accounting	25,000
Legal Fees	150,000
Blue Sky Fees and Expenses	10,000
Printing and Engraving	150,000
Miscellaneous	50,000

Total	$396,684

All fees are estimated.

Item 15.	Indemnity and Insurance of Directors and Officers.

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director of a corporation is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.085(3)

Such act also provides that the corporation may indemnify an officer or director, and advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe such conduct was unlawful. F.S. 607.0850(1) (2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 6907.0850(9).

The registrant maintain a policy of liability insurance for its officers and directors.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Incorp. by Ref. to.	Exhibit No.

**	1.1	Proposed form of Underwriting Agreement

**	5	Opinion of Phillips Nizer LLP.

**	23.1	Consent of Phillips Nizer LLP contained in their opinion filed as Exhibit 5.

**	23.2	Consent of Tschopp, Whitcomb & Orr, P.A. (formerly known as Parks, Tschopp, Whitcomb & Orr, P.A.)

*	23.3	Consent of Antonio DiSclafani, II, M.D.

*	23.4	Consent of Thomas J. Crane

*	23.5	Consent of Aldo F. Berti, M.D.

**	24	Power of Attorney

*	Filed herewith.
**	Previously filed.

All schedules have been omitted from this Registration Statement, since the required information is either not applicable, or is not present in amounts sufficient to require submission of the schedules, or because the information is included in the Financial Statements or notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned Registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, Florida, on the 4th of October, 2004.

PAINCARE HOLDINGS, INC.

By:	/s/ RANDY LUBINSKY
Randy Lubinsky
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RON RIEWOLD* Ron Riewold	President and Director	October 4, 2004

/s/ RANDY LUBINSKY Randy Lubinsky	Chief Executive Officer and Director	October 4, 2004

/s/ MARK SZPORKA Mark Szporka	Chief Financial Officer and Director	October 4, 2004

/s/ JAY ROSEN, M.D.* Jay Rosen, M.D.	Director	October 4, 2004

/s/ MERRILL REUTER, M.D.* Merrill Reuter, M.D.	Director	October 4, 2004

/s/ ARTHUR J. HUDSON* Arthur J. Hudson	Director	October 4, 2004

/s/ ROBERT FUSCO* Robert Fusco	Director	October 4, 2004

/s/ PETER ROTHBART, M.D.* Peter Rothbart, M.D.	Director	October 4, 2004

*By:	/s/ MARK SZPORKA
Mark Szporka
Attorney-in-Fact

II-4